Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of August 12, 2014,

by and among

COMDATA INC.,

CERIDIAN LLC,

FLEETCOR TECHNOLOGIES INC.

and

FCHC PROJECT, INC.

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

GLOSSARY

280G APPROVAL	55
ACCOUNTING PRINCIPLES	71
ACTION	71
ADJUSTMENT CALCULATION TIME	71
ADJUSTMENT ESCROW ACCOUNT	71
ADJUSTMENT ESCROW AMOUNT	71
ADJUSTMENT ESCROW SHARES	72
AFFILIATE	72
AFFILIATED PERSONS	87
AFTAP	17
AFTER-TAX BASIS	72
AGGREGATE COMMON SHARES	72
AGREEMENT	1
ARBITER	8
AUDITED FINANCIAL STATEMENTS	13
BALANCE SHEET DATE	13
BUSINESS DAY	72
BUSINESS LINE	72
CAPITALIZATION DATE	28
CARD	72
CARD NETWORK REGISTRATION	19
CARD NETWORK RULES	72
CARD NETWORKS	72
CARDHOLDER	72
CASH	73
CASH CONVERTED OPTION	6
CASH OPTION CONSIDERATION	73
CERIDIAN HCM	73
CERTIFICATE	73
CERTIFICATE OF MERGER	2
CHARGEBACK	73
CLOSING	2
CLOSING BALANCE SHEET	7
CLOSING DATE	2
CLOSING MERGER CONSIDERATION	73
CLOSING NET WORKING CAPITAL	73
CLOSING STATEMENT	7
CODE	73
COLLECTIVE BARGAINING AGREEMENT	73
COMPANY	1
COMPANY ADVERSE TAX EVENT	73
COMPANY BENEFIT PLANS	16
COMPANY BOARD	1

COMPANY BY-LAWS	10
COMPANY CHARTER	10
COMPANY COMMON STOCK	3
COMPANY DISCLOSURE LETTER	10
COMPANY EXPENSES	73
COMPANY FUNDAMENTAL REPRESENTATIONS	61
COMPANY GUARANTEES	42
COMPANY INDEMNIFIED PARTIES	46
COMPANY MATERIAL ADVERSE EFFECT	74
COMPANY PRE-CLOSING CERTIFICATE	7
COMPANY PREFERRED STOCK	3
COMPANY SECURITIES	12
COMPANY SHARE VALUE	74
COMPANY STOCK OPTION	74
COMPANY STOCK PLAN	74
COMPANY STOCKHOLDER APPROVAL	1
CONDITION SATISFACTION DATE	78
CONFIDENTIALITY AGREEMENT	43
CONTINUING EMPLOYEE	48
CONTINUING SEPARATION AGREEMENT	74
CONTRACT	75
CONTROLLED ASSUMPTION AGREEMENT	75
CREDIT AGREEMENT	75
CUSTOMER	75
CUSTOMER LOSSES	26
DEBT COMMITMENT LETTER	32
DEBT COMMITMENT LETTERS	32
DEBT FINANCING	32
DEBT PAYOFF RECIPIENT	75
DELAWARE COURTS	85
DGCL	2
DISTRIBUTING ASSUMPTION AGREEMENT	75
DOJ	75
DOL	16
EFFECTIVE TIME	2
EMPLOYEE MATTERS AGREEMENT	75
END DATE	59
ENVIRONMENTAL LAWS	25

GLOSSARY

(CONTINUED)

EQUITY INTEREST COLLATERAL	67
EQUITY VALUE OF THE COMPANY	75
ERISA	75
ERISA AFFILIATE	75
ESCROW ACCOUNTS	5
ESCROW AGENT	75
ESCROW AGREEMENT	76
ESTIMATED CLOSING BALANCE SHEET	7
EXCHANGE ACT	76
FINAL MERGER CONSIDERATION	76
FINANCING SOURCES	76
FRACTIONAL SHARE CASH	5
FRAUD	76
FTC	76
GAAP	76
GLOBAL COMPETITION LAWS	76
GOVERNMENTAL ENTITY	76
HCM NOTES	76
HCM PLEDGE AGREEMENT	67
HSR ACT	77
INDEBTEDNESS	77
INDEMNIFIED PARTY	77
INDEMNIFYING PARTY	77
INDEMNITY ESCROW ACCOUNT	77
INDEMNITY ESCROW AMOUNT	77
INDEMNITY ESCROW SHARES	77
INFORMATION MEMORANDUM	77
INTELLECTUAL PROPERTY	77
INTERIM FINANCIAL STATEMENTS	13
INVESTOR RIGHTS AGREEMENT	1
IRS	16
KNOWLEDGE	77
LAW	77
LEGAL RESTRAINTS	56
LENDERS	54
LIEN	78
LOSSES	78
MANAGEMENT INCENTIVE PLAN	78
MARKETING PERIOD	78
MATERIAL CONTRACT	20
MERGER	2
MERGER SUB	1
MONEY TRANSMITTER LICENSE	78
MULTIEMPLOYER PLAN	17

NET CLOSING INDEBTEDNESS	78
NET EXERCISE AMOUNT	79
NET WORKING CAPITAL	79
NET WORKING CAPITAL ADJUSTMENT	79
NET WORKING CAPITAL TARGET	79
NON-PARTIES	87
NOTICE OF DISAGREEMENT	8
NOTICE PERIOD	63
NYSE	79
OPEN SOURCE SOFTWARE	79
OPTION PAYMENT SCHEDULE	7
ORDER	80
OUTSIDE COUNSEL ONLY MATERIAL	43
OVERPAYMENT SHARE AMOUNT	9
PARENT	1
PARENT AND MERGER SUB FUNDAMENTAL REPRESENTATIONS	61
PARENT BOARD	1
PARENT BY-LAWS	28
PARENT CAPITAL STOCK	28
PARENT CHARTER	28
PARENT COMMON STOCK	3
PARENT COVERED PARTY	80
PARENT DISCLOSURE LETTER	27
PARENT DISQUALIFYING ACTION	50
PARENT MATERIAL ADVERSE EFFECT	80
PARENT PREFERRED STOCK	28
PARENT SEC DOCUMENTS	30
PARENT SECURITIES	29
PARENT SHARE PRICE	80
PBGC	17
PCI-DSS REQUIREMENTS	81
PER SHARE MERGER CONSIDERATION	3
PERMITS	81
PERMITTED LIENS	81
PERSON	81
PERSONAL INFORMATION	81
PRIVACY LAW	81
PROCESS	82
PROCESSING	82

v

GLOSSARY

(CONTINUED)

RECEIVABLES FACILITY	82
RECOURSE THEORY	86
REGISTERED INTELLECTUAL PROPERTY	23
RELATED PARTY AGREEMENT	25
REMAINING INDEMNIFICATION LIABILITY	66
REPAID INDEBTEDNESS	82
REQUIRED COMPETITION APPROVALS	82
REQUIRED FINANCIAL INFORMATION	82
RESTRICTIVE COVENANT AGREEMENTS	1
SAMPLE ADJUSTMENT CALCULATION	82
SCREENING REQUIREMENTS	82
SEC	83
SECURED NOTES INDENTURE	83
SECURITIES ACT	83
SHORTFALL SHARE AMOUNT	9
SOFTWARE	77
SPIN TRANSACTION	83
SPIN-OFF TAXES	49
SPONSOR EMPLOYEE NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT	1

STOCKHOLDER	1
STOCKHOLDER COVERED PARTY	83
STOCKHOLDER DISCLOSURE LETTER	34
STOCKHOLDER FUNDAMENTAL REPRESENTATIONS	61
STOCKHOLDER NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT	1
STRADDLE PERIOD	83
SUBSIDIARY	83
SUBSTITUTE CASH ESCROW	67
SURVIVING COMPANY	2
TAX CLAIM	83
TAX LOSS	49
TAX MATTERS AGREEMENT	83
TAX RETURNS	84
TAXES	83
THIRD PARTY CLAIM	63
THL	1
TITLE IV PLAN	17
TRANSACTION DOCUMENT	84
TRANSACTION TAX DEDUCTIONS	84
UNDERWATER COMPANY OPTION	6
WAIVED 280G BENEFITS	55
WILLFUL BREACH	84

EXHIBITS

EXHIBIT A	–	FORM OF INVESTOR RIGHTS AGREEMENT
EXHIBIT B	–	FORM OF STOCKHOLDER NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
EXHIBIT C	–	FORM OF SPONSOR EMPLOYEE NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
EXHIBIT D	–	FORM OF AMENDED AND RESTATED TAX MATTERS AGREEMENT
EXHIBIT E	–	SAMPLE ADJUSTMENT CALCULATION
EXHIBIT F	–	FORM OF AMENDMENT NO. 2 TO THE TRANSITION SERVICES AGREEMENT
EXHIBIT G	–	FORM OF ESCROW AGREEMENT

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 12, 2014, by and among (i) Comdata Inc., a Delaware corporation (the “Company”), (ii) Ceridian LLC, a Delaware limited liability company and sole stockholder of Company (“Stockholder”), (iii) FleetCor Technologies Inc., a Delaware corporation (“Parent”), and (iv) FCHC Project, Inc., a Delaware corporation and an indirect, wholly owned, subsidiary of Parent (“Merger Sub”).

WHEREAS, the board of directors of the Company (the “Company Board”) has approved this Agreement and the Merger (as defined below) and declared it and the Merger advisable and in the best interests of the Company’s sole stockholder;

WHEREAS, this Agreement will be adopted, and the Merger and other transactions contemplated hereby will be approved, by the written consent of Stockholder in accordance with Section 228 of the DGCL (the “Company Stockholder Approval”) as promptly as practicable, but not later than twenty-four hours following the execution and delivery of this Agreement by all parties hereto;

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of Merger Sub have approved this Agreement and the Merger (as defined below) and declared it and the Merger advisable and in the best interests of Parent’s and Merger Sub’s stockholders;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe various conditions to the Merger;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder;

WHEREAS, in connection herewith, at or prior to the Closing, Parent and the Stockholder are entering into an investor rights agreement, substantially in the form attached hereto as Exhibit A, in respect of all of the Per Share Merger Consideration (as defined below) received by the Stockholder hereunder (the “Investor Rights Agreement”); and

WHEREAS, as a condition to Parent’s agreement to enter into this Agreement, at or prior to the Closing, (i) the Stockholder is entering into a non-competition, non-solicitation and non-disclosure agreement, substantially in the form attached hereto as Exhibit B (the “Stockholder Non-Competition, Non-Solicitation and Non-Disclosure Agreement”), and (ii) THL Equity Advisors VI, LLC (“THL”) and Fidelity National Financial, Inc. are each entering into an employee non-solicitation and non-disclosure agreement, substantially in the form attached hereto as Exhibit C (the “Sponsor Employee Non-Solicitation and Non-Disclosure Agreement” and collectively with the Stockholder Non-Competition, Non-Solicitation and Non-Disclosure Agreement, the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m., New York City time, which shall be the later of (x) the fifth (5th) Business Day following the satisfaction or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), and (y) the first (1st) Business Day after the final day of the Marketing Period, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and at or prior to the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Certificate of Incorporation and By-Laws. At the Effective Time, (i) the Company Charter shall be amended in the Merger to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall be “Comdata Inc.”) and until thereafter further amended in accordance with its terms and as provided by the DGCL, shall be the amended and restated certificate of incorporation of the Surviving Company, and (ii) the Company By-laws shall be amended in the Merger to read as the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall be “Comdata Inc.”), and as so amended shall be the by-laws of the Surviving Company until thereafter amended in accordance with its terms and as provided by the DGCL or in the amended and restated certificate of incorporation or by-laws of the Surviving Company.

Section 1.05. Directors and Officers of Surviving Company. The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES; MERGER CONSIDERATION

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the Stockholder, as the sole holder of (i) all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and (ii) all outstanding shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), or any holder of any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Company.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and Company Preferred Stock that is owned by the Company as treasury stock and each share of Company Common Stock and Company Preferred Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02 and Section 2.05, each share of Company Common Stock (including, without duplication of Section 2.01(d), each share of Company Common Stock resulting from the conversion prior to the Effective Time of any shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time) shall be cancelled and extinguished and converted into the right to receive that number of validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) (the “Per Share Merger Consideration”) equal to (x) the Equity Value of the Company set forth on the Closing Statement, divided by (y) the number of Aggregate Common Shares, divided by (z) the Parent Share Price. Shares of Parent Common Stock shall be payable to the Stockholder, without interest or dividends thereon, less any applicable withholding of Taxes, in the manner provided for in Section 2.02(f) and Section 2.03(d). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the Stockholder shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Final Merger Consideration to be issued or paid in consideration therefor upon the surrender of the applicable Certificates in accordance with Section 2.02 and Section 2.05, without interest and subject to any applicable withholding of Taxes.

(d) Conversion of Company Preferred Stock. Subject to Section 2.02 and Section 2.05, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive the Per Share Merger Consideration, payable to the Stockholder, without interest or dividends thereon, less any applicable withholding Taxes, in the manner provided for in Section 2.02(f) and Section 2.03(d). All such shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and cease to exist, and the Stockholder shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Final Merger Consideration to be issued or paid in consideration therefor upon the surrender of the applicable Certificates in accordance with Section 2.02 and Section 2.05, without interest and subject to any applicable withholding of Taxes.

(e) Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock, Company Common Stock or Company Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the price of Parent Common Stock or the number of shares of Parent Common Stock, Company Common Stock or Company Preferred Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock, Company Preferred Stock and Company Stock Options the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding Company Stock Options, any such adjustments shall be made in accordance with the applicable Company Stock Plan. Notwithstanding anything herein to the contrary, in no event will the Company Common Stock and Company Preferred Stock convert into the right to receive, in the aggregate, a number of whole shares of Parent Common Stock exceeding (x) the Equity Value of the Company set forth on the Closing Statement divided by (y) the Parent Share Price.

Section 2.02. Exchange of Certificates; Merger Consideration.

(a) Delivery of Merger Consideration. At the Closing, Parent shall, or shall cause Merger Sub to:

(i) pay to the Debt Payoff Recipients, to the bank accounts designated in the applicable payoff letter or specified by any applicable indenture or trustee thereunder, by wire transfer of immediately available funds, an amount equal to that portion of the estimated Net Closing Indebtedness (as determined pursuant to Section 2.04) owing to such Debt Payoff Recipients, which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company to repay such estimated Net Closing Indebtedness and in the case of Secured Notes Indenture, effect the discharge thereof if necessary;

(ii) deliver to the Escrow Agent (x) certificates representing the Adjustment Escrow Shares for deposit into the Adjustment Escrow Account and (y) certificates representing the Indemnity Escrow Shares for deposit into the Indemnity Escrow Account (together, with the Adjustment Escrow Account, the “Escrow Accounts”), in each case, in accordance with the terms of this Agreement and the Escrow Agreement; and

(iii) deliver to the Stockholder certificates and Fractional Share Cash, if any, representing the Closing Merger Consideration.

(b) Escrow Accounts. The Adjustment Escrow Account will partially secure Parent’s right to receive payments in connection with any adjustment pursuant to Section 2.05, and the Indemnity Escrow Account will partially secure Parent’s right to receive payments in connection with any indemnification under Article X or Section 7.08. Distributions and the release of amounts from the Escrow Accounts shall be in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(c) Surrender of Company Certificates. At the Effective Time, the Stockholder shall surrender each Certificate held by it to Parent for cancellation, and the Stockholder shall receive, in the aggregate, in exchange therefor the Closing Merger Consideration.

(d) No Further Ownership Rights in Company Common Stock or Company Preferred Stock. The shares of Parent Common Stock issued and any cash consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock or Company Preferred Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock as of the Effective Time.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock or Company Preferred Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, if the Stockholder would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock or Company Preferred Stock exchanged by the Stockholder) the Stockholder shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the value of the Per Share Merger Consideration (the “Fractional Share Cash”).

(f) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to the Stockholder pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Amounts so withheld and timely paid over to the appropriate Taxing authority shall be treated for all purposes of this Agreement as having been paid to the Stockholder.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder, Parent shall, in exchange for receipt of such affidavit with respect to such lost, stolen or destroyed Certificate, issue to the Stockholder the Per Share Merger Consideration and pay any cash in lieu of fractional shares, in each case deliverable in respect thereof pursuant to this Agreement.

Section 2.03. Company Stock Options.

(a) Conversion of Certain Stock Options to Cash. At the Effective Time, each Company Stock Option for which the exercise price payable in respect of a share of Company Common Stock is less than the Company Share Value that is outstanding and fully vested immediately prior to the Effective Time (each, a “Cash Converted Option”), including, for the avoidance of doubt, each Cash Converted Option that is fully vested immediately prior to the Effective Time in accordance with the Company Stock Plan, shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Cash Option Consideration for such Cash Converted Option, subject to applicable withholding of Taxes. Except as otherwise provided below, the aggregate Cash Option Consideration shall be paid by the Surviving Company to the holders of the Cash Converted Options as soon as reasonably practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock under a Company Stock Option that is outstanding immediately prior to the Effective Time exceeds the Company Share Value (each an “Underwater Company Option”), such Underwater Company Option shall be cancelled and terminated and shall be of no further force or effect, and no payment of cash or any other consideration or distribution shall be made with respect thereto. Prior to the Effective Time, the Company shall take all actions necessary (including actions by its board of directors) to provide for the conversion of Cash Converted Options into the Cash Option Consideration, and the termination of the Underwater Company Options without consideration, as set forth herein.

(b) Unvested Options. At the Effective Time, each Company Stock Option that is unvested immediately prior to the Effective Time shall be cancelled and terminated and shall be of no further force or effect, and no payment of cash or any other consideration or distribution shall be made with respect thereto. Prior to the Effective Time, the Company shall take all actions necessary for such cancellation and termination.

(c) Aggregation. With respect to any holder of Company Stock Options, the portion of the consideration receivable by such holder under this Agreement shall be aggregated for all Company Stock Options held by such holder, as applicable, and, following such aggregation, any cash payable pursuant to a holders’ Cash Converted Options shall be rounded to the nearest whole cent.

(d) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable to the holders of Cash Converted Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Amounts so withheld and timely paid over to the appropriate Taxing authority shall be treated for all purposes of this Agreement as having been paid to the holders of the Cash Converted Options.

(e) Option Payment Schedule. No later than four (4) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth, as of the Effective

Time, (i) a list of all Company Stock Options, (ii) the holder of such Company Stock Option, (iii) the exercise price for such Company Stock Option, (iv) whether such Company Stock Option is vested or unvested as of prior to the Effective Time and (v) the amount of Cash Option Consideration payable to each holder (the “Option Payment Schedule”).

(f) Contribution to Escrow. At or prior to Closing, the Company may elect in its sole discretion to have a pro rata portion of the proceeds otherwise payable to the holders of Cash Converted Options hereunder withheld from the payments to such holders and contributed into the Adjustment Escrow Account and the Indemnity Escrow Account based on the holders’ pro rata portion of the proceeds hereunder. If the Company makes such an election, it shall provide written notice thereof to Parent no less than fifteen (15) Business Days prior to Closing and the parties shall cooperate in good faith to prepare and execute an amendment to this Agreement in order to implement such election.

Section 2.04. Pre-Closing Adjustments. At least four (4) Business Days prior to the Closing Date, the Stockholder shall cause Company to deliver to Parent (x) an unaudited estimated consolidated balance sheet of the Company as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”), together with (y) a certificate of the Company setting forth the Company’s calculation of Closing Net Working Capital, Net Closing Indebtedness (and the Equity Value of the Company, the Net Working Capital Adjustment and the Closing Merger Consideration resulting therefrom) in each case (i) as of the Adjustment Calculation Time, (ii) using the line-items set forth on, and in the form attached hereto, as the Sample Adjustment Calculation and (iii) calculated in accordance with the Accounting Principles (the “Company Pre-Closing Certificate”). Such Estimated Closing Balance Sheet and Company Pre-Closing Certificate shall be prepared in accordance with the definitions in this Agreement and the Accounting Principles. Parent shall have a reasonable opportunity to review and consult with the Company with respect to the Company’s preparation of the Estimated Closing Balance Sheet and the above estimates set forth in the Company Pre-Closing Certificate. The Company Pre-Closing Certificate shall also identify the amount of Repaid Indebtedness and the Debt Payoff Recipients.

Section 2.05. Post-Closing Adjustments.

(a) Within ninety (90) days following the Closing Date, the Parent shall prepare and deliver to the Stockholder (i) an unaudited consolidated balance sheet of the Company (the “Closing Balance Sheet”), and (ii) a statement in the form of the Sample Adjustment Calculation setting forth the Parent’s calculation of Closing Net Working Capital, Net Closing Indebtedness (and the Equity Value of the Company, Net Working Capital Adjustment, and the Final Merger Consideration resulting therefrom), in each case (i) as of the Adjustment Calculation Time, (ii) using the line-items set forth on, and in the form attached hereto, as the Sample Adjustment Calculation and (iii) calculated in accordance with the Accounting Principles (the “Closing Statement”). The Closing Balance Sheet and Closing Statement shall be prepared in accordance with the definitions in this Agreement and the Accounting Principles. Parent shall not amend, supplement or modify the Closing Balance Sheet or the Closing Statement following its delivery to the Stockholder.

(b) During the forty-five (45) days immediately following the Stockholder’s receipt of the Closing Balance Sheet and the Closing Statement and any period of dispute with respect thereto thereafter, Parent shall, and shall cause the Company to (i) provide the Stockholder and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of their review of the Closing Balance Sheet and the Closing Statement, and (ii) reasonably cooperate with the Stockholder and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Balance Sheet and the Closing Statement as is reasonably requested by the Stockholder or its representatives.

(c) The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital and Net Closing Indebtedness (and the Equity Value of the Company, the Net Working Capital Adjustment and the Final Merger Consideration resulting therefrom) shall become final and binding upon the parties forty-five (45) days following the Stockholder’s receipt thereof unless the Stockholder gives written notice of its disagreement (a “Notice of Disagreement”) to Parent prior to such date; provided that the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash and Net Closing Indebtedness (and the Equity Value of the Company, the Net Working Capital Adjustment and the Final Merger Consideration) shall become final and binding upon the parties upon the Stockholder’s delivery, prior to the expiration of the forty-five (45) day period, of written notice to Parent of its acceptance of the Closing Balance Sheet and the Closing Statement. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and any proposed adjustments to the Closing Statement.

(d) If a timely Notice of Disagreement is delivered by the Stockholder, then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 2.05(d)), and the resulting Closing Net Working Capital and Net Closing Indebtedness (and the Equity Value of the Company, the Net Working Capital Adjustment and the Final Merger Consideration resulting therefrom), shall become final and binding upon the parties on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Stockholder and Parent and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by the Stockholder and Parent are finally resolved in writing by the Arbiter. The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by the Stockholder and Parent and any final resolution made by the Arbiter in accordance with this Section 2.05(d). During the thirty (30) days immediately following the delivery of a Notice of Disagreement or such longer period as the Stockholder and Parent may agree in writing, the Stockholder and Parent shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Parent and the Stockholder) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such thirty (30) day period, the Stockholder and Parent shall submit to a nationally-recognized, independent firm with expertise in resolving disputes of this nature to be mutually agreed by the Stockholder and Parent acting reasonably (the “Arbiter”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement. Parent and the Stockholder shall instruct the Arbiter to, and the Arbiter shall, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with the methodologies and procedures set forth in this Agreement. Parent and the Stockholder will cooperate with the Arbiter during the term of its engagement. Parent and the Stockholder shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Stockholder, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Stockholder, on the other hand. Parent and the Stockholder shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on written submissions by Parent and the Stockholder and their respective Representatives that are in accordance with the guidelines and procedures set forth in this Agreement, and the Arbiter shall not perform any independent review. The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital and Net Closing Indebtedness (and the Equity Value of the Company, the Net Working Capital Adjustment and the Final Merger Consideration resulting therefrom) shall become final and binding on the parties hereto on the date the Arbiter delivers its final resolution in writing to Parent and the Stockholder (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Arbiter shall not be subject to court review or otherwise appealable, absent Arbiter’s manifest error. The fees, costs and expenses of the Arbiter incurred pursuant to this Section 2.05(d) shall be borne 50% by Parent, on the one hand, and 50% by the Stockholder, on the other hand.

(e) If (x) the Closing Merger Consideration plus the Indemnity Escrow Shares paid to the Indemnity Escrow at Closing is less than (y) subpart (i) of the Final Merger Consideration (such shortfall, the “Shortfall Share Amount”), then Parent shall, within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties pursuant to this Section 2.05, (A) deliver certificates representing that number of Parent Common Stock equal to the Shortfall Share Amount (based on a value per share of Parent Common Stock equal to the Parent Share Price), (B) deliver by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Stockholder and Parent in writing) an amount in cash sufficient to pay any Fractional Share Cash and (C) Stockholder and Parent shall jointly instruct the Escrow Agent to deliver to Stockholder all of the shares of Parent Common Stock held in the Adjustment Escrow Account.

(f) If (x) the Closing Merger Consideration plus the Indemnity Escrow Shares paid to the Indemnity Escrow at Closing is greater than (y) subpart (i) of the Final Merger Consideration (such excess, the “Overpayment Share Amount”), then (A) Stockholder and Parent shall jointly instruct the Escrow Agent, within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties pursuant to this Section 2.05, to deliver to Parent that number of shares of Parent Common Stock equal to the Overpayment Share Amount to Parent, and (B) to the extent the Overpayment Share Amount is greater than the number of shares of Parent Common Stock held in the Adjustment Escrow Account, Stockholder and Parent shall jointly instruct the Escrow Agent, within five (5) Business Days after the Closing Balance Sheet and the Closing Statement become final and binding on the parties pursuant to this Section 2.05, to deliver to Parent that number of shares of Parent Common Stock equal to such difference from the Indemnification Escrow Account. Following such payment(s), Stockholder and Parent shall jointly instruct the Escrow Agent to deliver to Stockholder all of the remaining shares of Parent Common Stock held in the Adjustment Escrow Account, if any.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Stockholder hereby jointly and severally represent and warrant to Parent that, except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that (a) any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face, as of the date hereof, that such information is relevant to such other section or subsection and (b) the inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information (i) is required by the terms hereof to be disclosed, (ii) is material to the Company or its Subsidiaries or any other party hereto, (iii) has resulted in or would result in a Company Material Adverse Effect or (iv) relates to actions taken or omissions to act outside of the ordinary course of business):

Section 3.01. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of the Company and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”). The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the certificate of incorporation, articles of incorporation, articles of organization, certificate of formation, charter or similar document of each Company Subsidiary in effect as of the date of this Agreement and the by-laws of each Company Subsidiary in effect as of the date of this Agreement.

(c) Section 3.01(c) of the Company Disclosure Letter sets forth (a) the name of each Subsidiary of the Company, (b) the jurisdiction of organization for each such Subsidiary and (c) the types and amount of equity interests owned by the Company (or another Subsidiary of the Company) in each Company Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company that are held by the Company or any of its Subsidiaries have been validly issued and, as applicable, are fully paid and nonassessable. There are no shares of capital stock or other equity interests issued and outstanding, or any subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase, sale or issuance of any equity securities of any Subsidiary of the Company or requiring any payments based on or related to the value of any equity securities of any Subsidiary of the Company, including any equity securities representing the right to purchase or otherwise receive any other equity securities of any Subsidiaries of the Company. Neither Company nor any Subsidiary of the Company holds any shares of capital stock or other equity interests issued and outstanding, or any subscriptions, options, warrants, calls, rights, commitments or agreements of any character in any Person (other than with respect to Subsidiaries of the Company set forth on Section 3.01(c) of the Company Disclosure Letter).

Section 3.02. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject in the case of the Merger, to the receipt of Company Stockholder Approval. The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholder, (ii) approved the Merger and the other transactions contemplated hereby, (iii) adopted, approved and declared advisable this Agreement and (iv) resolved to recommend the adoption of this Agreement to the Stockholder. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 70,000,000 shares of Company Preferred Stock. (i) 129,849,690 shares of Company Common Stock are issued and outstanding, (ii) 58,244,308 shares of Company Preferred Stock are issued and outstanding and (iii) 15,000,000 shares of Company Common Stock are reserved and available for issuance pursuant to the Company Stock Plan, of which 13,317,334 shares are reserved and available for issuance upon exercise of outstanding Company Stock Options. As of the date hereof, no Company Stock Options, whether vested or unvested, are currently exercisable by the holders thereof. The Stockholder is the sole and exclusive owner of the Company Common Stock and Company Preferred Stock.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and correct list as of the date hereof of (i) the holder of each Company Stock Option and (ii) the number of Company Stock Options held by such holder. The Option Payment Schedule will set forth, as of the Effective Time, (i) a list of all Company Stock Options, (ii) the holder of such Company Stock Option, (iii) the exercise price for such Company Stock Option, (iv) whether such Company Stock Option is vested or unvested as of prior to the Effective Time and (v) the amount of Cash Option Consideration payable to each holder.

(c) Except as otherwise set forth in this Section 3.03, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). None of the Company or any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.04. Governmental Authorization; Non-contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and the Required Competition Approvals, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, and compliance with U.S. state or federal securities laws and (iv) consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to be material in any respect to the Company and its Subsidiaries.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or Company By-laws, (ii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Law, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions or orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 3.05. Financial Statements. The Company has made available copies of (a) the audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries at and for the fiscal years ended December 31, 2012 and 2013 (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows of the Company for the six (6) months ended June 30, 2014 (the “Interim Financial Statements”), which financial statements were, in each case, prepared based on the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied during the periods involved (except for any changes in application noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the respective periods set forth therein, as applicable (subject to, in the case of unaudited interim statements, the absence of notes and year-end audit adjustments). Section 3.05 of the Company Disclosure Letter sets forth revenue for the fiscal year ended December 31, 2012 and 2013 for each Business Line.

Section 3.06. Absence of Certain Changes or Events. Following December 31, 2013 (the “Balance Sheet Date”) through the date of this Agreement, (a) there has not been a Company Material Adverse Effect, (b) the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the ordinary course of business and (c) none of the items prohibited by Section 6.01(a)(iii), had such items occurred during the period between the date of this Agreement and the Closing, have occurred.

Section 3.07. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities or obligations (i) reflected or reserved against in the Audited Financial Statements or the Interim Financial Statements (including the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice or (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.08. Taxes.

(a) Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole:

(i) each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf) prior to the Closing Date, and such Tax Returns are accurate and complete in all respects;

(ii) each of the Company and its Subsidiaries has timely paid all Taxes (regardless of whether shown on any Tax Returns referred to in Section 3.08(a)(i)) required to have been paid or remitted by it other than Taxes (A) that are not yet due or (B) that are being contested in good faith in appropriate proceedings and in either case that have been adequately reserved under GAAP;

(iii) no liability for Taxes of the Company or its Subsidiaries has been incurred since the date of the Interim Financial Statements other than in the ordinary course of business;

(iv) no deficiency for any Tax has been asserted or assessed by a Taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP;

(v) neither the Company nor any of its Subsidiaries has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; and

(vi) neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (A) change in method of accounting made on or prior to the Closing Date, (B) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (C) deferred intercompany gain or excess loss account in the stock of any Subsidiary of the Company as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (D) installment sale or open transaction disposition consummated on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date or (F) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of Law) made on or prior to the Closing Date;

(vii) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of Law); and

(viii) there is no outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax of or with respect to the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(c) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of Law) except for any group the common parent of which is or was the Company or any predecessor or, (ii) any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, except for the liability of members of an affiliated group that includes the Company or any predecessor.

(d) The Spin Transaction qualifies as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code), and will not be taxable by reason of Section 355(e) of the Code.

(e) The Company or one of its Subsidiaries is entitled to a deduction under Section 163(a) of the Code and shall be treated as the debtor for federal income tax purposes with respect to any payments of interest that are required to be made pursuant to the Distributing Assumption Agreement, except to the extent any payment obligations thereunder were assumed by Ceridian HCM, pursuant to the Controlled Assumption Agreement.

(f) The Company’s consolidated net operating loss carry forward for federal income tax purposes as of December 31, 2013, was no less than $140 million.

Section 3.09. Labor Matters.

(a) Section 3.09 of the Company Disclosure Letter sets forth a complete and accurate list of all the employees of the Company and its Subsidiaries as of the date hereof earning an annual base salary in excess of $100,000.

(b) Neither the Company nor any of its Subsidiaries is the subject of any litigation asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law, except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is the Company or any of its Subsidiaries party to any Collective Bargaining Agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative, except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. There is no strike, slowdown, lockout or other job Action or labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and there has been no such Actions or disputes in the past five years. To the Knowledge of the Company, in the past three years, there have not been any attempts by employees of the Company or any of its Subsidiaries or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of the Company or any of its Subsidiaries. The employment of each U.S. based employee of the Company and its Subsidiaries is terminable at will by the relevant Company entity.

(c) Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor.

Section 3.10. Benefits Matters; ERISA Compliance.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying all material Company Benefit Plans. Section 3.10(a) of the Company Disclosure Letter separately identifies each material Company Benefit Plan sponsored directly by the Company (i.e. are not sponsored by Company’s parent or other affiliate). The Company has made available to Parent true and complete copies, to the extent applicable, of (i) all Company Benefit Plans, (ii) the most recent annual report on Form 5500 and all schedules thereto filed with the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to each Company Benefit Plan, (iii) the most recent summary plan description for each Company Benefit Plan, (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan, (v) the most recent financial statements and actuarial reports for each Company Benefit Plan, and (vi) the most recent IRS determination letter or opinion letter in respect of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, programs or arrangements providing, or designed to provide, material benefits to any current or former directors, officers, employees, retiree, leased employee or independent contractor of the Company or any of its Subsidiaries and (B) all employment, severance, retention, change of control or termination agreements between the Company or any of its Subsidiaries and any current or former directors, officers, employees, retirees or independent contractors of the Company or any of its Subsidiaries.

(b) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code and the trusts maintained pursuant thereto, which are intended to be exempt from federal income taxation under Section 501 of the Code are, to the Knowledge of the Company, so qualified or exempt and have received or have timely applied for, as of the date of this Agreement, a current, favorable determination letter from the IRS with respect to such Company Benefit Plans, and, to the Knowledge of the Company, no such determination letter has been revoked nor has revocation been threatened.

(c) No event has occurred with respect to any Company Benefit Plan which would reasonably be expected to give rise to disqualification of any such Company Benefit Plan, the loss of intended tax consequences under the Code, any tax under Section 511 of the Code or any other material tax or penalty. All contributions due from the Company with respect to the Company Benefit Plans have been timely made or have been accrued as liabilities of the Company and properly reflected in the Financial Statements of the Company in accordance with the terms of the Company Benefit Plan.

(d) Neither the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates has in the last six (6) years sponsored, maintained, contributed to or has been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject Title IV of ERISA or Section 412 of the Code, including a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j) (“Title IV Plan”) or a “multiemployer plan”, as defined in Sections 4001(a)(3) or 3(37) of ERISA (“Multiemployer Plan”). With respect to each Title IV Plan, (A) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur, (B) according to the latest actuarial information for 2013, each Title IV Plan has an Adjusted Funding Target Attainment Percentage (“AFTAP”) of at least 80% as determined under the rules prescribed by ERISA, the Code, and the Pension Protection Act of 2006, (C) the Company and each ERISA Affiliate have made when due any “required installments” within the meaning of Section 430(k) of the code and Section 303(j) of ERISA, (D) neither the Company nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the code, (E) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), and (F) no filing has been made by the Company or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Title IV Plan and no condition exists which would reasonably be expected to constitute grounds for the termination of any such Title IV Plan by the PBGC. Neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate has, prior to the date hereof, incurred any liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from any multiemployer plan that has not been satisfied in full. No Multiemployer Plan is “insolvent”, is in “reorganization”, is in “endangered status”, or is in “critical status” (within the meaning assigned to such terms under ERISA).

(e) No Company Benefit Plan provides health, medical, or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or Law).

(f) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code, and all other Laws, and the Company and its Subsidiaries are in material compliance with ERISA, the Code, and all other Laws applicable to the Company Benefit Plans.

(g) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any participant or beneficiary in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan that would reasonably be expected to result in a material liability. Within the past three complete calendar years and the current calendar year, no Company Benefit Plan is or has been under audit or is or has been the subject of an investigation, prosecution, inquiry, hearing or other proceeding by the IRS, the DOL, or other governmental authority.

(h) Neither the Company, nor, to the Knowledge of the Company, any administrator or fiduciary of any Company Benefit Plan (or any agent of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which would be reasonably likely to subject the Company to any direct or indirect liability (by indemnity or otherwise) that would be material and adverse to the Company and its Subsidiaries taken as a whole for breach of any fiduciary, co-fiduciary, or other duty under ERISA or any other law. No “party in interest” (as defined in Section 3(14) of ERISA or “disqualified person” (as defined in Code Section 4975) of any Company Benefit Plan has engaged in any nonexempt “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) that would reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(i) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) materially accelerate the time of payment or vesting, or trigger any material payment or funding, of any material compensation or benefits under any Company Benefit Plan; (ii) materially increase any benefits under any Company Benefit Plan; or (iii) give rise to the payment of any material amount by the Company or any of its Subsidiaries that would be nondeductible by reason of Section 280G of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code), including each award thereunder, has complied in all material respects with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder. Neither the Company nor any of its Subsidiaries have (A) been required to report to any governmental authority any corrections made or taxes due as a result of a failure to comply with Section 409A and (B) have any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A of the Code.

Section 3.11. Litigation. As of the date hereof, (i) there is no Action pending against the Company or any of its Subsidiaries, or any Order to which the Company or any of its Subsidiaries is subject, except for disputes with customers that individually or in the aggregate do not exceed $750,000 and (ii) to the Knowledge of the Company, there is no Action threatened against the Company or any of its Subsidiaries that is expected to result in liability to the Company or any of its Subsidiaries in excess of $250,000.

Section 3.12. Compliance with Laws, Card Network Rules, and PCI-DSS.

(a) The Company and its Subsidiaries (a) are in compliance in all material respects with all Laws, Orders and Permits applicable to the Company and its Subsidiaries and (b) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any material violation of any such Law or Order. The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit would not reasonably be expected to be materially adverse to the Company and its Subsidiaries.

(b) Without limiting the generality of the Company’s obligation set forth in Section 3.12(a) above, except where the failure would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, (i) the Company’s and its Subsidiaries’ Processing of Personal Information is in compliance with all applicable Privacy Laws and (ii) the Company and its Subsidiaries have all necessary permissions and consents under applicable Privacy Laws to Process the Personal Information they Process in connection with the business of the Company or its Subsidiaries.

(c) Without limiting the generality of the obligation set forth in Section 3.12(a) above, since January 1, 2012, the Company (i) is in compliance in all material respects with the Card Network Rules and other requirements of the Card Networks as communicated to the Company (or BIN-sponsor banks) by the Card Networks, (ii) is in compliance in all material respects with all applicable money transmitter Laws, and the Company is qualified as a money transmitter in each state where registration is required, (iii) operates the Card program in compliance in all material respects with applicable Law and Orders as it relates to funding Cardholder wages or other amounts due to individual Cardholders and the required Cardholder disclosures and state wage and payment Laws applicable to the Company, (iv) has completed the Screening Requirements, or has caused its agent to complete the Screening Requirements, as appropriate, to properly compare each customer and Cardholder against the required government lists in compliance with applicable Law and has complied with applicable Law in all material respects with respect to the actions taken with regard to the customers and Cardholders that appear on any of the government lists, (v) to its Knowledge, has not contracted with, and does not provide services to, any customer engaged in any business that is not permitted under requirements of applicable Law, including the Screening Requirements, the Card Network Rules or the underwriting guidelines of the Company, and (vi) it is in material compliance with all federal, state, and local Laws applicable to or related to the sale, issuance, distribution, and/or redemption of Cards, including but not limited to the Bank Secrecy Act, the Credit Card Accountability Responsibility and Disclosure Act of 2009, state consumer protection and similar laws, and all implementing regulations.

(d) As of the date hereof, the Company is registered as a member service provider with MasterCard (the “Card Network Registration”) and is sponsored for MasterCard purposes by Regions Bank in the U.S. region.

(e) Except where the failure would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, as of the date hereof (i) the Card Network Registration is current and active and no additional registration or qualification with the Card Networks or any sponsor bank of the Card Networks is required to operate the U.S. region business of the Company or its Subsidiaries and (ii) all of the MasterCard products and services the Company or its Subsidiaries provide to customers and Cardholders are of the type authorized to be provided by the Company and its Subsidiaries pursuant to the Card Network Registration.

(f) The Company and its Subsidiaries are in compliance in all material respects with current PCI-DSS Requirements as well as any mandates issued by applicable Card Networks, to the extent that they implement PCI-DSS Requirements. All software applications currently used by Company or its Subsidiaries that are required to be validated payment applications pursuant to the PCI-DSS Requirements are in compliance in all material respects with current applicable PCI-DSS Requirements.

(g) Since January 1, 2012, (i) neither the Company nor its Subsidiaries have provided any customer with any representation or warranty that the payroll card product and service offered by the Company complies with Law or applicable Orders, and (ii) other than any indemnification for intellectual property infringement entered into by the Company or any of its Subsidiaries in the ordinary course of business, the Company is not required to indemnify any customer if the customer’s use of such payroll card product and service violates applicable Law or Orders.

(h) Neither the Company nor any of its Subsidiaries has authorized and, to the Knowledge of the Company, none of their respective managers, directors, officers, agents or employees has made on behalf of the Company or any of the Subsidiaries, any unlawful payments to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or otherwise violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law of a foreign jurisdiction.

Section 3.13. Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement and the Company Benefit Plans) that:

(i) relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ii) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $ 750,000, other than (A) Indebtedness solely between or among any of the Company and any of its Subsidiaries and (B) letters of credit;

(iii) relates to the employment, severance, retention or indemnification of any employee of the Company or any of its Subsidiaries that receives compensation in an amount in excess of $250,000 per annum;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $ 750,000 (A) that was entered into after January 1, 2013, or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by the Company or any of its Subsidiaries of more than $250,000;

(v) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of any guarantee by the Company or any of its Subsidiaries;

(vi) is (or contains provisions described in this clause (vi) that are or would reasonably be expected to be) material to the business of the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Subsidiaries from competing in or conducting any line of business or grants a right of exclusivity or “most favored nation” right to any person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(vii) relates to any real property owned or leased by the Company or its Subsidiaries;

(viii) to which any Card Network, Regions Bank or any other BIN sponsor bank is party;

(ix) relates to an agreement with (a) Emdeon Business Services LLC or its Affiliates, (b) one of the top ten (10) resellers (based on revenues derived from such resellers during the twelve-month period ending on December 31, 2013), or (c) one of the top ten (10) fuel merchants (based on revenues derived from such fuel merchants during the twelve-month period ending on December 31, 2013); or

(x) (A) is not otherwise covered by clauses (i) through (ix) of this Section 3.13(a) and (B) either (x) is with a vendor or supplier pursuant to which the Company and its Subsidiaries made payments of $1 million or more in the twelve-month period ending on May 31, 2014, or (y) is with a top ten (10) customer of the Company and its Subsidiaries (based on revenues derived from such customers during the twelve-month period ending on December 31, 2013) for each Business Line.

(b) All of the Material Contracts are valid and binding and in full force and effect (except those that terminate or are terminated after the date of this Agreement in accordance with their respective terms). To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Material Contract. Company has delivered to Parent a complete copy of each Material Contract.

Section 3.14. Real and Personal Properties. Except as would not reasonably be expected to be material and adverse to the Company or any of its Subsidiaries, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective owned real property, (ii) good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice since the date thereof) and (iii) valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens, other than Permitted Liens. The Company and its Subsidiaries do not own any real property.

Section 3.15. Intellectual Property.

(a) The Company and its Subsidiaries own, license or have the right to use all Intellectual Property material to the operation of their businesses as currently conducted, free and clear of all Liens, other than Permitted Liens;

(b) To the Knowledge of the Company, none of the Company or its Subsidiaries (or any product manufactured or distributed or process used by the Company or its Subsidiaries) has infringed, misappropriated or otherwise violated the Intellectual Property of any person;

(c) All Intellectual Property owned by the Company or its Subsidiaries and material to the operation of their businesses as currently conducted is valid, enforceable, has been duly maintained and is in full force and effect;

(d) (i) The Company has not received any written notice since January 1, 2012, that the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any person, (ii) to the Knowledge of the Company, no other person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries, and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted is being used by the Company or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, except, in each case, for claims that have been resolved prior to the date hereof;

(e) Neither the Company nor any of its Subsidiaries has received any written notice or written threat except in connection with Actions commenced against the Company or any of its Subsidiaries before January 1, 2012 from any person and there are no pending Actions that have been commenced against the Company or any of its Subsidiaries since January 1, 2012, (A) asserting the infringement, misappropriation or other violation of any Intellectual

Property by the Company or any of its Subsidiaries or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Intellectual Property;

(f) Neither the Company nor any of its Subsidiaries has sent any written notice or written threat except in connection with Actions commenced against any person before January 1, 2012, to any person, and there are no pending Actions that have been commenced by the Company or any of its Subsidiaries since January 1, 2012, (i) asserting the infringement, misappropriation or other violation of any Intellectual Property or (ii) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any person with respect to, any Intellectual Property;

(g) Neither the Company nor any of its Subsidiaries is subject to any Order restricting the rights of the Company or its Subsidiaries with respect to any of the Intellectual Property owned by the Company or its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, or restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate a person’s rights to Intellectual Property, nor is any Action pending that has been commenced since January 1, 2012 (nor has the Company or any of its Subsidiaries received any written notice or written threat since January 1, 2012, except in connection with Actions that have commenced before January 1, 2012) against the Company or any of its Subsidiaries seeking any such Order; and

(h) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Parent or any of its Affiliates granting to any third party any material incremental right to or with respect to, or non-assertion under, any Intellectual Property owned by, or licensed to, any of them, (ii) Parent or any of its Affiliates being obligated to pay any material incremental royalties or other amounts, or offer any material incremental discounts, to any third party, or (iii) the Company being required under a contract to procure or attempt to procure from Parent or any of its Affiliates a license grant to or covenant not to assert in favor of any Person. As used in this Section, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(i) Section 3.15(i) of the Company Disclosure Letter lists all registered and pending applications for all copyrights, patents, trademarks, service marks, service names, logos and trade names owned, filed or applied for by the Company or any of its Subsidiaries as of the date hereof that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the “Registered Intellectual Property”). All necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property that is material to the operation of their business as currently conducted have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(j) None of Company or any Subsidiary has distributed or disclosed any Intellectual Property in a manner that would reasonably be expected to have affected the validity, enforceability or ownership of the Intellectual Property. The Company or its Subsidiaries own all Intellectual Property developed by any employee or independent contractor of the Company or its Subsidiaries resulting from employee or independent contractor’s labors during employee or independent contractor’s engagement with the Company or its Subsidiary. To the Knowledge of the Company, each employee and independent contractor of the Company and its Subsidiaries have assigned to the Company and/or one of its Subsidiaries Intellectual Property that is material to the operation of the business as currently conducted, developed by such employee or independent contractor within the scope of its engagement or employment with the Company by executing a written agreement with the Company or applicable Subsidiary in a form sufficient to so assign such Intellectual Property.

(k) To the Knowledge of the Company, there are no material bugs or defects in any of the software, hardware, or network equipment used in the business of the Company and its Subsidiaries, and all such hardware and network equipment are in good operating condition in all material respects, subject to normal replacement in the ordinary course of business. The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting the Company and its Subsidiary’s software products from becoming infected by viruses and other harmful code. The Company and its Subsidiary have implemented applicable security patches or upgrades that are required for the Company’s and its Subsidiaries’ information technology systems. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has included in its products any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices that would be reasonably likely to disrupt or interfere with the operation of such product or equipment upon which the product operates, or the integrity of the data or information the product produces.

(l) No Intellectual Property owned by the Company (or purported to be owned by the Company) has been or is being distributed by Company in any manner that would require Company to distribute or release any Intellectual Property owned by the Company (or purported to be owned by the Company) as Open Source Software.

(m) The Company and its Subsidiaries use commercially reasonable measures and security procedures (including organizational, physical, administrative and technical measures) to safeguard their facilities, operations, and its data centers and IT systems, as well as information the Company collects from its customers, Cardholders or other similarly situated individuals, to protect the foregoing from unauthorized access, disclosure, duplication, use, modification or loss.

Section 3.16. Environmental Matters.

(a) Except as would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are in compliance with all Laws and Orders relating to pollution or the protection of the environment or natural resources (collectively, “Environmental Laws”) applicable to the Company and its Subsidiaries and (ii) the Company and its Subsidiaries hold and comply with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company is the subject of, any Action by any person asserting an obligation on the part of the Company or any of its Subsidiaries to conduct investigations or clean-up activities under Environmental Laws, alleging non-compliance by the Company or any of its Subsidiaries with any Environmental Law or alleging liability of the Company or any of its Subsidiaries under any Environmental Law.

(b) To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries owns or has owned fuel storage tanks, whether above or below ground, and (ii) neither the Company nor any of its Subsidiaries takes, or has ever taken, title or possession to fuel or other petroleum products (other than as contained in the fuel tanks of vehicles owned by the Company or its Subsidiaries).

(c) This Section 3.16 constitutes the sole and exclusive representation or warranty of the Company relating to environmental matters.

Section 3.17. Brokers’ Fees and Expenses. Except for J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.18. Related Party Agreements. Except for (a) normal advances to employees in the ordinary course of business consistent with past practice, (b) payment of compensation for employment to employees in the ordinary course of business consistent with past practice and (c) participation by employees, officers and directors in any Company Benefit Plans, no director or officer of the Company or any of its Subsidiaries or any direct or indirect owner of more than ten percent (10%) of the shares of Company Preferred Stock or Company Common Stock, or any of their respective Affiliates is a party to any material agreement, arrangement, contract or other commitment to which the Company or any Subsidiary is a party or by which any of their respective assets or properties is bound (each, a “Related Party Agreement”), or, to the Knowledge of the Company, has a material interest in any agreement, arrangement, contract or other commitment, asset or property (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company or any of its Subsidiaries. All Related Party Agreements were entered into on an arm’s length basis on terms no less favorable to the Company and its Subsidiaries than would be available from an unaffiliated party.

Section 3.19. Customers and Suppliers. Section 3.19 of the Company Disclosure Letter lists the ten (10) largest customers of the Company and its Subsidiaries and the ten (10) largest suppliers of the Company and its Subsidiaries, in each case by Business Line and based on aggregate sales or purchases (as applicable) during the twelve (12) months ended June 30,

2014, and the approximate dollar amount of such aggregate sales or purchases during such period represented by each such listed customer or supplier. As of the date of this Agreement, none of the customers or suppliers required to be identified on Section 3.19 of the Company Disclosure Letter has canceled or otherwise terminated any Material Contract with the Company or any of its Subsidiaries, materially reduced its purchases or sales or otherwise materially modified its relationship with the Company or its Subsidiaries or its present price or terms of payment, filed for bankruptcy or cessation of business or indicated to the Company or any of its Subsidiaries that it has any intention to do any of the foregoing. The Company is not involved in any material claim, dispute or controversy with any customer or supplier required to be listed on Section 3.19 of the Company Disclosure Letter.

Section 3.20. Security; Security Breaches; Outages.

(a) the Company and its Subsidiaries and, to the Knowledge of the Company, their agents and subcontractors have not lost or had stolen any material Customer or Cardholder account information or information related to customer or Cardholder accounts (including social security numbers or other personally identifiable information);

(b) the Company has complied in all material respects with all applicable Laws and Card Network Rules related to data security, and the protection, use, storage, handling and processing of Personal Information, including Card information.

(c) to the Knowledge of the Company, there has been no material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information maintained or stored by the Company or its Subsidiaries involving data of a material number of customers, Cardholders or other similarly situated individuals;

(d) the Company and its Subsidiaries have implemented and are in compliance in all material respects with, technical measures to assure the integrity and security of transactions executed through its processing platform and systems of all confidential or proprietary data;

(e) there have been no events that would require the Company to give notice to any material number of customers or Cardholders of any data security breaches pursuant to the Card Network Rules or requirements of applicable Law requiring notice of such a breach; and

(f) subject to normal maintenance, the computer systems, including software, used by the Company are sufficient in all material respects for the immediate needs of the Company and its business as it is currently conducted, and in the last twelve (12) months, there have been no material failures, breakdowns, or continued substandard performance affecting any such computer systems, including software.

Section 3.21. Chargebacks. The Company and its Subsidiaries have processed all credit losses related to the Customers (“Customer Losses”) and Chargebacks in compliance in all material respects with applicable Law and, if applicable, the Card Network Rules.

Section 3.22. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that none of Parent, Merger Sub or their respective Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement, including (i) as to the accuracy or completeness of any of the information provided or made available to the Company or its agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent heretofore or hereafter delivered to or made available to the Company and its agents, representatives, lenders or Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except (i) as disclosed in the Parent SEC Documents (other than any disclosure contained in the “Risk Factors” section thereof or other similarly cautionary or predictive statements therein) or (ii) in the disclosure letter delivered by Parent and Merger Sub to the Company at or before the execution and delivery by the Company of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that (a) any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face, as of the date hereof, that such information is relevant to such other section or subsection and (b) the inclusion of any information in the Parent Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information (i) is required by the terms hereof to be disclosed, (ii) is material to Parent, its Subsidiaries or any other party hereto, (iii) has resulted in or would result in a Parent Material Adverse Effect or (iv) relates to actions taken or omissions to act outside of the ordinary course of business):

Section 4.01. Qualification and Organization.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of Parent and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of Parent in effect as of the date of this Agreement (the “Parent Charter”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and true and complete copies of the certificate of incorporation of Merger Sub in effect as of the date of this Agreement and the by-laws of Merger Sub in effect as of the date of this Agreement.

Section 4.02. Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parent Board and the board of directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interests of Parent or Merger Sub, as applicable, and its stockholders, (ii) approved the Merger and the other transactions contemplated hereby, (iii) adopted, approved and declared advisable this Agreement and (iv) resolved to recommend the adoption of this Agreement to its stockholders. No other corporate proceedings on the part of Parent are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of the Merger Sub and have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent and Merger Sub have each duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03. Capital Structure.

(a) The authorized capital stock of Parent consists of 475,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on June 30, 2014 (the “Capitalization Date”), (i) 118,785,091 shares of Parent Common Stock were issued and 83,050,599 shares of Parent Common Stock were outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 35,734,492 shares of Parent Common Stock were held by Parent in its treasury, (iv) 6,930,787 shares of Parent Common Stock were reserved and available for issuance of future grants pursuant to the 2002 Amended and Restated Stock Incentive Plan and 2010 Equity Compensation Plan of Parent, in each case, as amended (v) 4,914,331 shares of Parent Common Stock were issuable upon exercise of outstanding options to purchase Parent Common Stock, subject to remaining vesting requirements, and (vi) 543,035 shares of Parent Common Stock were issuable upon achievement of vesting criteria for outstanding restricted stock awards, subject to remaining vesting requirements.

(b) Except as set forth in Section 4.03(a), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent or any Subsidiary of Parent, or that obligate Parent or any Subsidiary of Parent to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iv) no obligations of Parent or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments to third parties based on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Parent Securities”). Neither Parent nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither Parent nor any of its Subsidiaries has (A) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of Parent Securities or dividends paid thereon, other than pursuant to Parent Stock Options that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Parent Securities.

(c) The shares of Parent Common Stock constituting the Per Share Merger Consideration will be, when issued at Closing, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound.

Section 4.04. Ownership of Merger Sub.

(a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by FCHC Holding Company, LLC, a Delaware limited liability company (“Holding LLC”), free and clear of all Liens. The sole member owning all of the membership interests free and clear of all Liens in Holding LLC is FleetCor Technologies Operating Company, LLC, a Delaware limited liability company (“Fleet LLC”). The sole member owning all of the membership interests free and clear of all Liens in Fleet LLC is Parent. Each of Holding LLC and Fleet LLC is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii) for federal income tax purposes.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

Section 4.05. Governmental Authorization; Non-contravention.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) the Required Competition Approvals, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws and compliance with U.S. state or federal securities Laws, and (iv) consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Charter or Parent By-laws or the certificate of incorporation or by-laws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.05(a), contravene, conflict with or result in any violation or breach of any provision of any Law, (iii) assuming compliance with the matters referred to in Section 4.05(a), require any consent or other action by any Person or Merger Sub under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions or orders affecting, or relating in any way to, the assets or business of Parent and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06. Parent SEC Documents.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2012, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Documents (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were, in each case, prepared based on the books and records of Parent and its Subsidiaries in accordance with GAAP consistently applied during the periods involved (except for any changes in application noted therein), and (iii) present fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the respective periods set forth therein, as applicable (subject to, in the case of unaudited interim statements, the absence of notes and year-end audit adjustments).

(c) Parent has designed and maintains a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information that is required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

Section 4.07. Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, (a) there has not been a Parent Material Adverse Effect and (b) the business of Parent has been conducted in all material respects in the ordinary course of business.

Section 4.08. No Undisclosed Liabilities. Neither Parent, Merger Sub nor any of respective Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP, except liabilities or obligations (i) reflected or reserved against in the audited balance sheets (including the notes thereto) of Parent and its Subsidiaries included in the Parent SEC Documents filed prior to the date hereof, (ii) incurred in the ordinary course of business consistent with past practice, (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.09. Taxes. Neither Parent nor Merger Sub has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.10. Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective Subsidiaries, or any Order to which Parent or Merger Sub or any of their respective Subsidiaries is subject, except, in each case, for those that would not reasonably be expected to be material and adverse to Parent and its Subsidiaries, taken as a whole.

Section 4.11. Compliance with Laws; Permits. Except as would not reasonably be expected to be material and adverse to Parent and its Subsidiaries, taken as a whole, or as disclosed in the Parent Disclosure Letter, Parent and each of its Subsidiaries (a) are in compliance with all Laws, Orders and Permits applicable to Parent and its Subsidiaries and (b) to the Knowledge of Parent, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any violation of any such Law or Order. Parent and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit would not reasonably be expected to be material and adverse to Parent and its Subsidiaries, taken as a whole.

Section 4.12. Sufficiency of Funds.

Parent has delivered to the Company prior to the date hereof true, correct and complete copies of executed debt financing commitment letters and related fee letters (provided, that provisions of the fee letters related to fees, pricing, economic “flex” terms, “securities demand”, thresholds, caps and other economic terms deemed to be proprietary information by the financing sources have been redacted) from the financial institutions identified therein (each a “Debt Commitment Letter”, and collectively, the “Debt Commitment Letters”), to provide, subject to the terms and conditions therein, the debt financing in the amounts set forth therein (the “Debt Financing”). The Debt Financing, when taken together with the amount of Parent’s cash on hand and other assets, will be sufficient to pay any amounts required in connection with any repayment or refinancing of debt contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent and Merger Sub, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement. The Debt Commitment Letters (i) are in full force and effect, (ii) constitute the valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles, and (iii) are not subject to any contingencies or conditions that are not set forth in the Debt Commitment Letters. Other than the Debt Commitment Letters, Parent has not entered into any side letters, contracts, agreements or other arrangements, whether written or oral, pursuant to which any Person has the right to modify or amend the terms of the debt financing contemplated by the Debt Commitment Letters. The Debt Commitment Letters have not been amended or modified, the respective commitments contained in the Debt Commitment Letters have not been reduced, withdrawn or rescinded and no such amendment or modification of the Debt Commitment Letters or such reduction, withdrawal or rescission of the respective commitments thereunder is contemplated.

Section 4.13. Brokers’ Fees and Expenses. Except for fees and expenses which will be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.14. Accredited Investor. Each of Parent and Merger Sub acknowledges and agrees that (a) it has conducted its own independent review and analysis of the Company, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, (b) it has been furnished with or given full access to such information about the Company and its businesses and operations as has been requested, (c) in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, (d) its Knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Company, (e) it is an “accredited investor” as such term is defined in Regulation D under the Securities Act, (f) the Company Common Stock and Company Preferred Stock shall be acquired for Parent’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities Laws, and (g) the Company Common Stock and Company Preferred Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities Laws.

Section 4.15. No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Parent, Merger Sub or their respective representatives of any documentation, projections, estimates, budgets or other information), Parent acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement, including (i) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective agents, representatives, lenders or Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent that, except as set forth in the Company Disclosure Letter (it being acknowledged and agreed that (a) any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face, as of the date hereof, that such information is relevant to such other section or subsection and (b) the inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information (i) is required by the terms hereof to be disclosed, (ii) is material to the Stockholder or any other party hereto, (iii) has resulted in or would result in a Company Material Adverse Effect or (iv) relates to actions taken or omissions to act outside of the ordinary course of business):

Section 5.01. Qualification and Organization. Stockholder is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 5.02. Authority; Execution and Delivery; Enforceability. Stockholder has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. No other proceedings on the part of Stockholder are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Capital Structure. The Stockholder is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

Section 5.04. Financial Status.

(a) (i) the fair value of each of Stockholder’s and its Affiliates’ assets at a fair valuation will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of each of Stockholder’s and its Affiliates’ property will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each of Stockholder and its Affiliates will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) none of Stockholder or its Affiliates will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

(b) None of Stockholder or its Affiliates is contemplating filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, nor, to the Knowledge of the Stockholder, has any bankruptcy or insolvency proceedings been threatened against Stockholder or any of its Affiliates.

(c) Solely for purposes of this Section 5.04, the following shall not be considered Affiliates of Stockholder: the Company, the Subsidiaries of the Company, Fidelity National Financial, Inc., THL or other shareholders of Ceridian Holdings LLC.

Section 5.05. Taxes. Stockholder has not taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.06. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by the Parent or Merger Sub to Stockholder in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Stockholder or its respective representatives of any documentation, projections, estimates, budgets or other information), Stockholder acknowledges that none of Parent or Merger Sub, or any of Parent’s Subsidiaries or any other Person on behalf of the Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement, including (i) as to the accuracy or completeness of any of the information provided or made available to Stockholder or its agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or Merger Sub heretofore or hereafter delivered to or made available to Stockholder or its agents, representatives, lenders or Affiliates.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of Business.

(a) Conduct of Business of the Company. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (i) as prohibited or required by Law, (ii) as set forth in the Company Disclosure Letter or (iii) as otherwise required or contemplated by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to preserve intact its business organization and material business relationships and keep available the services of its current officers and employees;

(ii) without limiting the generality of Section 6.01(a)(i), the Company shall:

(A) Maintain the Card Network Registration (and any other registration or qualification required by the applicable Card Networks) to issue Card Network branded Cards and operate the Card program, in all material respects;

(B) maintain and operate an anti-money laundering and customer identification program for its Customers and Cardholders as required by applicable Law, including as necessary to complete the Screening Requirements and any Order, including that certain Memorandum of Understanding, dated June 10, 2013, by and between the Board of Directors of Company and the California Department of Business Oversight, in all material respects; and

(C) promptly notify Parent of any notice that Company receives from the Card Networks, the Company’s sponsor bank for Card Network purposes, any department of labor, banking regulator or other regulatory authority, including the Consumer Financial Protection Bureau, which indicates or suggests that (1) the Company is not authorized or permitted to provide the products or services it offers to its Customers or other parties, (2) the Company has experienced a material data breach, (3) any other event has occurred or is likely to occur which relates to a material violation of applicable Law, any Order or (4) otherwise is material to Company and its Subsidiaries;

(iii) without limiting the generality of Section 6.01(a)(i) and to the fullest extent permitted by Law, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(A) amend the Company Charter or the Company By-laws or amend in any material respect (or in any respect adversely impacting Parent or Merger Sub) the comparable organizational documents of any Subsidiary of the Company, or enter into any written agreement with any of the Company’s stockholders in their capacity as such;

(B) (1) issue, sell, encumber or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale or grant solely between or among the Company and its Subsidiaries, (2) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except, in each case, pursuant to written commitments in effect as of the date hereof and set forth in the Company Disclosure Letter with former directors or employees in connection with repurchase of Company Stock Options upon the termination of their services to the Company or any of its Subsidiaries, (3) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, (4) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, or (5) amend the Company Stock Plan;

(C) (1) incur any Indebtedness, except for (I) Indebtedness solely between or among the Company and any of its Subsidiaries, (II) letters of credit and/or bankers’ acceptances issued in the ordinary course of business, (III) Indebtedness incurred under (x) the Credit Agreement (including in respect of letters of credit and/or bankers’ acceptances), (y) bank lines of credit in effect as of the date hereof used to fund short term working capital requirements of Subsidiaries of the Company organized outside of the United States or (z) the Receivables Facility, (IV) trade credit or trade payables in the ordinary course of business consistent with past practice, or (2) make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice in amounts greater than $750,000 other than to the Company or any Subsidiary of the Company;

(D) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (1) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $750,000 in the aggregate, (2) pursuant to Contracts in existence on the date of this Agreement, (3) with respect to transactions (x) where the Company is the disposing party, among the Company and one or more of its Subsidiaries in the ordinary course of business consistent with past practice or (y) where its Subsidiary is the disposing party, among the Company and one or more of its Subsidiaries or among its Subsidiaries, or (4) pursuant to the Receivables Facility;

(E) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(F) enter into or amend any Material Contract to the extent consummation of the Merger or compliance by the Company or any of its Subsidiaries with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its Subsidiaries under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment; provided, however that Company and its Subsidiaries shall not enter into any agreement to refinance any of their respective outstanding Indebtedness or other debt obligations without the prior written consent of Parent;

(G) assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit;

(H) settle or compromise, or propose to settle or compromise, any Action involving or against the Company or any of its Subsidiaries, other than settlements or compromises involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $500,000 individually or $1 million in the aggregate; provided, however, any such settlements or compromises with customers for less than $10,000 shall not count toward the $1 million cap in this Section 6.01(a)(iii)(H);

(I) abandon, encumber, convey title (in whole or in part), exclusively license or grant any material right, material license or exclusive licenses to material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to material Intellectual Property owned by any third party and impair the operation of the business of the Company or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;

(J) except for amendments, terminations or non-renewals in the ordinary course of business consistent with past practice, amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract;

(K) except as required by Law, pursuant to the terms of any Company Benefit Plan or in the ordinary course of business consistent with past practice, (1) materially increase the compensation of any executive officer, (2) grant any new equity award, (3) materially increase the benefits provided under any Company Benefit Plan, (4) implement any raises or (5) increase or decrease any bonus targets;

(L) take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code) and 368(a)(1)(B) of the Code;

(M) take or omit to take any action (including taking a position on a Tax Return) if such action or failure to act would be reasonably likely to prevent or impede the Spin Transaction from (i) qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or (ii) not being taxable by reason of Section 355(e) of the Code;

(N) make or change any material tax election (other than customary elections made in the ordinary course of business), change any annual tax accounting period, adopt or change any material method of tax accounting, amend any Tax Returns or file claims for tax refunds, enter any closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

(O) except as set forth in Section 7.08(h), enter into any amendment or termination of the Tax Matters Agreement;

(P) enter into any amendment of the Employee Matters Agreement, dated as of October 1, 2013, by and among the Stockholder, Ceridian HCM and the Company that modifies the pension indemnity provided therein in a manner adverse to the Company;

(Q) terminate or enter into any amendment to that certain Transition Services Agreement, dated as of October 1, 2013, by and between Ceridian HCM and the Company, as amended;

(R) hire any employee, independent contractor or similar individual with a base salary in excess of $100,000 per year; or

(S) agree, commit or propose to take any of the foregoing actions.

(iv) The Stockholder shall not, and shall cause its Subsidiaries (including the Company) not to, repay any Indebtedness that would constitute Repaid Indebtedness other than out of cash flows of the Company and its Subsidiaries.

(b) Conduct of Business of Parent. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (i) as prohibited or required by Law, (ii) as set forth in the Parent Disclosure Letter, or (iii) as otherwise required or contemplated by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), (A) Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to preserve intact its business organization and material business relationships and keep available the services of its current officers and employees; and (B) without limiting the generality of the foregoing and to the fullest extent permitted by Law, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i) take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code) and 368(a)(1)(B) of the Code; or

(ii) agree, commit or propose to take the foregoing action.

(c) Transition Planning. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (i) as prohibited or required by Law or (ii) as otherwise required or contemplated by this Agreement, Stockholder shall cause the Company to implement policies and procedures to enable the Company to perform on its own behalf each of the services specified on Section 6.01(c) of the Company Disclosure Letter hereto on and after the Closing Date in a substantially similar manner as such services were provided to the Company prior to the Closing Date.

Section 6.02. Non-Solicitation. From the date hereof through the Closing or earlier termination of this Agreement, the Stockholder and Company shall not and shall cause their respective Affiliates, directors, officers, employees, representatives and agents not to, and shall cause their respective Affiliates to instruct their respective directors, officers, employees, representatives and agents not to, directly or indirectly, solicit, initiate, encourage, facilitate, continue, enter into or participate in any way in discussions or negotiations or communications with, or provide any confidential information or assistance to, or enter into any agreement, understanding, commitment or letter of intent with, any person or group of persons (other than Parent, Merger Sub and their respective Affiliates) in connection with any merger, consolidation, liquidation, dissolution, disposition of any significant assets, change of control transaction, recapitalization, or investment in or sale of the Company or any of its Subsidiaries, or any of equity interest in any such entity (other than pursuant to the transactions contemplated by this Agreement). The Stockholder and the Company shall cause their respective Affiliates, directors, officers, employees, representatives and agents to, and shall cause their respective Affiliates to instruct their respective directors, officers, employees, representatives and agents to, immediately cease and terminate all existing discussions, conversations, negotiations and other communications with any Persons (other than Parent, Merger Sub and their respective Affiliates) conducted heretofore with respect to any of the foregoing. The Company shall promptly (and in any event within 24 hours) notify Parent of the existence of any proposal or inquiry received by the Company, the Stockholder or any of their Affiliates with respect to the foregoing, together with the material details of such proposal or inquiry.

Section 6.03. Financing.

(a) Parent shall use commercially reasonable efforts to arrange and obtain the Debt Financing. Without limiting the foregoing, Parent and Merger Sub shall use commercially reasonable efforts to (i) enter into definitive agreements with respect to the Debt Financing, (ii) consummate the Debt Financing at or prior to the Closing, and (iii) cause the lenders and other Persons providing Debt Financing to provide the required funds on the Closing Date. Parent and Merger Sub shall give Company prompt notice if Parent obtains actual knowledge that Parent or Merger Sub will not be able to obtain all or any portion of the Debt Financing on the terms, or in the manner or from the sources acceptable to Parent; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent agrees to prepare the Information Memorandum and to deliver it to the lead arranger for its Debt Financing within three (3) Business Days following the date that it receives the Required Financial Information.

(b) Prior to the Closing, Company shall use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is customary and necessary in connection with arranging and obtaining the Debt Financing, including (i) furnishing Parent and Merger Sub and any proposed financing sources the Required Financial Information and any other financial statements required by clause (c) of paragraph (b) under the heading “Conditions Precedent to Closing” of Exhibit B to the Debt Commitment Letter as in effect on the date hereof, (ii) making senior management of the Company available to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), lender presentations, and sessions with rating agencies in connection with the Debt Financing; (iii) reasonably assisting Parent and any potential financing sources in the preparation of, and information that is reasonably requested for inclusion in, customary bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (iv) providing and executing documents as may be reasonably requested by Parent (including without limitation a customary authorization letter applicable solely to information relating to the Company and its Subsidiaries), (v) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral as may be reasonably requested by Parent, and (vi) delivering such “backup” officer’s certificates as may be reasonably requested by Parent in connection with any legal opinion requested in connection with the Debt Financing; provided, however, that, with respect to the foregoing clauses (i)-(vi), (A) no obligation of the Stockholder, Company or any of its Subsidiaries, or any of their respective officers, directors, employees or representatives under any certificate, document or instrument shall be effective until the Effective Time and none of the Stockholder, Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time (it being understood that only those directors, members and officers of the Company and its Subsidiaries that retain such positions as of the Effective Time shall be required to execute any such documents), (B) none of the Stockholder, Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any liability in connection with the Debt Financing prior to the Closing, (C) none of the Stockholder, Company or any of its Subsidiaries shall be required to prepare audited financial statements (or have any financial statements audited) other than the Audited Financial Statements; (D) none of the Stockholder, and prior to the Closing, none of the Company or any of its Subsidiaries shall be required to issue any offering document or marketing materials in connection with the Debt Financing, (E) in no event will the Company or any of its Subsidiaries be under any obligation to disclose any information that is subject to attorney-client or similar privilege if the Company and/or its Subsidiaries have used their reasonable best efforts to disclose such information in a way that would not waive such privilege, (F) neither the Company nor any of its Subsidiaries shall be under any obligation to provide any cooperation under this Section 6.03(b) that would unreasonably interfere with the ongoing operations of the Company or the Subsidiaries and (G) only those directors, members and officers of the Company and its Subsidiaries that retain such positions as of the Effective Time shall be required to execute any document required to be executed under this Section 6.03(b).

(c) Prior to the Closing, the Company and its Subsidiaries and each of their respective shareholders, officers, directors, employees and representatives shall not be liable to Parent, the Lenders, the arrangers or any of their respective Affiliates, shareholders, officers, directors, employees and/or representatives with respect to any liability incurred in connection with the Debt Financing except to the extent arising from the gross negligence, willful misconduct or bad faith of the Company, its Subsidiaries or their respective officers, directors, employees or representatives.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth herein.

Section 6.04. Guarantees. Parent agrees and acknowledges that the Stockholder and its Affiliates intend to seek the release of any and all guarantees, indemnities, surety bonds, letters of credit, letters of comfort or other similar instrument that survive beyond the Closing for the benefit of the Company or one or more of its Subsidiaries in respect of obligations of the Company and/or any of its Subsidiaries to the third parties set forth on Section 6.04 of the Company Disclosure Letter (collectively, the “Company Guarantees”). Parent and Stockholder shall each use their commercially reasonable efforts to cause Parent or one or more of its Subsidiaries to be substituted as soon as reasonably practicable (with effect from and after the Closing) in all respects for the Stockholder and/or its Affiliates with respect to any Company Guarantee, and to cause the Stockholder and/or such Affiliate to be released in respect of, all obligations under any Company Guarantee; provided, that such substitution, removal, release or termination shall be in a form and substance reasonably satisfactory to the Stockholder and Parent.

Section 6.05. Employee Bonus Plans. At or prior to the Closing, the Company shall terminate the Management Incentive Plan and the Performance Excellence Plan, and the Company may pay all amounts due thereunder as a Company Expense. To the extent amounts due under either the Management Incentive Plan or the Performance Excellence Plan are unpaid as of the Closing, Parent shall, or shall cause Company to, timely make all payments required under Management Incentive Plan and the Performance Excellence Plan following the Closing; provided, however, that Parent shall pay (or shall cause the Company to pay) such amounts only to the extent included in the calculation of Net Closing Indebtedness. Parent shall, or shall cause the Company to, timely make all payments required pursuant to the Company’s Success Bonus Plan; provided, however, that Parent shall pay (or shall cause Company to pay) such amounts only to the extent included in the calculation of Net Closing Indebtedness. For the avoidance of doubt, following the Closing, employees of the Company and its Subsidiaries will participate in Parent’s existing incentive programs consistent with Section 7.05 hereof.

Section 6.06. Commercial Agreements. Prior to Closing, Parent and Stockholder shall negotiate in good faith and use commercially reasonable efforts to agree to long-form documentation with respect to the commercial arrangements described in items 17-22 of Section 3.18 of the Company Disclosure Letter, with such agreements to: (a) be between the Company and HCM on the commercial terms set forth in Section 3.18 of the Company Disclosure Letter, (b) be for a term of three (3) years from the Closing (except for item 21 of Section 3.18 of the Company Disclosure Letter, which shall be for one (1) year), (c) provide that with respect to the arrangements described in item 18 of Section 3.18 of the Company Disclosure

Letter for a period of three (3) years from the Closing: (i) the Company shall be the exclusive paycard provider to HCM and its Subsidiaries, and (ii) HCM and its Subsidiaries shall not internally develop and sell paycards during such three (3) year period (unless such paycards are no longer available from the Company on the terms described in the agreements entered into pursuant to this Section 6.06) and (d) contain such other customary commercial and contract terms reasonably acceptable to Parent and Stockholder, with such agreements to be effective as of and entered into at or immediately prior to the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Access to Information; Confidentiality. Subject to Law, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and Parent’s representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the Effective Time, to all its respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of their respective Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of Company or its Subsidiaries); provided, however, that Company shall not be required to permit such access or make such disclosure, to the extent that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party, (ii) result in the loss of any attorney-client privilege, or (iii) violate any Law. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be required to provide any access or make any disclosure to the other pursuant to this Section 7.01 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.01 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Company or its legal counsel. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality agreement, dated as of May 14, 2014, between Parent and the Company (the “Confidentiality Agreement”). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the Parties under, this Section 7.01 and Law, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the Closing Date.

Section 7.02. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Global Competition Laws, which are the subject of Section 7.02(b) and Section 7.02(c).

(b) Each of the parties hereto agrees to use commercially reasonable efforts to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Global Competition Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable following the date hereof, and in the case of any filing pursuant to the HSR Act, no later than five (5) Business Days following the date hereof, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Global Competition Law and (iii) take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Global Competition Laws and to obtain all consents under any Global Competition Laws that may be required by the FTC, DOJ or any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Global Competition Law, including defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed) to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Global Competition Laws or to resolve any objections asserted by any Governmental Entity with competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 7.02 shall (i) require the Company or its Subsidiaries or Parent or its subsidiaries to take or agree to take any action with respect to their respective business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing (ii) permit, without Parent’s prior written consent (which consent shall be granted in accordance with the immediately preceding sentence), the Company or any of its Subsidiaries to take or agree to any action or other matter involving (1) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other person, (2) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Company’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of the Company or its Subsidiaries, or agreeing to take any such action, (3) terminating existing relationships, contractual rights or obligations of the Company or its Subsidiaries and (4) effectuating any other change or restructuring of the Company or its Subsidiaries, and provided that if any products, businesses or assets of the Company or its Subsidiaries are to be sold, divested or disposed of pursuant to this Section 7.02, Parent shall have the right to select the products, businesses and/or assets to be sold, divested or disposed of, (iii) require Parent to terminate existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries if such actions would reasonably be likely to result in the loss of annual revenues of Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) in an amount in excess of $30 million in the twelve (12) month period immediately following the effectiveness of such action(s), or (iv) require Parent to effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries or sell, divest or dispose of any products, businesses or assets, license any asset, terminate any relationship or restructure any business operations, in each case, unless such change, restructuring, sale, divestiture, disposition, license or termination would reasonably be likely to result in the loss of annual revenues of Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) in an amount in excess of $30 million in the twelve (12) month period immediately following the effectiveness of such action(s). Neither Parent nor the Company shall, nor shall they permit any of their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Entity with respect to the transactions contemplated by this Agreement.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a timely basis of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (it being understood that certain documents including those submitted under Item 4(c) or 4(d) of the Notification and Report Form pursuant to the HSR Act may be reasonably designated Outside Counsel Only Material) and (iv) to the extent practicable and permitted by the FTC, the DOJ or such other applicable Governmental Entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings and conferences.

(d) In addition to, and not in limitations of the other provisions of this Section 7.02, promptly, and in any event within fifteen (15) Business Days following the date hereof, the Company will file or cause to be filed on a timely basis a reportable event notice with the PBGC in respect of the transactions contemplated hereby and the Company shall promptly notify Parent of, and respond to any inquiries from, the Pension Benefit Guaranty Corporation regarding such reportable event notice filing. The Stockholder shall, or shall cause the Company to, provide Parent with copies of and reasonable opportunities to review such reportable event notice and any subsequent correspondence with the PBGC. In the event that Parent provides comments to any draft correspondence with the PBGC, the Parties to this Agreement shall consult in good faith regarding such comments prior to the Stockholder providing such correspondence to the PBGC.

(e) In addition to, and not in limitations of the other provisions of this Section 7.02, upon the reasonable written request of the Company, Parent shall take commercially reasonable actions in connection with seeking any required filings, notices or consents with state banking departments or similar agencies required in connection with a change of control of the Company or any Subsidiary of the Company holding licenses as a money transmitter or seller of checks.

Section 7.03. Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms except in the case of fraud, willful breach or an interested party transaction. From and after the Effective Time, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors) the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened Action, whether civil, criminal, administrative, regulatory or investigative (including with respect to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor.

(b) In the event that Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.03.

(c) Prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. The cost of any such “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy shall be a Company Expense for all purposes hereunder.

(d) Parent hereby guarantees, from and after the Effective Time, the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 7.03.

(e) The provisions of this Section 7.03 shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.04. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release, public filing or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public filing or public statement prior to such consultation, except as may be required by Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with this Section 7.04. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section 7.04) or as required by Law, no party shall issue any press release or make any public filing or public statement regarding the other party or the other party’s operations, directors, officers or employees without obtaining the other party’s prior written consent. For the avoidance of doubt, nothing in this Section 7.04 shall restrict any disclosure of information made by or on behalf of the Company or any of its Affiliates to any direct or indirect investors in any such Person or any disclosure by any such Person of a general description of the transaction in connection with the normal fundraising and related marketing, informational or reporting activities of such Person.

Section 7.05. Employee Matters.

(a) From the Effective Time through the first anniversary of the Effective Time, each employee of the Company or any of its Subsidiaries who remains in the employment of Parent or any of its Subsidiaries following the Effective Time (a “Continuing Employee”) shall receive substantially the same level of compensation and benefits, in the aggregate, as received by comparable employees of the Parent and its Affiliates.

(b) With respect to any Parent Benefit Plan in which Continuing Employees and their eligible dependents will be eligible to participate at any time after the Effective Time, for purposes of determining eligibility to participate, and vesting (and specifically not for purposes of benefit accruals and early retirement subsidies under any defined benefit pension plan), service recognized by the Company and any of its Subsidiaries immediately prior to the Effective Time shall be treated as service with Parent or its Subsidiaries; provided, however, that, such service need not be recognized to the extent that (i) the applicable Company Benefit Plan did not recognize such service or (ii) such recognition would result in any duplication of benefits, or (iii) such recognition is not permitted by the terms of the applicable Company Benefit Plan as in effect on the Closing.

(c) Parent shall cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Company or any of their respective Subsidiaries in which Continuing Employees (and their spouses and eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all deductible expenses incurred by each Continuing Employee (and his or her spouse and eligible dependents) during the year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each such Continuing Employee will be eligible to participate from and after the Effective Time.

(d) Without otherwise limiting the generality of Section 11.06, the provisions of this Section 7.05 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.05) under or by reason of any provision of this Agreement. Nothing in this Section 7.05 shall amend, or be deemed to amend (or, except as otherwise provided in this Section 7.05, prevent the amendment or termination of) any Company Benefit Plan or any Parent Benefit Plan.

(e) Notwithstanding anything to the contrary in Section 7.05(a), Parent shall honor and maintain the plans and agreement set forth on Section 7.05(e) of the Company Disclosure Letter in accordance with their terms.

Section 7.06. Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement. The Stockholder shall cause the Company to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.07. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 7.08. Tax Matters.

(a) Tax Indemnification by Stockholder. Subject in all cases to the limitations on indemnification set forth in Section 10.01, Section 10.04 and Section 10.06, after the Closing Date, the Stockholder shall indemnify each Parent Covered Party and hold it harmless against any loss that Parent, the Company or any of its Subsidiaries actually suffers (including the loss or use of any net operating loss) as a result of (i) any Taxes resulting from the failure of the Spin Transaction (A) to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or (B) to not be taxable under Section 355(e) of the Code (the “Spin-Off Taxes”), except to the extent that such Spin-Off Taxes result from a Parent Disqualifying Action; (ii) any Taxes (other than Spin-Off Taxes and Taxes for unclaimed or abandoned property and escheat) of the Company and its Subsidiaries (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.08(e)); (iii) any adjustments after the Closing Date to any Tax Return filed with respect to taxable periods (or portions thereof) described in clause (ii) by reason of a successful claim by a Taxing authority; and (iv) without duplication of any amount in (i), (ii) or (iii), any breach of the representation or warranty contained in Section 3.08(f) (items (i), (ii), (iii) and (iv) are individually or collectively referred to as a “Tax Loss”); provided that Stockholder shall not be required to indemnify a Parent Covered Party to the extent that the Company or any of its Subsidiaries has actually recovered any such Tax Loss pursuant to the provisions of the Tax Matters Agreement (as amended pursuant to the terms hereof).

(b) Tax Indemnification by Parent. Subject to the limitations set forth in Section 10.01, Section 10.04 and Section 10.06, after the Closing Date, Parent shall indemnify each Stockholder Covered Party and hold it harmless against any loss that the Stockholder actually suffers as a result of any act or failure to act by Parent, the Company or any of its Subsidiaries (or any of their respective Affiliates) following the Closing that results in the failure of the Spin Transaction (A) to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) and 355 of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) or (B) to not be taxable under Section 355(e) of the Code (such act or failure to act, a “Parent Disqualifying Action”).

(c) Covenants.

(i) None of Parent, the Company or Stockholder shall take or omit to take any action, and no such party shall allow an Affiliate of such party to take or omit to take any action, if such action or failure to act would be reasonably likely to prevent or impede (A) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (B) the Spin Transaction from qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code. Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, none of Parent, the Company or Stockholder or any of their Affiliates shall take any position on any Tax Return or for any Tax purposes that is inconsistent with (A) the Merger qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code) and 368(a)(1)(B) of the Code or (B) the Spin Transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code.

(ii) Without limiting the generality of the foregoing, from and after the Effective Time, Parent will (A) continue, or cause to be continued, the Company’s historic business either directly or through one or more members of Parent’s qualified group (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)), (B) not dispose of the stock of the Company or assets owned by the Company that would be reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code) and 368(a)(1)(B) of the Code.

(iii) Neither Stockholder nor an Affiliate will take any position after the Closing Date contrary to the position that the Company or one of its Subsidiaries is entitled to a deduction under Section 163(a) of the Code and shall be treated as the debtor for federal income tax purposes with respect to any payments of interest that were required to be made pursuant to the Distributing Assumption Agreement, except to the extent any payment obligations thereunder were assumed by Ceridian HCM, pursuant to the Controlled Assumption Agreement.

(d) Tax Returns.

(i) From the date hereof until Closing, the Company shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns with respect to the Company or any of its Subsidiaries that are due to be filed prior to the Closing Date. Unless otherwise required by applicable Law, all such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries and in compliance with the Tax Matters Agreement. The Company shall provide Parent with copies of such Tax Returns, along with supporting work papers, as soon as practical after their preparation but at least fifteen (15) days prior to the due date for filing thereof for Parent’s review and comment, which comments the Stockholder shall consider in good faith.

(ii) Following the Closing, Parent shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns with respect to the Company or any of its Subsidiaries that are due to be filed after the Closing Date. All such Tax Returns that relate to a period beginning on or prior to the Closing Date shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. Parent shall provide Stockholder with copies of such Tax Returns, along with supporting work papers, as soon as practical after their preparation but at least thirty (30) days prior to the due date for filing thereof, for Stockholder’s review and approval (such approval not to be unreasonably withheld, conditioned, or delayed). The parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing. In the event the parties are unable to resolve any dispute within ten (10) days prior to the due date for filing a Tax Return, such dispute shall be resolved by the Arbiter mutually acceptable to Stockholder and Parent, and the determination of such Arbiter shall be binding on the parties. The fees and expenses of such Arbiter shall be borne equally by Stockholder, on the one hand, and Parent, on the other.

(e) Straddle Period. The parties shall, unless prohibited by applicable Law, close the taxable period of the Company and its Subsidiaries as of the Closing Date. If applicable Law does not permit the Company or any of its Subsidiaries to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, (i) Taxes (other than Taxes described in clause (ii) below) of the Company and its Subsidiaries for the Straddle Period shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day following the Closing Date based on a “closing of the books” method as of the end of the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (ii) real, personal and intangible property Taxes and other Taxes imposed on a periodic basis of the Company and its Subsidiaries for the Straddle Period shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day following the Closing Date based on the number of days in each such period as compared to the total number of days in such Straddle Period. For purposes of Section 7.08(a)(ii), (A) Taxes attributable to any extraordinary transactions occurring after the Effective Time on the Closing Date shall be allocated to the day following the Closing Date and (B) Taxes attributable to any extraordinary transactions occurring before or at the Effective Time on the Closing Date shall be allocated to the Closing Date. The Parties also agree that all Transaction Tax Deductions will be allocated to the day of the Closing Date.

(f) Cooperation. Parent, the Company, and Stockholder shall (and shall cause their respective Affiliates to) cooperate in a commercially reasonable manner, to the extent reasonably requested by the other parties, in connection with: (i) the preparation and filing of Tax Returns (including by providing tax work papers, schedules, analysis and any other tax-related documents and by causing the duly authorized officers of the Company to execute timely any Tax Returns as required); and (ii) any inquiry, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the commercially reasonable efforts of Parent, the Company, and Stockholder (and their respective Affiliates) to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that is or otherwise would be imposed absent such certificate or document (including with respect to the transactions contemplated hereby). The reasonable cost of such cooperation, if any, shall be borne by the party requesting the cooperation.

(g) Tax Proceedings.

(i) If a Tax Claim is initiated by any taxing authority, Parent or the Company, as the case may be, shall promptly notify Stockholder in writing of such Tax Claim; provided, that the failure by Parent or the Company to give such notice shall not relieve Stockholder from any indemnification obligation which it would have with respect to such Taxes, except to the extent that Stockholder is actually prejudiced thereby. Stockholder shall have the right to control the conduct of any such Tax Claim (other than a Tax Claim with respect to Spin-Off Taxes) for the period of time during which any Indemnity Escrow Amount remains in the Indemnity Escrow Account. At such time as such request is received by Parent, Parent or the Company, as the case may be, shall furnish Stockholder and/or its representatives with powers of attorney or any other documentation or authorization necessary or appropriate to enable Stockholder and/or its representatives to control the conduct of any such Tax Claim. Parent shall have the right, at its option and at its sole cost and expense, to participate in the conduct of all stages of such audit or other administrative or judicial proceeding with representatives of its own choosing with respect to any Tax Claim (other than a Tax Claim with respect to Spin-Off Taxes) if Parent reasonably determines that the resolution thereof may materially adversely affect the Taxes of Parent, the Company or any of its Subsidiaries for any taxable period or portion of a period ending after the Closing Date. Stockholder may, in its reasonable discretion, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding such a Tax Claim with a taxing authority; provided, that, if the acceptance of any proposed adjustment, settlement or agreement in compromise of a Tax Claim would materially adversely affect Parent, the Company and its Subsidiaries, Stockholder shall not accept any such proposed adjustment or enter into any such settlement or agreement in compromise regarding a Tax Claim without the express written consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed.

(ii) If a Tax Claim is initiated by any taxing authority with respect to Spin-Off Taxes, Stockholder and Parent shall jointly control the conduct of such Tax Claim. No party may accept any proposed adjustment or enter into any settlement or agreement in compromise regarding such a Tax Claim with a taxing authority without the express written consent of the other party.

(h) Tax Matters Agreement. Immediately prior to the Closing, the Tax Matters Agreement shall be amended and restated by the parties thereto to be substantially in the form attached hereto as Exhibit D.

(i) Refunds. If (i) any Tax refund is received by Parent, the Company or any of its Subsidiaries (or any of their respective Affiliates) that relates to taxable periods (or portions thereof) ending on or before the Closing Date (which, for this purpose, shall include any amounts available to be refunded that are applied as a credit against the Tax liability of Parent, the Company or any of its Subsidiaries (or any of their respective Affiliates), other than any such refund to the extent included as an asset in the computation of Closing Net Working Capital or to the extent arising as a result of a carryback of any losses generated in a taxable period (or portion thereof)) beginning after the Closing Date, or (ii) there is any increase in any net operating loss carryforward of the Company or any of its Subsidiaries as of the Closing Date as a result of any adjustments after the Closing Date to any Tax Return filed with respect to taxable periods (or portions thereof) ending on or before the Closing Date, the benefit of such refund or increase in net operating loss carryforward shall be for the account of Stockholder, and Parent shall promptly issue to Stockholder a number of shares of Parent Common Stock having a value equal to the amount of such refund (net of any out-of-pocket costs or expenses, including Taxes, incurred by Parent and the Company (or any of their respective Affiliates) in connection with the receipt or payment thereof) or the value of the increase in the net operating loss carryforward, as the case may be, as additional merger consideration. For purposes of this Section 7.08(i), the value of Parent Common Stock shall be determined as of the date of the refund or increase in net operating loss carryforward and in accordance with the procedures set forth in Section 10.05(b)). At Stockholder’s written request and at the Stockholder’s sole cost and expense, Parent shall timely and properly prepare (or cause to be prepared) and file (or cause to be filed), any claim for refund, amended Tax Return or other Tax Return required to obtain any available Tax refunds or increase in net operating loss carryforward that are for the account of Stockholder pursuant to this Section 7.08(i). The amount of any Tax refunds to be paid to Stockholder pursuant to this Section 7.08(i) shall be reduced by any Tax refunds to which Ceridian HCM is entitled pursuant to Section 5.1 of the Tax Matters Agreement (as amended pursuant to the terms hereof).

(j) Conflicts. In the event of a conflict between the provisions of this Section 7.08, on the one hand, and the provisions of Article X, on the other, the provisions of this Section 7.08 shall control.

Section 7.09. Company Expenses. Stockholder shall cause the Company to, and the Company shall, pay the Company Expenses at or prior to Closing out of available Cash.

Section 7.10. Debt Financing Party Arrangement. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source which defined term for the purposes of this provision shall include the Lenders

(defined below) and their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to that certain Commitment Letter dated as of August 12, 2014 among the Parent, as borrower, Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner and Smith Incorporated (collectively, the “Lenders”) and any Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company and Stockholder and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company, Stockholder, any equityholders of the Company and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision to the same extent as if the Financing Sources were parties to this Agreement. This Section 7.10 may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources.

Section 7.11. Section 280G. To the extent that any “disqualified individual” with respect to the Company or any of its Affiliates (within the meaning of Section 280G(c) of the Code and the regulations thereunder) would receive any payments or benefits that would reasonably be expected to constitute “parachute payments” (within the meaning of Section

280G(b)(2)(A) of the Code and the regulations thereunder, then, the Company will (i) no later than four (4) Business Days prior to the Closing Date, use reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) no later than two (2) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and disclosure and approval materials to Parent for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than four (4) Business Days prior to soliciting such waivers and soliciting such approval. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. To the extent applicable, prior to the Closing Date, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of holders of the equity interests of the Company was solicited in accordance with the foregoing provisions of this Section 7.11 and that either (i) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits shall be made or provided.

Section 7.12. Mutual Release. Parent and Stockholder shall use commercially reasonable efforts to agree on a form of mutual release, which shall be acceptable to each of Parent and Stockholder, between Company and Stockholder to be executed at the Closing where (a) Company, on behalf of itself and its Subsidiaries, will release and discharge the Stockholder and each Stockholder Covered Party and the officers, directors, employees and Affiliates thereof from certain liabilities to the Company and its Subsidiaries that exist as of the Closing or that arise in the future from events or occurrences taking place prior to or as of the Closing and (b) the Stockholder, on behalf of itself and its Subsidiaries (other than the Company and its Subsidiaries), will release and discharge the Company and its Subsidiaries and the officers, directors, employees and Affiliates thereof from certain liabilities to the Stockholder and its Subsidiaries that exist as of the Closing or that arise in the future from events or occurrences taking place prior to or as of the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Competition Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

(c) Legal Restraints. No Law or binding Order (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

Section 8.02. Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties of Company. (i) The representations and warranties of the Company contained in Section 3.01 (Qualification, Organization, Subsidiaries, etc.) and Section 3.17 (Brokers’ Fees and Expenses) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.02 (Authority; Execution and Delivery; Enforceability) and Section 3.03 (Capital Structure) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Representations and Warranties of Stockholder. Each of the representations and warranties of the Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects each obligation required to be performed by it under this Agreement at or prior to the Closing Date.

(d) Performance of Obligations of the Stockholder. The Stockholder shall have performed in all material respects each obligation required to be performed by it under this Agreement at or prior to the Closing Date.

(e) Company Certificate. The Stockholder and Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or

Chief Financial Officer, jointly and severally certifying to the effect that the conditions set forth in Section 8.02(a), Section 8.02(c), Section 8.02(j)(2), Section 8.02(k) and Section 8.02(l) have been satisfied.

(f) Stockholder Certificate. The Stockholder shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 8.02(b) and Section 8.02(d) have been satisfied.

(g) Payoff Letters. The Company shall have delivered to Parent (i) payoff letters or similar documents or evidence of repayment, redemption (or irrevocable notice thereof in the case of the Senior Secured Notes), defeasance, discharge, release or termination in customary form reasonably acceptable to Parent with respect to the Repaid Indebtedness, (ii) evidence reasonably satisfactory to Parent that the Company and its Subsidiaries have been released from their obligations under the HCM Notes, and (iii) customary evidence reasonably satisfactory to Parent that the guarantees and any related security interests provided by the Company and its Subsidiaries with respect to the Secured Notes Indenture, the HCM Notes and all other Repaid Indebtedness have been or concurrently with the Closing will be terminated and released.

(h) Termination of Related Party Agreements. The Stockholder shall have delivered to Parent evidence, in a form reasonably acceptable to Parent, that all of the related party agreements set forth on Section 8.02(h) of the Company Disclosure Letter have been terminated.

(i) Restrictive Covenant Agreement. THL, Fidelity National Financial, Inc. and Stockholder shall have each executed a Restrictive Covenant Agreement.

(j) Other Approvals. With respect to each of the Money Transmitter Licenses set forth on Section 8.02(j) of the Company Disclosure Letter, the Company shall have delivered to Parent (1) evidence of the consents or waivers obtained from the applicable Governmental Entity in each jurisdiction next to which “Approval” is indicated on Section 8.02(j) of the Company Disclosure Letter and (2) confirmation that the applicable requirements set forth on Section 8.02(j) of the Company Disclosure Letter have been satisfied for each Governmental Entity for which “Notice” is indicated on Section 8.02(j) of the Company Disclosure Letter.

(k) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

(l) Adverse Tax Event. Since the date of this Agreement, there shall not have been a Company Adverse Tax Event.

(m) Tax Opinion. The Stockholder shall, at the Stockholder’s sole expense, cause Deloitte Tax LLP to prepare and deliver to Parent an opinion letter certifying that the Spin Transaction should qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) for the Company and should not be taxable under Section 355(e) of the Code, taking into account the Merger and all other transactions contemplated by this Agreement.

(n) Consents. The Stockholder shall have received the consents set forth on Section 8.02(n) of the Company Disclosure Letter.

(o) FIRPTA Certificate. The receipt from Stockholder of a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent, certifying that the Merger is exempt from withholding under Section 1445 of the Code.

(p) Investor Rights Agreement. The Stockholder shall have entered into the Investor Rights Agreement, and Parent shall have received a duly executed copy thereof from Stockholder.

(q) Escrow Agreement. The Stockholder shall have entered into the Escrow Agreement, and Parent shall have received a duly executed copy thereof from Stockholder.

(r) Transition Services Amendment. Company shall, and Stockholder shall have caused Ceridian HCM to, have executed and delivered that certain 2nd Amendment to Transition Services Agreement as of the Closing Date, in the form attached hereto as Exhibit F.

(s) HCM Pledge. If required pursuant to Section 10.04(d), the HCM Pledge Agreement shall have been executed and delivered by Stockholder to Parent and Stockholder shall have delivered to Parent a certificate evidencing the Equity Interest Collateral, together with an undated instrument of transfer duly executed in blank.

(t) Tax Matters Agreement. Company shall, and Stockholder shall have caused Ceridian HCM to, have executed that certain Amended and Restated Tax Matters Agreement as of the Closing Date, substantially in the form attached hereto as Exhibit D.

Section 8.03. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.01 (Qualification and Organization), Section 4.02 (Authority; Execution and Delivery; Enforceability) and Section 4.13 (Brokers’ Fees and Expenses) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent contained in Section 4.03(a) (Capital Structure) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, and (iii) all other representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects each obligation required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

(e) Listing. The shares of Parent Common Stock issuable as Per Share Merger Consideration at the Closing pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Investor Rights Agreement. Parent shall have entered into the Investor Rights Agreement, and the Stockholder shall have received a duly executed copy thereof from Parent.

(g) Escrow Agreement. Parent shall have entered into the Escrow Agreement, and the Stockholder shall have received a duly executed copy thereof from Parent.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before May 11, 2015 (the “End Date”); provided, however, that (x) if in the event that the Marketing Period has commenced but not been completed at the time of the End Date, then the End Date shall be extended until the third (3rd) Business Days after the final day of the Marketing Period and (y) the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Governmental Entity of competent authority issues a final nonappealable Order or enacts a Law that prohibits, restrains or makes illegal the consummation of the Merger; or

(iii) if the Company Stockholder Approval shall not have been obtained within two (2) Business Days of the date hereof;

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 8.03(a) or Section 8.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(c) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company by delivering written notice to Parent, if: (i) all conditions in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being, and is reasonably expected to be, satisfied at the Closing) have been satisfied or waived at the time when the Closing would have occurred in accordance with Section 1.02, (ii) the Stockholder and the Company have confirmed to Parent that they stand ready, willing and able to consummate the Closing pursuant to Section 1.02, and (iii) Parent fails to consummate the Closing by 5:00 p.m. New York City time on the fifth (5th) Business Day following the receipt of such written notice; or

(e) by Parent, if Stockholder or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Stockholder or the Company has become untrue, in each case, such that the conditions set forth in Section 8.02(a) or Section 8.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(e) unless any such breach or failure to be true has not been cured within fifteen (15) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if Parent is then in breach of this Agreement in any material respect.

Section 9.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the penultimate sentence of Section 7.01, this Section 9.02, Section 9.03 and Article XI, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any party from any liability or damages arising out of: (i) Fraud by any party or (ii) any Willful Breach of this Agreement.

Section 9.03. Fees and Expenses. Except as specifically provided for in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 9.04. Amendment. This Agreement may be amended by the parties at any time by the entry into an instrument in writing signed on behalf of each of the parties.

Section 9.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breach of the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

INDEMNIFICATION

Section 10.01. Survival. The representations and warranties of the Stockholder, the Company, Parent and Merger Sub contained in or made pursuant to this Agreement, and all claims with respect thereto, shall not survive, and shall terminate and be extinguished as of, the Effective Time; provided, that (1) the representations and warranties contained in Section 3.01 (Qualification, Organization, Subsidiaries, etc.), Section 3.02 (Authority; Execution and Delivery; Enforceability) and Section 3.03 (Capital Structure) (collectively, the “Company Fundamental Representations”), (2) the representations and warranties contained in Section 5.01 (Qualification and Organization) and Section 5.02 (Authority; Execution and Delivery; Enforceability), (collectively, the “Stockholder Fundamental Representations”), (3) the representations and warranties of Parent and Merger Sub contained in Section 4.01 (Qualification and Organization) and Section 4.02 (Authority; Execution and Delivery; Enforceability) (collectively, the “Parent and Merger Sub Fundamental Representations”) and (4) the representations and warranties in Section 3.08(f), in each case, together with all claims with respect thereto, shall survive until the date that is three (3) years from the Closing Date. Each party’s indemnification obligations under Section 7.08 and Section 10.02 shall terminate and be extinguished on the date that is three (3) years following the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith in accordance with the terms of this Agreement by an Indemnified Party to an Indemnifying Party on or prior to the expiration date of the applicable survival period or applicable termination date shall not thereafter be barred by the expiration of the relevant representation or warranty or indemnification obligation and shall survive until such claim is finally resolved

Section 10.02. Indemnification.

(a) Subject to the limitations set forth in this Article X, after the Closing Date, the Stockholder shall indemnify each Parent Covered Party and defend and hold it harmless against any Loss that Parent Covered Party actually suffers as a direct result of:

(i) any breach by the Stockholder and/or Company of any Company Fundamental Representation or any failure of such Company Fundamental Representation to be true and correct as if it was made as of the Closing Date;

(ii) any breach by the Stockholder of any Stockholder Fundamental Representation;

(iii) any breach by the Company or Stockholder of any covenant or agreement set forth in Section 6.01 (Conduct of Business), Section 6.02 (Non-Solicitation), Section 7.02(d) (PBGC), Section 7.04 (Public Announcements) and Section 7.09 (Company Expenses);

(iv) the Company’s failure to obtain any approvals from Governmental Entities necessary to consummate the transactions contemplated by this Agreement to the extent that such approval was not referenced in this Agreement or the Company Disclosure Letter; or

(v) any employee pension plan subject to ERISA Title IV or Code Section 412 sponsored, maintained, or contributed to by Company, Ceridian LLC, or any of their ERISA Affiliates, including due to any underfunding or funding amounts or arising as a result of Company being a member of a controlled group (as determined under Code Section 414) prior to the Closing.

(b) Subject to the limitations set forth in this Article X, after the Closing Date, Parent shall indemnify each Stockholder Covered Party and defend and hold it harmless against any Loss that the Stockholder Covered Party actually suffers as a result of:

(i) any breach of any Parent and Merger Sub Fundamental Representation; or

(ii) any breach by Parent or Merger Sub of any covenant or agreement set forth in Section 6.01 (Conduct of Business), Section 6.03(b) (Financing Cooperation), Section 6.04 (Guarantees), Section 7.03 (Indemnification; Exculpation and Insurance), Section 7.04 (Public Announcements), or Section 7.07 (Stock Exchange Listing).

Section 10.03. Notice of Claims; Third Party Claims.

(a) Direct Claims. An Indemnified Party may seek indemnification of any Loss by giving prompt written notice to the Indemnifying Parties describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that the failure of such Indemnified Party to give an Indemnifying Party notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such Indemnifying Party is prejudiced thereby.

(b) Third Party Claims. The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i) The Indemnified Parties shall promptly give written notice to the Indemnifying Parties of the receipt of any written claim or demand asserted against or sought to be collected from any Indemnified Party by a third party, including the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), and a reference to the provision of this Agreement upon which such claim is based; provided, that the failure of such Indemnified Party to give an Indemnifying Party notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure prejudices the defense or other rights available to the Indemnifying Party with respect to such Third Party Claim. Such notice shall be accompanied by copies of all reasonably relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument. The Indemnifying Parties shall have twenty (20) days (the “Notice Period”) after receipt of written notice of a Third Party Claim to notify the Indemnified Parties that it desires to defend the Indemnified Parties against such Third Party Claim.

(ii) In the event that the Indemnifying Parties notify the Indemnified Parties within the Notice Period that they desire to defend the Indemnified Parties against the Third Party Claim, the Indemnifying Parties shall have the right to defend the Indemnified Parties by appropriate proceedings, and shall assume and control such defense, at their own expense, provided that counsel for the Indemnifying Parties who shall conduct the defense of such claim shall be reasonably satisfactory to the Indemnified Parties. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Parties shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing, at the Indemnified Parties’ sole expense, subject to the Indemnifying Parties’ right to direct and control the defense. The Indemnified Parties shall participate in any such defense at their expense unless (i) the Indemnifying Parties and the Indemnified Parties are both named parties to the proceedings and the Indemnified Parties shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual conflict of interests between them, (ii) the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Parties in respect of a Third Party Claim or any proceeding relating thereto, as provided in the first sentence of Section 10.03(b)(iii), (iii) the Indemnified Parties assume the defense of a Third Party Claim after the Indemnifying Parties have failed to diligently pursue a Third Party Claim they have assumed, as provided in the first sentence of Section 10.03(b)(iv), (iv) the claim relates to or arises in connection with any criminal proceeding, indictment or allegation; or (v) the Indemnified Party reasonably believes an adverse determination with respect to the proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, in any of which case the costs and expenses of such defense shall be for the account of the Indemnifying Parties,. The Indemnifying Parties shall have the right to consent to entry of any judgment, settle, compromise or offer to settle or compromise any Third Party Claim; provided, that such Indemnifying Parties shall not, without the prior written consent of the Indemnified Parties (such consent not to be unreasonably withheld, conditioned or delayed), consent to entry of any judgment, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (w) the imposition of a consent order, injunction or decree that would restrict or mandate the future activity or conduct of the Indemnified Parties or any of their Affiliates, (x) a finding or admission of a violation of applicable Law by the Indemnified Parties or any of their Affiliates, (y) any monetary liability of the Indemnified Parties that will not be promptly paid or reimbursed by the Indemnifying Party or (z) the absence of a full, unconditional and irrevocable release by such third party of each of the Indemnified Parties and their Affiliates.

(iii) Notwithstanding anything to the contrary in Section 10.03(b)(ii), in the event that the Indemnified Parties shall in good faith determine that the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Parties in respect of a Third Party Claim or any Proceeding relating thereto, the Indemnified Parties shall have the right, as applicable, at the sole cost of the Indemnifying Party (provided, that the Indemnifying Party will not be required to pay for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any such Third Party Claim and related proceedings), at all times to take over and assume control over the defense and prosecution of such portion of such Third Party Claim and related proceedings related to such inconsistent defenses and counterclaims; provided, that the Indemnifying Parties shall not be prejudiced by the Indemnified Parties’ defense of such portion of such Third Party Claim. In the event that the Indemnified Party does not assume the defense of any matter as provided in the preceding subclause, the Indemnifying Parties shall have the right to control the defense against any such Third Party Claim or related proceeding; provided, that (A) subject to the control of the prosecution and defense of such Third Party Claim by the Indemnifying Parties and their counsel, the Indemnified Parties and their counsel shall be kept informed as to all material aspects of such Third Party Claim and related proceedings and shall have the right to participate in the prosecution and defense of such Third Party Claim and (B) the Indemnifying Parties and their counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third Party Claim and related Proceedings (including copies of written information) and (C) the Indemnified Parties and their counsel shall have their views regarding such Third Party Claim considered in good faith by the Indemnifying Parties and their counsel.

(iv) If the Indemnifying Parties elect not to defend the Indemnified Parties against a Third Party Claim, whether by not giving the Indemnified Parties timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense at the Indemnifying Parties’ cost and expense. The Indemnified Parties shall not settle a Third Party Claim requiring payment of any amounts without the consent of the Indemnifying Parties unless they agree to waive their rights against the Indemnifying Party with respect to that portion of indemnification related to such settled Third Party Claim pursuant hereto.

(v) Subject to Section 10.03(b)(iii) and Section 10.03(b)(iv), in the event that an Indemnified Party determines in good faith that any Third Party Claim or any proceeding related thereto has impaired, or would reasonably be expected to impair, the commercial interests or business reputation of the Indemnified Party or its Affiliates, then, at the Indemnified Parties’ sole expense, (1) subject to the control of the prosecution and defense of such Third Party Claim by the Indemnifying Parties and their counsel, the Indemnified Parties and their counsel (which shall be reasonably satisfactory to the Indemnifying Parties) shall be kept informed as to all material aspects of such Third Party Claim and related proceedings and shall have the right to participate in the prosecution and defense of such Third Party Claim, (2) the Indemnifying Parties and their counsel shall promptly provide to the Indemnified Parties and their counsel all material information related to such Third Party Claim and related proceedings (including copies of written information) reasonably requested by the Indemnified Parties, and (3) the Indemnified Parties and their counsel shall afford the Indemnifying Party and its counsel a reasonable opportunity to present their views on such claims and proceedings.

(vi) The Indemnified Parties and the Indemnifying Parties shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by (i) cooperating in the investigation, pre-trial activities, trial, compromise, settlement, discharge and defense of any Third Party Claim subject to this Section 10.03(b) and (ii) providing reasonable access to each other’s relevant business records and other documents and employees.

(vii) The Indemnified Parties and the Indemnifying Parties shall use commercially reasonable efforts (which shall not require the expenditure of money, the curbing of any business activities or the commencement of litigation) to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 10.04. Limitations on Indemnification.

(a) Stockholder Limits. The Stockholder shall not be liable to the Parent Covered Parties for Losses:

(i) exceeding the proceeds then-available in the Indemnification Escrow Account for any claim related to or arising out of the transactions contemplated by this Agreement other than with respect to claims under Section 7.08(a)(i), Section 10.02(a)(i), Section 10.02(a)(ii) or Section 10.02(a)(v); or

(ii) exceeding the proceeds then-available in the Indemnification Escrow Account plus the amount of the applicable Remaining Indemnification Liability for any claim related to or arising out of the transactions contemplated by this Agreement.

For the avoidance of doubt, (A) claims under Section 7.08(a)(ii), Section 7.08(a)(iii), Section 7.08(a)(iv), Section 10.02(a)(iii) and Section 10.02(a)(iv) shall be limited to the proceeds then-available in the Indemnification Escrow Account; (B) claims under Section 7.08(a)(i), Section 10.02(a)(i), Section 10.02(a)(ii) and Section 10.02(a)(v) shall be limited to the proceeds then-available in the Indemnification Escrow Account plus the amount of the applicable

Remaining Indemnification Liability; and (C) nothing in this Section 10.04 shall limit the Company’s recourse against Ceridian HCM under the Employee Matters Agreement, the Tax Matters Agreement (as amended pursuant to the terms hereof) or any other Continuing Separation Agreement.

(iii) “Remaining Indemnification Liability” means, (A) for indemnification claims for which notice is first provided by Indemnified Party to Indemnifying Party on or before one (1) year after the Closing Date, an amount equal to $400 million, (B) for indemnification claims for which notice is first provided by Indemnified Party to Indemnifying Party after the one (1) year anniversary of the Closing Date and on or before two (2) years after the Closing Date, an amount equal to $350 million, (C) for indemnification claims for which notice is first provided by Indemnified Party to Indemnifying Party after the two (2) year anniversary of the Closing Date and on or before three (3) years after the Closing Date, an amount equal to $300 million and (D) for indemnification claims for which notice is first provided by Indemnified Party to Indemnifying Party after the three (3) year anniversary of the Closing Date, an amount equal to zero (0). For purposes of this Section 10.04(a)(iii), with respect to claims related to Section 7.08(a)(i), notice shall be deemed not to have been provided by Parent to Stockholder unless and until an audit by the IRS with respect to the Company’s 2013 consolidated federal income tax return (Form 1120) commences and shall no longer be deemed to have been provided by Parent to Stockholder from and after the time that the IRS completes its review of the Spin Transaction and indicates its agreement that the Spin-Transaction qualifies as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and is not taxable under Section 355(e) of the Code.

(b) Parent Limit. Parent shall not be liable to the Stockholder Covered Parties for Losses:

(i) exceeding the proceeds then-available in the Indemnification Escrow Account for any claim related to or arising out of the transactions contemplated by this Agreement other than with respect to claims under Section 10.02(b)(i); or

(ii) exceeding the proceeds then-available in the Indemnification Escrow Account. plus the amount of the applicable Remaining Indemnification Liability.

(c) Reduction of Stockholder Liability for Spin Tax Indemnity on Insurance Purchase. If Stockholder procures, prior to or as of the Closing, an insurance policy that names Parent and/or Company as primary beneficiary that is acceptable to Parent in Parent’s sole and absolute discretion that provides insurance coverage in an amount of $300 million for all matters indemnified by Stockholder in Section 7.08(a)(i), then the Remaining Indemnification Liability for all purposes hereunder shall be zero (0) and, in such case, the Stockholder shall have no obligation to enter into the HCM Pledge Agreement or to grant to Parent a security interest in the Equity Interest Collateral; provided, that Stockholder shall pay any retention amount or deductible amount for any claims under such insurance policy.

(d) Security Interest in Certain Stock.

(i) Subject to Section 10.04(c), on the Closing Date, (i) the Stockholder and Parent shall enter into a customary share pledge agreement that is reasonably acceptable to each of Stockholder and Parent (the “HCM Pledge Agreement”) pursuant to which Stockholder will grant to Parent, as security for the payment or performance of the indemnification pursuant to Section 7.08, a first-priority (subject to non-consensual liens arising under applicable Law) security interest in all of the equity interests of Ceridian HCM that are issued and outstanding on the Closing Date (for the avoidance of doubt, excluding any options, stock awards or other stock-based awards granted to participants in that certain 2013 Ceridian HCM Holding Inc. Stock Incentive Plan, effective as of October 1, 2013) (the “Equity Interest Collateral”); it being understood and agreed that such pledge agreement will prohibit the exercise of remedies in respect of the Equity Interest Collateral until the Indemnity Escrow Amount has been reduced to zero and (ii) the Stockholder shall deliver to Parent the certificate evidencing the Equity Interest Collateral, together with an undated instrument of transfer duly executed in blank.

(ii) The Stockholder may, at any time following the Closing, provide cash in an escrow account to support its obligations to indemnify and hold the Parent Covered Parties harmless under this Agreement for amounts in excess of the proceeds then-available in the Indemnification Escrow Account by placing cash in an amount equal to the highest Remaining Indemnification Liability applicable to a particular indemnification claim (or, if no claims notices have been asserted, the then-current Remaining Indemnification Liability) at such time into a third-party escrow account with an escrow agent and escrow agreement reasonably acceptable to Parent on substantially the same terms as set forth in the Escrow Agreement as it relates to the Indemnity Escrow Account and upon at least thirty (30) days’ notice (the “Substitute Cash Escrow”). In such case, the pledge and security interest in the Equity Interest Collateral shall expire and terminate upon such deposit into the Substitute Cash Escrow.

(e) Final Release of Indemnity Escrow Account. The release of amounts held in the Indemnity Escrow shall be governed by the Escrow Agreement.

(f) Replacement of Stockholder as Indemnifying Party. At any time following the Closing, Stockholder may assign its obligations to indemnify and hold Parent Covered Parties harmless under this Agreement to Ceridian HCM without the consent of any other party to this Agreement; provided that that such assignment does not cause Ceridian HCM to be insolvent, the pledge and security interest in the Equity Interest Collateral shall expire and terminate upon such deposit. At any time following Closing, Stockholder may assign its obligations to indemnify and hold Parent Covered Parties harmless under this Agreement to another party that is reasonably acceptable to Parent.

(g) Other Limitations. Other than with respect to claims made pursuant to Section 7.08(a) by reason of a Tax Claim resulting in the loss or use of any net operating loss, any indemnifiable claim with respect to any breach by either party of a representation or warranty shall be limited to the amount of actual out-of-pocket indemnifiable losses sustained and incurred by the Indemnified Party by reason of such breach (and no Indemnifying Party shall have an indemnification payment obligation in respect of any contingent liability unless and until such liability becomes due and payable to a third party). If a loss resulting from a breach of any of the representations and warranties made by the Stockholder or Company or (ii) under Section 7.08, was reflected in, or results in a liability of the type that was taken into account in determining, Net Closing Indebtedness or Closing Working Capital, then such Loss shall not give rise to an indemnification obligation under Section 10.02 or Section 7.08. Notwithstanding anything in this Agreement to the contrary, no Parent Covered Party shall be indemnified or reimbursed for any (i) Loss arising or resulting from any change in applicable Law or GAAP from and after the Closing Date or (ii) Loss to the extent that such Loss is attributable to any admission of liability made in breach of the provisions of this Agreement after the date hereof by or on behalf of any member of the Parent Group.

(h) Insurance and Tax. In calculating the amount of any Loss, (a) the Loss shall be calculated on an After-Tax Basis and (b) the amounts actually recovered by the Indemnified Party under any insurance policy, net of any out-of-pocket costs and expenses actually incurred and expected increases in premiums in connection with such claim, shall be deducted. In any case where an Indemnified Party recovers insurance proceeds in respect of any Loss for which an Indemnifying Party has reimbursed it pursuant to this Article X or Section 7.08, the Indemnified Party shall promptly pay over to the Indemnifying Party such insurance proceeds, less any out-of-pocket costs and expenses actually incurred in connection with such claim and expected increases in premiums; provided, that in no event shall the Indemnifying Party be paid an amount in excess of the amounts previously paid by the Indemnifying Party in respect of such Loss.

(i) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X or Section 7.08, the Indemnified Party shall promptly remit to the Indemnifying Party the amount received from the third party in respect thereof, net of any out-of-pocket costs and expenses actually incurred by the Indemnified Party; provided, that (a) in no event shall the Indemnifying Party be paid an amount in excess of the amounts previously paid by the Indemnifying Party in respect of such Loss and (b) until the third anniversary of the Closing, any amounts payable by Parent hereunder shall be paid to the Indemnity Escrow Account under the Escrow Agreement.

(j) Mitigation. Each party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, which shall not require the curbing or cessation of any party’s business. The parties shall cooperate with each other to resolve any claim or liability with respect to which an Indemnifying Party is obligated to indemnify an Indemnified Party hereunder.

(k) Subrogation. If the Indemnifying Party makes any payment on any claim pursuant to Section 10.03, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim. Without limiting the generality or effect of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein and otherwise cooperate in the prosecution of such claims. The Indemnified Party shall permit the Indemnifying Party to bring suit in and otherwise use the name of the Indemnified Party in any proceeding (including any claim under any insurance policy), and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the right of subrogation of the Indemnifying Party under this Section 10.04(f).

(l) Exclusion of Certain Damages. Notwithstanding anything in this Agreement to the contrary (except to the extent such damages are actually paid, awarded or incurred in connection with a Third Party Claim), no Person shall be liable under this Article X or Section 7.08 for any punitive damages or damages that are remote, speculative or not reasonably foreseeable.

(m) Characterization of Indemnification Payments. All payments made pursuant to this Article X or Section 7.08 shall be treated as adjustments to the Final Merger Consideration, to the extent permitted by law.

Section 10.05. Payments.

(a) Subject to Section 10.05(c), the Stockholder and Parent shall jointly instruct the Escrow Agent, in accordance with the terms of this Agreement and the Escrow Agreement, to deliver to a Parent Covered Party pursuant to this Article X or Section 7.08 that portion of the Indemnity Escrow Amount from the Indemnity Escrow Account to satisfy the amount of any Loss for which Stockholder is liable hereunder, promptly following receipt from a Parent Covered Party of a bill, together with all accompanying, reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder and recoverable under this Agreement from the Indemnity Escrow Account, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Parent Covered Party in writing, and shall instruct the Escrow Agent to deliver that portion of the Indemnity Escrow Amount from the Indemnity Escrow Account to satisfy the amount of any Loss that is undisputed, if any. Subject to the limitations contained in this Article X, the Stockholder shall deliver by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Stockholder and Parent in writing) an amount in cash sufficient to pay any indemnifiable Losses for which it is liable to the Parent Covered Parties in excess of the Indemnity Escrow Amount.

(b) Subject to Section 10.05(c), Parent shall pay all amounts payable to a Stockholder Covered Party pursuant to this Article X or Section 7.08 by the issuance of shares of Parent Common Stock promptly following receipt from a Stockholder Covered Party of a bill, together with all accompanying, reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Stockholder Covered Party in writing, and shall pay promptly that portion of the Loss that is undisputed, if any. For purposes of this Section 10.05, the number of shares of Parent Common Stock to be issued shall equal the amount of the indemnifiable Loss divided by the trade volume weighted average closing trading price for the Parent Common Stock for the ten trading days immediately prior the date on which the amount of such indemnifiable Loss was finally determined.

(c) In the case of Section 10.05(a), the Indemnifying Party shall (i) deliver to the Indemnified Party that portion of the Indemnity Escrow Amount or (ii) pay to the Indemnified Party, by wire transfer of immediately available funds, the amount, and in the case of Section 10.05(b), the Indemnifying Party shall deliver to the Indemnified Party shares of Parent Common Stock in the amount, in each case, of any Loss for which it is liable hereunder, as the case may be, no later than five (5) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (x) the parties to the dispute have reached an agreement in writing, (y) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (z) an arbitration or like panel shall have rendered a final non-appealable determination, in each case, with respect to disputes the parties have agreed to submit thereto.

Section 10.06. Remedies Exclusive. Except as set forth in Article II and for breaches of payment obligations by one party to the other party pursuant to the express terms of any other Transaction Document, from and after the Closing Date, the remedies provided for in this Article X or Section 7.08 shall be the sole and exclusive remedies and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for monetary claims based on this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement, whether in equity or law, breach of contract, tort or otherwise (other than causes of action relating to Willful Breach or Fraud). Notwithstanding anything to the contrary including Section 11.10, nothing contained herein shall prohibit any party from making any claim under the Employee Matters Agreement, the Tax Matters Agreement (as amended pursuant to the terms hereof), the Transition Services Agreement or any Restrictive Covenant Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Stockholder or, if to Company prior to Closing, to:

Ceridian LLC
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
Fax: (952) 853-5300
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, New York 10153
Fax: (212) 310-8007
Attention: Michael J. Aiello

(b)	if to Parent or Merger Sub or, if to Company after Closing, to:

FleetCor Technologies, Inc.
5445 Triangle Parkway
Norcross, Georgia 30092
Fax: 770-582-8236
Attention: Sean Bowen

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Fax: 404-253-8261
Attention: Chris Baugher

Section 11.02. Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, policies, methodologies, categorizations, definitions, practices, estimation techniques, assumptions and procedures used in the preparation of the Audited Financial Statements (including calculating reserves in accordance with the same methodologies, judgments and classifications used to calculate reserves in the preparation of the Audited Financial Statements), subject to the accounting principles, policies, methodologies, categorizations, definitions, practices (including the consistent recording of intra-day settlement activity), estimation techniques, assumptions and procedures set out in the Sample Adjustment Calculation (including calculating reserves in accordance with the same methodologies, judgments and classifications used to calculate reserves in the preparation of the Sample Adjustment Calculation).

“Action” means any action, demand, arbitration, subpoena, notice of violation, filing of charges, suits, claims, or proceedings of any nature (whether civil or criminal), whether at law or in equity.

“Adjustment Calculation Time” means 12:01 a.m. (Atlanta, Georgia time) on the Closing Date.

“Adjustment Escrow Account” means the adjustment escrow account with the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to five percent (5%) of the Equity Value of the Company set forth on the Company Pre-Closing Certificate.

“Adjustment Escrow Shares” means that number of whole shares of Parent Common Stock equal to the Adjustment Escrow Amount divided by the Parent Share Price.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, with respect to the Company or the Stockholder, the term “Affiliate” shall not include any portfolio company or non-wholly-owned subsidiary. For purposes of the preceding sentence, “control” means the ability to vote or direct the voting of more than twenty-five percent (25%) of the voting shares, partnership interests, limited liability company interests or any other voting equity interests of a Person.

“After-Tax Basis” means, in determining the amount of a payment necessary to indemnify any party against, or reimburse any party for, a loss, the amount of such loss shall be determined net of any net Tax benefit actually realized by the Indemnified Party as the result of sustaining such loss and the amount of such payment shall be increased to take into account any net Tax cost actually incurred by the recipient thereof as a result of the receipt or accrual of the payment.

“Aggregate Common Shares” means, as of any date of determination, the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all issued and outstanding shares of Company Preferred Stock in accordance with the Company Charter.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Business Line” means each business unit of the Company and its Subsidiaries, including: fleet, corporate payments and SVS giftcard.

“Card” means the cards or other financial transaction devices provided by the Company or its designed sponsor bank or agents, including the Company’s closed-loop cards and open loop MasterCard branded cards.

“Card Networks” means MasterCard Incorporated, MasterCard Worldwide, Inc., and MasterCard International Incorporated and their Affiliates or any other card-sponsoring organization or payment network that the Company or any Subsidiary has contracted with or arranged for processing and settlement of sales transactions effected with cards or other financial transaction devices, and any successor organization or association to any of the foregoing.

“Card Network Rules” means, collectively, all bylaws, manuals, operating rules, identification standards and any other rules, regulations, policies and procedures promulgated by the Card Networks.

“Cardholder” means each individual holder of a Card.

“Cash” means, as of any time of determination, the aggregate amount of all cash of the Company and the Company Subsidiaries, calculated in accordance with the Accounting Principles and measured as of the Adjustment Calculation Time, minus amounts payable or paid to holders of Cash Converted Options pursuant to the terms hereof.

“Cash Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount of cash equal to (x) the Net Exercise Amount of such Company Stock Option, multiplied by (y) the Per Share Merger Consideration, multiplied by (z) the Parent Share Price, in all cases as determined as of the Effective Time and solely with reference to the Company Pre-Closing Certificate and without further adjustment pursuant to Section 2.05.

“Ceridian HCM” means Ceridian HCM Holding Inc., a Delaware corporation.

“Certificate” means any certificate representing shares of Company Common Stock or Company Preferred Stock, as applicable.

“Chargeback” means a Card transaction disputed by a customer or Cardholder.

“Closing Merger Consideration” means (i) that number of whole shares of Parent Common Stock equal to (x) the Equity Value of the Company set forth on the Company Pre-Closing Certificate less the Adjustment Escrow Amount less the Indemnity Escrow Amount, divided by (y) the Parent Share Price plus (ii) Fractional Share Cash, if any, that the Stockholder would have been entitled to in accordance with Section 2.02(e).

“Closing Net Working Capital” shall mean Net Working Capital as of the Adjustment Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreements, labor union contracts, trade union agreements and foreign works council contracts.

“Company Adverse Tax Event” means the issuance by the IRS of a Revenue Agent Report substantially to the effect that the Spin Transaction does not qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code, (including Section 361(c)(1) of the Code) or is taxable under Section 355(e) of the Code.

“Company Expenses” means the aggregate fees and expenses of the Company relating to the transactions contemplated hereby, including the aggregate fees and expenses of the Company (i) for investment banking services for the Company and its Subsidiary (including to J.P. Morgan Chase & Co and to Deutsche Bank), (ii) to Weil, Gotshal & Manges, LLP and other legal counsel for legal services to the Company, (iii) for tax and accounting advisor services, and (iv) other items deemed to be Company Expenses pursuant to the terms of this Agreement, including as set forth in Section 7.03(c).

“Company Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on (i) the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes caused by the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the identity of Parent; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (G) any action taken by the Company or its Subsidiaries with the prior written consent or at the direction of Parent or Merger Sub in accordance with this Agreement; or (H) changes resulting or arising from the identity of, or any facts or circumstances relating to Parent, Merger Sub or any of their respective Affiliates; or (I) solely the failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clause (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (H) hereof) is, may be, contributed to or may contribute to, a Company Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Stock Option” means any option to purchase a share of Company Common Stock granted under the Company Stock Plan.

“Company Stock Plan” means the Comdata 2013 Stock Incentive Plan.

“Company Share Value” means (x) the Equity Value, divided by (y) the Aggregate Common Shares.

“Continuing Separation Agreement” means the Tax Matters Agreement (as amended pursuant to the terms hereof), the Employee Matters Agreement and each other Contract and arrangement set forth on Section 11.02 of the Company Disclosure Letter.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

“Controlled Assumption Agreement” means the Assumption Agreement dated as of October 1, 2013 between Comdata Inc. and Ceridian HCM.

“Credit Agreement” means the Credit Agreement, dated as of November 9, 2007, by and among, the Stockholder, the other borrowers party thereto, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Customer” means any of (i) a customer of the Company that offers the Card to its employee or agents or utilizes the other products or services related to the Company’s business (i.e. a fleet operator), (ii) a merchant that accepts the Card or other products or services of the Company at some or all of its locations (i.e. a fuel station retailer), or any other customer each business unit of the Company and its Subsidiaries.

“Distributing Assumption Agreement” means the Assumption Agreement dated as of October 1, 2013, among Ceridian LLC, Ceridian Co-Issuer Inc. and Comdata Inc. in connection with, inter alia, that certain credit agreement dated as of November 9, 2007, as amended and restated as of July 10, 2012, as further amended as of August 14, 2012, and as further amended as of August 21, 2013, among, inter alia,, Ceridian LLC, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as the administrative agent.

“Debt Payoff Recipient” means any holder of or trustee for Repaid Indebtedness.

“DOJ” means the United States Department of Justice.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of October 1, 2013, by and among the Stockholder, Ceridian HCM and the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Equity Value of the Company” means $3,450,000,000 minus Net Closing Indebtedness plus the Net Working Capital Adjustment (if positive), minus the Net Working Capital Adjustment (if negative).

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means the escrow agreement attached hereto as Exhibit G, with such reasonable changes as may be requested by the Escrow Agent or agreed between the parties in good faith .

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Sources” means the Persons that have committed or subsequently commits to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative or replacement debt financings in connection with the transactions contemplated by this Agreement and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Representatives involved in the Debt Financing and their successors and assigns.

“Final Merger Consideration” means (i) that number of whole shares of Parent Common Stock equal to (x) the Equity Value of the Company set forth on the final and binding Closing Statement, divided by (y) the Parent Share Price, plus (ii) Fractional Share Cash, if any, that the Stockholder would have been entitled to in accordance with Section 2.02(e).

“Fraud” means an actual and intentional fraud with respect to the making of the express representations and warranties of the Company in Article III as qualified by the Company Disclosure Letter, of Parent and Merger Sub in Article IV as qualified by the Parent Disclosure Letter, or of the Stockholder in Article V, as applicable, in each case, where such representation and warranty was deliberately made by such party and actually known to be untrue at the time of making such representation and warranty.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Global Competition Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“HCM Notes” means the Indenture, dated as of October 1, 2013, among Ceridian HCM, as issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all monetary obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit to the extent drawn, (iv) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing, (v) for lease obligations required to be capitalized under GAAP, or (vi) any breakage fees, prepayment fees, early termination fees or similar amounts to be paid or payable in connection with the early repayment of any Indebtedness in connection with the Closing.

“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 10.02(a), the Parent Covered Parties, and in the case of an indemnification claim pursuant to Section 10.02(b), the Stockholder Covered Parties.

“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 10.02(a), the Stockholder, and in the case of an indemnification claim pursuant to Section 10.02(b), Parent.

“Indemnity Escrow Account” means the indemnity escrow account with the Escrow Agent pursuant to the Escrow Agreement.

“Indemnity Escrow Amount” means $250,000,000.

“Indemnity Escrow Shares” means that number of Parent Common Stock equal to the Indemnity Escrow Amount divided by the Parent Share Price.

“Information Memorandum” means the confidential information memorandum that will be used in connection with the marketing and syndication of the Debt Financing.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, logos, trade names, domain names, technology rights and licenses, computer software (including any source or object codes therefor, and documentation and websites relating thereto) (“Software”), trade secrets, proprietary and/or confidential information and data, franchises, know-how, inventions, designs, and other intellectual property and proprietary rights, including without limitation all related goodwill, grants, registrations and applications for registration.

“Knowledge” means (i) with respect to the Company or the Stockholder, the actual knowledge of Stuart C. Harvey, Jr., Ralph Flees, Lisa Peerman, Randy Morgan, Mark Schatz. and Bruce McPheeters, and the knowledge that such persons would reasonably be expected to have after due inquiry of their direct reports, and (ii) with respect to Parent or Merger Sub, the actual knowledge of Ron Clarke, Eric Dey and Sean Bowen and the knowledge that such persons would reasonably be expected to have after due inquiry of their direct reports.

“Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its assets or properties, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest or other encumbrance in respect of such property or asset, in each case that is in the nature of security.

“Losses” shall mean all direct out-of-pocket losses, debts, liabilities, demands, interest, assessments, claims, actions, causes of action, deficiencies, fines, obligations, Taxes, interest, penalties, and cost and expenses actually incurred by a Parent Covered Party or a Stockholder Covered Party, as applicable.

“Management Incentive Plan” means the Comdata Management Incentive Plan pursuant to which certain Company employees are eligible for annual bonus compensation based on the Company’s EBITDA (for the avoidance of doubt, the Management Incentive Plan is a Company Benefit Plan).

“Marketing Period” means the first period of fifteen (15) Business Days after the date of this Agreement (A) commencing on the date that is the second (2nd) Business Day following the date that the Company has delivered to Parent the Required Financial Information and (B) throughout which the conditions set forth in Section 8.01 and Section 8.02 shall have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) (the “Condition Satisfaction Date”) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.03 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) Business Day period; provided, that such period shall either (x) commence on or after September 2, 2014 and end on or prior to December 20, 2014 (excluding November 27, 2014 and November 28, 2014 as business days); or (y) commence on or after January 5, 2015; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Company’s auditor shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information; provided, further, that when the Company in good faith believes that it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered to the Parent on the date specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information, and, within two (2) Business Days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered).

“Money Transmitter License” means any license, registration or written approval required to be obtained from any Governmental Entity in order for an entity to provide the money transmission services and payment instruments provided by the Company as of the date of this Agreement.

“Net Closing Indebtedness” means (a) (i) Indebtedness of the Company and Company Subsidiaries under the Credit Agreement (excluding, for the avoidance of doubt, any

Indebtedness under the Credit Agreement allocated to the Stockholder or its other Subsidiaries), plus (ii) Indebtedness of the Company and Company Subsidiaries (including guarantees of Indebtedness) relating to the Company’s 8-7/8% Senior Secured Notes due 2019 (which for avoidance of doubt, means the amounts required to be deposited to satisfy and discharge the indenture for such notes or otherwise repay such notes on the Closing Date), plus (iii) Indebtedness of the Company and Company Subsidiaries (including guarantees of Indebtedness) relating to the Company’s 8 1/8% Senior Notes due 2017, plus (iv) all other Indebtedness of the Company and the Company Subsidiaries, plus (v) other items listed as “Debt-Like Items” on the Sample Adjustment Calculation, plus (vi) Indebtedness of the Company and Company Subsidiaries relating to the AR facility, plus (vii) all liabilities under the Company’s Success Bonus Plan (to the extent not paid at or prior to Closing), minus (b) Cash of the Company and the Company Subsidiaries, in each case, calculated in accordance with the Accounting Principles and measured as of the Adjustment Calculation Time (for the avoidance of doubt, in no event shall “Net Closing Indebtedness” include (a) any liabilities under operating leases or undrawn letters of credit, (b) any trade payables, accrued expenses or other obligations to the extent included in Net Working Capital or (c) paid Company Expenses).

“Net Exercise Amount” means, with respect to a Company Stock Option to purchase a share of Company Common Stock, the amount equal to (a) the Company Share Value minus the exercise price of such Company Stock Option, divided by (b) the Company Share Value.

“Net Working Capital” means an amount equal to the “current assets” of the Company and the Company Subsidiaries, minus the “current liabilities” of the Company and the Company Subsidiaries, in each case, solely to the extent that such assets and liabilities are set forth in the Sample Adjustment Calculation (and excluding any asset or liability accounts expressly identified as being removed from the calculation of Net Working Capital in the Sample Adjustment Calculation), in each case, calculated in accordance with the Accounting Policies and measured as of the Adjustment Calculation Time (for the avoidance of doubt, in no event shall “Net Working Capital” include (or take into account) (a) any assets or liabilities to the extent included in the calculation of Net Closing Indebtedness, (b) paid Company Expenses or (c) any non-current assets or non-current liabilities).

“Net Working Capital Adjustment” means Net Working Capital determined as of the applicable time minus the Net Working Capital Target.

“Net Working Capital Target” means $85,357,592.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is subject to terms that, as a condition of use, copying, modification or redistribution, require such Software and/or derivative works thereof to be disclosed or distributed in source code form, to be licensed for the purpose of making derivative works, or to be redistributed free of charge, including without limitation software distributed under the GNU General Public License or GNU Lesser/Library GPL.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Covered Party” means Parent and its Affiliates (including, from and after the Closing, the Surviving Company), and each of their respective officers, directors, employees, stockholders, partners, members, managers, agents and representatives.

“Parent Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby or (ii) has a material adverse effect on (x) the business, results of operations, assets or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may occur pursuant to clause (ii): (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which Parent and its Subsidiaries operate; (C) changes or prospective changes in Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes caused by the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (G) any action taken by Parent or its Subsidiaries that is required by this Agreement or is taken with the prior written consent or at the direction of the Company in accordance with this Agreement, or the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement; or (H) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clause (H) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (G) hereof) is, may be, contributed to or may contribute to, a Parent Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Parent Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate or (y) the ability of Parent to consummate the transactions contemplated by this Agreement.

“Parent Share Price” means $131.70.

“PCI-DSS Requirements” means the various payment card industry data security requirements and standards promulgated by the Card Networks and the PCI Security Standards Council, including without limitation, the Data Security Standard (PCI DSS), the Payment Application Data Security Standard (PA-DSS), the and PIN Transaction Security (PTS) requirements, as such standards may be amended from time to time.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of Law or otherwise incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith, (iii) requirements and restrictions of zoning, building and other Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and its Subsidiaries as currently conducted, (iv) licenses or other grants of rights in Intellectual Property made in the ordinary course of business, (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith, (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business, (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, (viii) Liens resulting from securities Laws, (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, (x) prior to the Closing, Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to the Credit Agreement, the Secured Notes Indenture and the Receivables Facility, (xi) such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title, or (xii) Liens that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by the Company or any of its Subsidiaries of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means any personally identifiable information or data that relates to an identified or identifiable natural person who can be identified, directly or indirectly, by reference to a name or identification number.

“Privacy Law” means (i) all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Personal Information; (ii) all standards concerning privacy, data protection, confidentiality or information security set forth by a privacy or protection regime in which the Company has agreed in writing to participate; and (iii) applicable provisions of Company’s privacy policies, statements or notices.

“Process” or “Processing” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, and such other activities relating to Personal Information regulated by Privacy Laws.

“Receivables Facility” means the receivables facility and transactions contemplated by the Receivables Purchase Agreement dated as of August 17, 2010, by and among, Comdata Receivables, Inc., as seller, the Company, as initial servicer, Wells Fargo Bank, N.A. and Regions Bank, as purchasers, and Wells Fargo Bank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Repaid Indebtedness” means the Indebtedness of the Company and its Subsidiaries outstanding under the Credit Agreement, the Secured Notes Indenture, the Indenture, dated as of June 5, 2014, among Ceridian LLC, Comdata Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and, unless otherwise agreed by the parties, the Receivables Facility.

“Required Competition Approvals” means each of the approvals required pursuant to Global Competition Law as specified on Section 8.01 of the Company Disclosure Letter.

“Required Financial Information” means (a) the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2013, (b) an unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal quarters ended March 31, 2014 and June 30, 2014 and (c) an unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Company and its subsidiaries in a form consistent with the financial statements described in clause (b) above for each subsequent fiscal quarter ending at least 50 days prior to the Condition Satisfaction Date (it being understood and agreed that the unaudited financial statements described in clauses (b) and (c) above will not include footnotes or year-end adjustments). Parent hereby acknowledges receipt of the financial statements described in clauses (a) and (b) above.

“Sample Adjustment Calculation” means the illustrative calculation of Net Working Capital and Net Closing Indebtedness, in each case, calculated as of December 31, 2013 and June 30, 2014 attached as Exhibit E hereto.

“Screening Requirements” means all necessary customer screening activities required under applicable Law or Order in connection with the administration of the Card program, including, all anti-money laundering checks, requirements necessary to comply with the Bank Secrecy Act, as amended by the USA Patriot Act, the implementing regulations thereunder and all screening and background checks against the specially designated nationals and blocked persons list published from time to time by the United States Department of Treasury’s Office of Foreign Assets Control.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Notes Indenture” means the Indenture, dated as of July 10, 2012, among the Stockholder, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, relating to the Stockholder’s 8-7/8% Senior Secured Notes due 2019, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Spin Transaction” means the contribution and distribution, taken together, described in Section 3.10 and Section 3.11, respectively, of the Master Reorganization Agreement entered into among Ceridian Holding Corp., Ceridian Intermediate Corp., Foundation Holding, Inc., Ceridian Corporation and the other parties signatory thereto dated as of October 1, 2013.

“Stockholder Covered Party” means the Stockholder, Ceridian HCM and their respective Affiliates (including its subsidiaries, but excluding the Company), and each of their respective officers, directors, employees, stockholders, partners, members, managers, agents and representatives.

“Straddle Period” means any taxable period that begins before the Closing Date but ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Tax Claim” means any audit, examination or other administrative or judicial proceeding that is initiated by any taxing authority with respect to (i) any Spin-Off Taxes or (ii) any other Taxes for which the Stockholder may be liable.

“Tax Matters Agreement” means the Tax Matters Agreement entered into between Comdata Inc. and Ceridian HCM dated as of October 1, 2013.

“Taxes” means all federal, state, local, and foreign income, excise, alternative or add-on minimum tax, estimated, gross receipts, gross income, margin, ad valorem, profits, gains, property, capital, capital stock, sales, transfer, use, payroll, employment, unemployment, social security, license, registration, severance, withholding, franchise, occupation, premium, recording, stamp, value added, unclaimed or abandoned property, escheat, and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, statements, reports, schedules, forms and information returns, any amended return and any other document filed or required to be filed relating to Taxes.

“Transaction Document” means this Agreement, the Escrow Agreement, the Investor Rights Agreement, each Restrictive Covenant Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.

“Transaction Tax Deductions” means any costs or expenses allowed as a deduction under Section 162 of the Code arising from or related to the transactions contemplated by this Agreement, including without limitation debt breakage costs and other costs set forth in subpart (vi) of the definition of Indebtedness, compensation expenses and transaction fees.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the Knowledge or intention that such act or omission would constitute a breach of this Agreement.

Section 11.03. Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner material and adverse to any party or such party waives its rights under this Section 11.04 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.05. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents and any exhibits, annexes or schedules hereto or thereto, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and except for (i) if the Effective Time occurs, the right of (x) the holders of Company Common Stock and Company Preferred Stock to receive the Per Share Merger Consideration and (y) the holders of Company Stock Options pursuant to Section 2.03, and (ii) the provisions set forth in Section 6.03(b), Section 7.03, Section 7.08, Article X and Section 11.10 of this Agreement.

Section 11.07. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Stockholder, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

(b) Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the City of Wilmington and County of New Castle in the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case any Delaware state or federal court within the City of Wilmington and County of New Castle in the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (iii) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT

SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR STOCKHOLDER OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

Section 11.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.08 shall be null and void.

Section 11.09. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 11.10. Non-Recourse.

(a) This Agreement may only be enforced against, and any litigation matter that may be based upon, in respect of, arise under, out of or by reason, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise), of this Agreement, including, without limitation, any representation or warranty made or alleged to have been made in, in connection with, or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a party hereto (including without limitation, (i) any former, current or future direct or indirect: equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial advisor or equity source to (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (ii) any Affiliated Persons of such Affiliated Persons but specifically excluding the parties hereto (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, but specifically excluding the parties hereto “Non-Parties”)) shall have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event shall any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any litigation matter under any Recourse Theory against any Non-Party.

(b) Notwithstanding anything that may be expressed or implied in this Agreement to the contrary (and subject only to the specific contractual provisions hereof), by its acceptance hereof each party hereto acknowledges, covenants and agrees, on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, to the maximum extent explicitly permitted or otherwise conceivable under Law (and subject only to the specific contractual provisions of this Agreement), that (a) all litigation matters or claims for losses of any kind (including any liability for any amounts due or that may become due, for any reason, under or in any way related to this Agreement shall be brought only against the parties hereto pursuant to the express terms of this Agreement and not against any Non-Party, (b) such party (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them) hereby waives, releases and disclaims any and all liability against all Non-Parties under any Recourse Theory, including, without limitation, any Recourse Theory to avoid or disregard the entity form of any Party or otherwise seek to impose any liability arising out of, relating to or in connection with any Recourse Theory on any Non-Parties, whether a Recourse Theory granted by statute or based on theories of equity, agency, control instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate veil, unfairness, undercapitalization, or otherwise, and (c) such party (on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them) disclaims any reliance upon any Non-Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. This Section 11.10 shall survive the termination of this Agreement and the Non-Parties are express third party beneficiaries hereof, entitled to directly enforce the provisions hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Stockholder, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

COMPANY

COMDATA INC.

By:	/s/ Stuart C. Harvey, Jr.
Name: Stuart C. Harvey, Jr.
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO MERGER AGREEMENT]

STOCKHOLDER

CERIDIAN LLC

By:	/s/ Stuart C. Harvey, Jr.
Name: Stuart C. Harvey, Jr.
Title: Chief Executive Officer and President

PARENT

FLEETCOR TECHNOLOGIES, INC.

By:	/s/ Ron F. Clarke
Name: Ron F. Clarke
Title: CEO and Chairman

[SIGNATURE PAGE TO MERGER AGREEMENT]

MERGER SUB

FCHC PROJECT, INC.

By:	/s/ John S. Coughlin
Name: John S. Coughlin
Title: Executive Vice President

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

FORM OF INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT, dated as of             , 2014 (this “Agreement”), is entered into by and among Ceridian LLC, a Delaware limited liability company (“Ceridian”), (together with any Permitted Transferees who become parties to this Agreement through the execution of a counterpart signature page, the “Holders”), Ceridian, as representative for the Holders (the “Holder Representative”), and FleetCor Technologies, Inc., a Delaware corporation (“Parent”).

WHEREAS, Parent, Comdata Inc., a Delaware corporation (the “Company”), Ceridian and FCHC Project, Inc., a Delaware corporation, have entered into that certain Agreement and Plan of Merger, dated as of August 12, 2014 (the “Merger Agreement”), pursuant to which the Holders will receive [    ] shares of Parent Common Stock in the aggregate in consideration for all shares of Company Common Stock held by the Holders (of which [    ] shares of Parent Common Stock are to be held in escrow), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, Parent and the Holders desire to enter into this Agreement to set forth their understanding with respect to, among other things, representation on Parent’s Board of Directors (the “Board”) and the holding, transfer and registration of Parent Common Stock.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, Parent and the Holders hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. In addition, as used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Director” means a member of the Board.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder Shares” means the [    ] shares of Parent Common Stock acquired pursuant to the transactions contemplated by the Merger Agreement, whether subject to transfer or other restrictions, including any securities issued or issuable in respect of such shares of Parent Common Stock as a result of conversion, exchange, recapitalization, reorganization, replacement, stock dividend, stock split or other distribution.

“NYSE” means the New York Stock Exchange.

“Permitted Transferee” means (a) with respect to Ceridian, (i) Foundation Holding LLC, Ceridian Holding LLC, any shareholder of Ceridian Holding LLC, any direct or indirect shareholder or equityholder of any of the foregoing or any investor therein or (ii) any Affiliate of Ceridian or (b) with respect to any Holder who is a natural Person, (i) any gift or bequest or Transfer through inheritance to, or for the benefit of, any member or members of such Holder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust for the exclusive benefit of such Holder’s immediate family, or (ii) any Transfer to a trust in respect of which such Holder serves as the sole trustee (a Transfer in accordance with each of (a) and (b), a “Permitted Transfer”); provided that with respect to any Permitted Transfer, it shall be a condition precedent to such Permitted Transfer that the Permitted Transferee executes a counterpart signature page to this Agreement, pursuant to which such Permitted Transferee agrees to be bound by the terms of this Agreement.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act, including the rules promulgated thereunder.

“register,” “registered” and “registration” shall refer to a registration effected by preparing and filing (i) a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder and the declaration or ordering of effectiveness of such registration statement or document or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

“Registrable Stock” means the Holder Shares; provided, however, that any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has become effective under the Securities Act and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock may be sold without manner of sale, volume or other restriction pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) such Registrable Stock ceases to be outstanding.

“Registration Expenses” means all expenses incurred by Parent or the selling Holders in compliance with Article IV hereof, as the case may be, including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, stock exchange fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws and the fees and disbursements of counsel for Parent and one counsel for all selling Holders.

“SEC” means the Securities and Exchange Commission and any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and arranger fees applicable to the sale of Registrable Stock.

ARTICLE II

BOARD REPRESENTATION

Section 2.1 Board Representation.

(a) Subject to the rules and regulations of the NYSE and SEC, effective as of the Effective Time, the Board shall appoint one (1) individual designated by Ceridian to serve as a Class I member of the Board (the “Centurion Director”) until Parent’s annual meeting of stockholders held in 2017 and until the Centurion Director’s successor is elected and qualified or until his earlier death, resignation or removal; provided, however, that the selection of the Centurion Director shall be subject to the approval of a majority of the Board (which approval shall not be unreasonably withheld, conditioned or delayed); provided, further that Thomas M. Hagerty shall be deemed to be have been approved by the Board as the Centurion Director unless he has been charged with fraud or a crime of moral turpitude.

(b) So long as Ceridian and any Permitted Transferees collectively hold more than fifty percent (50%) of the shares of Parent Common Stock that Ceridian acquired pursuant to the transactions contemplated by the Merger Agreement (the “Minimum Percentage”), Parent (i) shall nominate the individual designated by Ceridian as the Centurion Director, for inclusion among Parent’s nominees for election to the Board at the annual meeting of Parent’s stockholders and (ii) shall use commercially reasonable efforts to cause the Centurion Director to be elected to the Board by the holders of Parent Common Stock.

Section 2.2 Resignation. If, at any time when Ceridian and any Permitted Transferees are entitled to nominate the Centurion Director pursuant to this Article II, Ceridian notifies the Board of its desire that the incumbent Centurion Director resign as a director, the Board shall vote to accept the resignation of such Centurion Director. Notwithstanding the foregoing, an incumbent Centurion Director may resign only upon the request of Ceridian or upon the prior written consent of Ceridian. As a condition to nomination and election of any individual as a Centurion Director, such individual shall deliver to the Board an irrevocable resignation from his or her directorship on the Board stating that he or she resigns upon the first to occur of the following: (i) as of the time Ceridian and its Permitted Transferees collectively hold less than the Minimum Percentage of shares of Parent Common Stock and (ii) upon notice to the Board from Ceridian of its desire that the Centurion Director resign; provided that in each case such resignation shall only be effective upon the Board’s acceptance of such resignation.

Section 2.3 Vacancy. If, at any time when Ceridian and any Permitted Transferees are entitled to nominate the Centurion Director pursuant to this Article II, a vacancy is created on the Board by reason of the incapacity, death, removal or resignation of the incumbent Centurion Director, the remaining directors shall promptly appoint the individual designated by Ceridian to the Board as the Centurion Director.

Section 2.4 Indemnification. Each Centurion Director serving on the Board shall be entitled to all indemnification granted to directors who are not employees of Parent (the “Non-Employee Directors”) on the terms no less favorable than those provided to such Non-Employee Directors. In addition, Parent agrees that it shall enter into a director indemnification agreement with the Centurion Director at the Closing (as defined in the Merger Agreement) if such an agreement has been entered into by all other Non-Employee Directors and, in such a case, on substantially the same terms thereof.

ARTICLE III

RESTRICTIONS ON TRANSFER OF HOLDER SHARES

Section 3.1 Transfer Restrictions. The Holders may not transfer any Holder Shares, whether by sale, assignment, gift, pledge, hypothecation, encumbrance, dividend, hedge, grant of future rights or otherwise (each, a “Transfer”), until after the six (6) month anniversary of the date of this Agreement (the “Restricted Period”), except for a Permitted Transfer. No rights under this Agreement shall transfer to any transferee of Holder Shares other than in connection with a Permitted Transfer.

Section 3.2 Restrictive Legends.

(a) Each certificate or book entry representing Holder Shares held by a Holder or any Permitted Transferee shall be stamped or otherwise imprinted with legends substantially in the following form, together with such other legends required by applicable law:

(i)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(ii)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION AND OTHER RESTRICTIONS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF , 2014, BY AND BETWEEN FLEETCOR TECHNOLOGIES, INC. AND THE HOLDERS PARTY THERETO.”

(b) Following the Restricted Period, Parent shall, upon request by a Holder with respect to which no rights under this Agreement have transferred under Section 3.1, promptly remove or take all appropriate action as may be required to remove the legend described under Section 3.2(a)(ii) from any certificate or book entry evidencing such Holder Shares (including any certificate or book entry held by a transfer agent on behalf of such holder). Upon request at any time after any Holder Shares have been sold to the public pursuant to an effective registration statement under the Securities Act, Parent shall promptly remove or take all appropriate action as may be required to remove, from any certificate or book entry evidencing such Holder Shares (including any certificate or book entry held by a transfer agent on behalf of such holder), the legend described under Section 3.2(a)(i). Upon request by a Holder or any Permitted Transferee at any time after any Holder Shares held by such Person may be sold pursuant to Rule 144 (or any successor provision) under the Securities Act, Parent shall promptly, upon such Person’s delivery of a customary Rule 144 representation letter to Parent and its counsel, remove or take all appropriate action as may be required to remove, from any certificate or book entry evidencing such Holder Shares (including any certificate or book entry held by a transfer agent on behalf of such holder), the legend described under Section 3.2(a)(i);

provided, however, that, if at the time of such request, either (i) such Person is an “affiliate” (as defined in Rule 144) of Parent or was an affiliate of Parent at any time during the 90-day period immediately preceding the date of such request, or (ii) such Person has held such Holder Shares for a period of greater than six months but less than one year (calculated in accordance with Rule 144), then Parent shall have no obligation to remove any such legend except in connection with a sale of the applicable Holder Shares by such Person in accordance with Rule 144 (including the delivery to Parent and its counsel of customary Rule 144 seller and broker representation letters), with any replacement “balance” certificate or book entry retaining such legend or applicable book entry notation.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Demand Registration.

(a) At any time following the six month anniversary of the date of this Agreement, the Holder Representative may request that Parent register under the Securities Act all or any portion of the Registrable Stock on Form S-3 or such other short-form registration statement under the Securities Act then available to Parent (a “Demand Registration”), including a shelf registration statement providing for the resale from time to time of any and all Registrable Stock pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). Promptly after receipt of any request for Demand Registration, Parent shall deliver written notice of such request to all other holders of Registrable Stock and such holders shall have ten (10) Business Days from the date of such notice to notify Parent in writing of their desire to include Registrable Stock in such Demand Registration. Parent shall use commercially reasonable efforts to cause the registration statement with respect to such Demand Registration to become effective under the Securities Act as soon as reasonably practicable, except to the extent such registration statement is already effective. Parent shall not be required to effect a Demand Registration more than three (3) times (and no more than two (2) times in any twelve (12) month period) for the holders of Registrable Stock as a group; provided, that a Demand Registration shall not be deemed to have been effected unless (i) it has become effective under the Securities Act, (ii) it has remained effective for the period set forth in Section 4.3(b), and (iii) the offering of Registrable Stock pursuant to such Demand Registration is not subject to any stop order, injunction or other order or requirement of the SEC (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of holders of Registrable Stock).

(b) If the Holder intends to distribute the Registrable Stock covered by the Demand Registration request by means of an underwritten offering, it shall advise Parent as part of its request for Demand Registration, and Parent shall include such information in its notice to the other holders of Registrable Stock. In such event, the holders of a majority of the Registrable Stock initially requesting the Demand Registration shall select the managing underwriter of such offering; provided, that such selection shall be subject to Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding any provision of this Agreement to the contrary:

(i)	Except as provided in Section 4.9(a) with respect to a Take Down Notice, Parent shall not be required to effect a Demand Registration within (A) 90 days following the latest of the effective date of a registration statement or the date of the filing of a prospectus or prospectus supplement pertaining to a public offering of securities for the account of Parent or (B) six months following the latest of the effective date of a registration statement or the date of the filing of a prospectus or prospectus supplement pertaining to (x) a previous Demand Registration or (y) a previous Piggyback Registration in which holders of Registrable Stock sold at least 80% of the shares of Registrable Stock requested to be included therein;

(ii)	if the Board determines in good faith that it would (A) materially adversely affect Parent’s ability to pursue or consummate a proposed or pending acquisition, disposition, strategic alliance, financing transaction or other material event involving Parent, (B) require the premature disclosure of material non-public information, or (C) prevent Parent from complying with the Securities Act or Exchange Act, Parent may (1) postpone the filing or effectiveness of any registration pursuant to this Section 4.1 and (2) suspend the rights of any holder of Registrable Stock to use any prospectus with respect to an effective Demand Registration, in each case for a period of no more than 45 days; provided, that such right to postpone or suspend a registration pursuant to this Section 4.1(c)(ii) shall be exercised by Parent (a) only if Parent has generally exercised (or is concurrently exercising) similar black-out rights (if any) against holders of similar securities that have registration rights and (b) not more than two (2) times in any twelve (12) month period and not more than 90 days in the aggregate in any twelve (12) month period; provided, further, that in the event Parent gives such notice, Parent shall extend the period during which such registration statement shall be maintained effective as provided in Section 4.3(b) by the number of days by which Parent suspends such registration statement;

(iii)	Parent shall not be obligated to cause any audit to be undertaken in connection with any such registration that Parent is not otherwise required to undertake at that time in connection with its obligations under the Securities Act, the Exchange Act and the rules and regulations thereunder; and

(iv)	Parent may satisfy its obligations to effect a Demand Registration by filing one or more prospectus supplements to a registration statement previously filed and that has become effective under the Securities Act that permits Parent to register resales of Parent Common Stock by naming in such prospectus supplement the selling stockholders of such Parent Common Stock.

(d) Parent shall not include in any Demand Registration any securities that are not Registrable Stock without the prior written consent of the holders of a majority of the Registrable Stock initially requesting such Demand Registration (which consent shall not be unreasonably withheld, conditioned or delayed). If a Demand Registration involves an underwritten offering and the managing underwriter advises Parent that in its opinion the number of shares of Registrable Stock (and, if permitted hereunder, other securities requested to be included in such offering), exceeds the number of securities that can be sold in such underwritten offering without adversely affecting the marketability or the price per share of the Registrable Stock proposed to be sold in such underwritten offering, Parent shall include in such Demand Registration (i) first, the number of shares of Parent Common Stock that the holders of Registrable Stock propose to sell, and (ii) second, the number of securities proposed to be included therein by any other Persons (including securities to be sold for the account of Parent and/or other holders of Parent Common Stock) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Stock proposed to be sold can be included in such offering, then the Registrable Stock that is included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of shares of Registrable Stock held by each such holder.

Section 4.2 Piggyback Registration.

(a) In the event that Parent determines that it shall file a registration statement under the Securities Act for the registration of Parent Common Stock (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer, an offering of securities solely to Parent’s existing stockholders, or a registration statement registering Parent Common Stock that is issuable solely upon conversion of debt securities or a registration statement solely with respect to an employee benefit plan) on any form that would also permit the registration of Registrable Stock, Parent shall each such time promptly give each Holder of Registrable Stock written notice of such determination, setting forth the date on which Parent proposes to file such registration statement (or prospectus filed pursuant to Rule 424 under the Securities Act relating to an effective shelf registration statement), which date shall be no earlier than ten (10) Business Days from the date of such notice, and advising such Holders of their right to have Registrable Stock included in such registration. Upon the written request of a Holder of Registrable Stock received by Parent no later than five (5) Business Days after the date of Parent’s notice to such Holder, Parent shall use its commercially reasonable efforts to cause to be registered under the Securities Act pursuant to such registration statement all of the Registrable Stock that each such Holder has so requested to be registered. Notwithstanding the foregoing, this Section 4.2(a) shall not apply to any Holder Shares during the Restricted Period.

(b) If the managing underwriter advises Parent in writing (or, in the case of a non-underwritten offering, if in the reasonable opinion of Parent, Parent determines) that the total amount of securities to be so registered, including such Registrable Stock, will exceed the maximum amount of Parent’s securities that can be sold in such offering without adversely affecting the marketability or the price per share of the securities proposed to be sold in such offering, then Parent shall be entitled to reduce the number of shares of Registrable Stock to be sold in such offering in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by each Holder of Registrable Stock. For clarity, Parent, including upon the advice of any managing underwriter, shall have the ability to fully cut back any Registrable Stock in connection with any such offering in accordance with this Section 4.2(b).

(c) If, at any time after giving written notice of its intention to register any Parent Common Stock pursuant to this Section 4.2 and prior to the effective date of the registration statement filed in connection with such registration (or the filing of the applicable prospectus pursuant to Rule 424 under the Securities Act), Parent shall determine for any reason not to register such Parent Common Stock pursuant to this Section 4.2 or to delay registration of such

Parent Common Stock, Parent may, at its election, give written notice of such determination to each Holder of Registrable Stock and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Stock in connection with such abandoned registration, and (ii) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Stock for the same period as the delay in registering such other equity securities, which period, for the avoidance of doubt, shall be determined by Parent in its sole discretion.

Section 4.3 Registration Procedures. In connection with the obligations of Parent with respect to any registration pursuant to this Agreement, Parent shall, as soon as reasonably practicable:

(a) before filing with the SEC a registration statement or prospectus thereto with respect to the Registrable Stock and any amendments or supplements thereto, at Parent’s expense, furnish to the Holder Representative copies of all such documents (other than documents that are incorporated by reference) proposed to be filed and such other documents reasonably requested by the Holder Representative and provide a reasonable opportunity for review and comment on such documents by the Holder Representative;

(b) other than in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement and as may be necessary to keep such registration statement effective for a period of at least 90 days;

(c) in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement and as may be necessary to keep such registration statement effective until the earlier of six months following the effective date of such registration statement or all Registrable Stock covered by such registration statement have been sold;

(d) furnish to each Holder selling Registrable Stock and any underwriters such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto) and any exhibits filed therewith or documents incorporated by reference therein as such Holder or underwriter may reasonably request to facilitate the disposition of such Registrable Stock;

(e) use all reasonable efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably requested by the Holders of such Registrable Stock or any underwriters for the distribution of the Registrable Stock covered by the registration statement; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not be required to qualify but for the requirements of this paragraph (e); provided, further, that Parent shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

(f) subject to Section 4.1(c)(ii), promptly notify each Holder of Registrable Stock at any time when a prospectus relating to the sale of Registrable Stock is required to be delivered under the Securities Act of the happening of any event, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of a Holder of Registrable Stock promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) upon reasonable notice and during Parent’s normal business hours, make available for inspection by any Holder selling Registrable Stock, any underwriters, and any attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of Parent, which are reasonably necessary to enable such Holder to conduct an appropriate due diligence inquiry (collectively, “Records”), and cause Parent’s officers, directors and employees to supply all such Records reasonably requested by any such Person in connection with such registration statement; provided, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, Parent shall not be required to provide any information under this Section 4.3(g) if (i) Parent reasonably believes, after consultation with its counsel, that to do so would cause Parent to forfeit an attorney-client privilege that was applicable to such information or (ii) if Parent reasonably determines in good faith that such Records are confidential and so notifies such Holder in writing, unless prior to furnishing any such information with respect to this clause (ii) such Holder agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions;

(h) to the extent any registration is by means of an underwritten offering, enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of any Registrable Stock included in such registration, provided that Parent shall not be required to cause any director, executive officer or employee of Parent to participate in any “road show” presentations or other marketing meetings or activities with any prospective investor;

(i) provide a transfer agent and registrar for all Registrable Stock covered by such registration statement not later than the effective date of such registration statement;

(j) notify each Holder of Registrable Stock, promptly after it shall receive notice thereof, of the time when such registration statement, or any post-effective amendments to the registration statement, shall have become effective, or a supplement to any prospectus forming part of such registration statement has been filed;

(k) make available to each Holder whose Registrable Stock is included in such registration statement as soon as reasonably practicable after the same is prepared and publicly distributed, filed with the SEC, or received by Parent, an executed copy of each letter written by or on behalf of Parent to the SEC or the Staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the Staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such registration statement;

(l) respond as soon as reasonably practicable to any and all comments received from the SEC or the Staff of the SEC with a view towards causing such registration statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such registration statement or any amendment thereto will not be subject to review;

(m) advise each Holder of Registrable Stock promptly after it shall receive notice or obtain knowledge thereof, of (i) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose, (ii) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Stock under state securities or “blue sky” laws or the initiation or threat of initiation of any proceedings for that purpose and (iii) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension;

(n) use all reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement and obtain as soon as practicable the withdrawal of any such stop order, injunction or other order or requirement that is issued;

(o) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, but not later than 15 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act;

(p) use all reasonable efforts to list (to the extent not already listed) the Registrable Stock covered by such registration statement with any securities exchange on which Parent Common Stock is then listed;

(q) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any registration statement or prospectus used under this Agreement (and any offering covered thereby); and

(r) use all reasonable efforts to take all other actions necessary or customarily taken by issuers to effect the registration of the Registrable Stock contemplated hereby.

Section 4.4 Furnish Information. Each Holder selling Registrable Stock shall furnish to Parent such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as Parent shall reasonably request and as shall be required in connection with the registration of the Registrable Stock.

Section 4.5 Expenses of Registration. All Registration Expenses incurred in connection with each registration pursuant to this Agreement shall be borne by Parent and the Holders selling Registrable Stock as follows: (i) all Registration Expenses incurred in connection with the first registration pursuant to this Agreement shall be borne by Parent; (ii) all Registration Expenses incurred in connection with the second registration pursuant to this Agreement shall be borne by the Holders selling Registrable Stock, in proportion to the number of shares of Registrable Stock sold; and (iii) all Registration Expenses incurred in connection with the third or any later registration pursuant to this Agreement shall be borne equally by Parent, on one hand and the Holders selling Registrable Stock in proportion to the number of shares of Registrable Stock sold, on the other hand. All Selling Expenses incurred in connection with each registration shall be borne by the Holders selling Registrable Stock, in proportion to the number of shares of Registrable Stock sold.

Section 4.6 Underwriting Requirements. In connection with any underwritten offering pursuant to this Article IV, the right of any Holder to have Registrable Stock included in any such registration shall be conditioned upon such Holder’s participation in such underwriting, and each such Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters and shall complete and execute all questionnaires, powers of attorney, indemnities and other documents required under the terms of such underwriting agreement; provided, that no Holder selling Registrable Stock in any such underwritten registration shall be required to make any representations or warranties to Parent or the underwriters (other than representations and warranties regarding such Holder, such Holder’s ownership of Registrable Stock to be sold in the offering, such Holder’s intended method of distribution and any other representation required by law). If any Holder selling Registrable Stock in any such underwritten registration disapproves of the terms of such underwriting, then such Holder may elect to withdraw therefrom by delivering written notice to Parent and the managing underwriter, which notice must be delivered no later than the date immediately preceding the date on which the underwriters price such offering.

Section 4.7 Covenants Relating to Rule 144. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Stock to the public without registration, Parent agrees, so long as any Holder or any Permitted Transferee owns any Registrable Stock, to:

(a) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act; and

(c) furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to a Holder of Registrable Stock promptly upon request (i) a copy of the most recent annual or quarterly report of Parent, and (ii) such other reports and documents of Parent so filed with the SEC (other than comment letters and other correspondence between Parent and the SEC or its Staff, except as required by Section 4.3(k)) as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 4.8 Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

(a) Parent shall indemnify, defend and hold harmless each Holder selling Registrable Stock, such Holder’s directors, officers, employees, agents, representatives and Affiliates, each Person who participates in the offering of such Registrable Stock, and each Person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages, liabilities, expenses or actions, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, expenses or actions (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405)) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors, officers, employees, agents, representatives and Affiliates, such participating Person or controlling Person for any documented legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the indemnity agreement contained in this Section 4.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent; provided, further, that Parent shall not be liable to any Holder, such Holder’s directors, officers, employees, agents, representatives and Affiliates, participating Person or controlling Person in any such case for any such loss, claim, damage, liability, expense or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use therein, by any such Holder, such Holder’s directors, officers, employees, agents, representatives and Affiliates, participating Person or controlling Person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors, officers, employees, agents, representatives and Affiliates, participating Person or controlling Person.

(b) Each Holder whose shares of Registrable Stock are included in the registration being effected shall, severally and not jointly, indemnify, defend and hold harmless Parent, each of its directors, officers, employees, agents, representatives and Affiliates, each Person, if any, who controls Parent within the meaning of the Securities Act, and each agent for Parent against any losses, claims, damages, liabilities, expenses or actions to which Parent or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, expenses or actions (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405)) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use therein; and each such Holder shall reimburse any documented legal or other expenses reasonably incurred by Parent or any such director, officer, employee, agent, representative or Affiliate, controlling person or agent (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the indemnity agreement contained in this Section 4.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, expense or action if such settlement is effected without the reasonable consent of such Holder; provided, further, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability, expense or action which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder (after the deduction of all underwriters’ discounts and commissions and all other expenses paid by such Holder in connection with such registration) from the sale of Registrable Stock covered by such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent, Parent’s directors, officers, employees, agents, representatives and Affiliates, participating Person or controlling Person.

(c) Promptly after receipt by an indemnified party under this Section 4.8 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.8, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of such indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 4.8, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

(d) (i) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities, expenses or actions referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(iii) The liability of each Holder in respect of any contribution obligation of such Holder under this Agreement with respect to a particular registration shall not exceed the net proceeds (after the deduction of all underwriters’ discounts and commissions and all other expenses paid by such Holder in connection with such registration) received by such Holder from the sale of the Registrable Stock covered by such registration statement.

Section 4.9 Shelf Take Downs.

(a) At any time that a Shelf Registration covering Registrable Stock is effective, if the Holder Representative delivers notice to Parent (a “Take Down Notice”) that the holders of Registrable Stock intend to effect an underwritten offering of Registrable Stock included in the Shelf Registration, Parent shall amend or supplement the registration statement or related prospectus for the Shelf Registration as may be necessary to enable such Registrable Stock to be distributed pursuant to the Shelf Registration; provided, that the Holder Representative shall not be entitled to deliver (i) more than two such Take Down Notices in any 12-month period, or (ii) any such Take Down Notice within (A) 60 days following the latest of the effective date of a registration statement or the date of the filing of a prospectus or prospectus supplement pertaining to a public offering of securities for the account of Parent or (B) six months following the latest of the effective date of a registration statement or the date of the filing of a prospectus or prospectus supplement pertaining to (x) a previous Demand Registration or (y) a previous Piggyback Registration in which Holders sold at least 80% of the shares of Registrable Stock requested to be included therein.

(b) In connection with the delivery of any Take Down Notice, the Holder Representative shall also deliver the Take Down Notice to all other holders of Registrable Stock included in such registration statement and permit each such other holder to include its Registrable Stock in such Shelf Registration if such other holder responds to the Take Down Notice within five (5) Business Days.

(c) If the managing underwriter of such Shelf Registration advises Parent in writing that the total amount of securities to be included in the take down will exceed the maximum amount of Parent’s securities that can be sold in such offering without adversely affecting the marketability or the price per share of the securities proposed to be sold in such take down, then Parent shall be entitled to reduce the number of shares of Registrable Stock to be sold in such take down in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by each Holder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Parent. Parent represents and warrants to the Holders as follows:

(a) Parent has the requisite corporate power and authority to execute, deliver and perform this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief and certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(c) the execution, delivery and performance of this Agreement by Parent do not violate or conflict with or constitute a default under Parent’s certificate of incorporation or bylaws; and

(d) no holders of Parent Common Stock or any securities converted into Parent Common Stock have been granted as of the date of this Agreement registration rights superior to or pari passu to those granted pursuant to this Agreement.

Section 5.2 Representations and Warranties of the Holders. Each Holder represents and warrants to Parent as follows:

(a) such Holder has the requisite power and authority (whether corporate or otherwise) to execute, deliver and perform this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by such Holder and constitutes a valid and binding obligation of such Holder, enforceable in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief and certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought; and

(c) as of the date of this Agreement, such Holder does not own any securities of Parent other than Parent Common Stock received pursuant to the Merger Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Subsequent Investor Rights Agreements. From the date hereof until all Registrable Stock ceases to be Registrable Stock, Parent shall not enter into any agreement with any current or future shareholders or optionholders of Parent Common Stock that would conflict with or that would provide registration rights superior to those granted pursuant to this Agreement other than with respect to the transfer restrictions in Section 3.1.

Section 6.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

Section 6.3 Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by Parent and the Holder Representative.

Section 6.4 Assignment. Except where otherwise expressly provided herein or pursuant to a Permitted Transfer, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by a Holder or a Permitted Transferee without the prior written consent of Parent. Any attempted assignment in violation of this Section 6.4 shall be void.

Section 6.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Permitted Transferees and each of their respective permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto, the Permitted Transferees and such assigns, any legal or equitable rights hereunder.

Section 6.6 Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent:	FleetCor Technologies, Inc. 5445 Triangle Parkway Norcross, Georgia 30092 Fax: 770-582-8236 Attention: Sean Bowen

Copy to Counsel:	Alston & Bird LLP

1201 West Peachtree Street Atlanta, Georgia 30309 Fax: 404-253-8261 Attention: Chris Baugher

If to the Holder Representative:	Ceridian LLC 3311 East Old Shakopee Road Minneapolis, MN 55425 Fax: (952) 853-5300 Attention: Chief Executive Officer

Copy to Counsel:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Fax: (212) 310-8007 Attention: Michael J. Aiello

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 6.6.

Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service, including by email attachment, shall be considered original executed counterparts for purposes of this Agreement.

Section 6.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 6.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without regard to conflicts of laws principles.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties or as specifically provided herein. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party irrevocably consents to the service of any and all process in any such action, suit or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 6.6.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.11 Holder Representative. Each Holder and each Permitted Transferee hereby constitutes and appoints Ceridian, as the Holder Representative, as his, her, or its true and lawful attorney-in-fact (i) to give and receive all notices and communications required or permitted under this Agreement, (ii) to agree to, negotiate, enter into settlements and compromises with respect to this Agreement, (iii) to negotiate, agree and enter into any amendments to this Agreement as per Section 6.3 of this Agreement, and (iv) to communicate to Parent any elections of the Holders or the Permitted Transferees with respect to the registration rights provided for in ARTICLE IV hereof. The Holder Representative may take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of any of the foregoing, each Holder and Permitted Transferee agreeing to be fully bound by the acts, decisions and agreements of the Holder Representative taken and done pursuant to the authority herein granted. The Holder Representative shall not be liable, responsible or accountable in damages or otherwise to the Holders for any loss or damage incurred by reason of any act or failure to act by the Holder Representative, and each Holder and Permitted Transferee shall jointly and severally indemnify and hold harmless the Holder Representative against any loss or damage except to the extent such loss or damage shall have been the result of the individual gross negligence or willful misconduct of the Holder Representative. In the event that the Holder Representative resigns, liquidates, dissolves or becomes unable to perform its functions hereunder, the Holders and the Permitted Transferees shall promptly select an alternate person to serve as the Holder Representative and shall promptly notify Parent of such selection. Parent may conclusively and absolutely rely, without inquiry, upon any decision, act, consent, notice or instruction of the Holder Representative as being the decision, act, consent, notice or instruction of each of and all of the Holders and the Permitted Transferees. Parent is hereby relieved from any liability to any Person, including the Holders and any Permitted Transferee, for any acts done by it in accordance with or reliance on such decision, act, consent, notice or instruction of the Holder Representative. All notices or other communications required to be made or delivered by Parent to the Holders or the Permitted Transferees shall be made to the Holder Representative for the benefit of the Holders and the Permitted Transferees, and any notices so made shall discharge in full all notice requirements of Parent to the Holders and the Permitted Transferees with respect thereto. All notices or other communications required to be made or delivered by the Holders or the Permitted Transferees to Parent shall be made by the Holder Representative, and any notices so made shall discharge in full all notice requirements of the Holders or the Permitted Transferees to Parent with respect thereto.

Section 6.12 Change in Law. In the event any law, rule or regulation comes into force or effect which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise this Agreement to achieve the parties’ intention set forth herein.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be duly executed as of the date first above written.

PARENT:

By:
Name:
Title:

HOLDER
REPRESENTATIVE:
Name:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

INVESTOR RIGHTS AGREEMENT

COUNTERPART SIGNATURE PAGE

The undersigned hereby agrees to all the terms and provisions of the Investor Rights Agreement, dated [            ], 2014, by and among the Holders party thereto, Ceridian LLC, as representative for the Holders (the “Holder Representative”), and FleetCor Technologies, Inc., a Delaware corporation (the “Investor Rights Agreement”), and agrees to be bound by the terms and provisions thereof as a party thereto, as evidenced by the execution of this Counterpart Signature Page which, together with other Counterpart Signature Pages, is hereby incorporated into the Investor Rights Agreement.

IN WITNESS WHEREOF, the undersigned has signed this Counterpart Signature Page effective [            ], 20[    ].

By:
Name:

EXHIBIT B

FORM OF STOCKHOLDER NON-COMPETITION,

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Non-Competition, Non-Solicitation and Non-Disclosure Agreement (this “Agreement”) is entered into as of [—], 2014, by and between Ceridian LLC (the “Restricted Party”) and Comdata Inc. (the “Company”). All capitalized terms used herein but not otherwise defined herein shall have the meanings respectively ascribed to such terms in the Merger Agreement.

RECITALS:

A. Pursuant that certain Agreement and Plan of Merger dated August 12, 2014 (the “Merger Agreement”), by and among the Company, the Restricted Party, FleetCor Technologies, Inc. (“Parent”) and FCHC Project, Inc. (“Merger Sub”), Parent is acquiring substantially all of the equity of the Company by the merger of Merger Sub with and into the Company.

B. The Restricted Party is the sole shareholder of the Company and shall receive certain consideration from Parent pursuant to the Merger Agreement.

C. The Restricted Party has obtained knowledge of the business, affairs, finances, management, marketing programs and philosophy, clients and methods of operation of the Company.

D. Ceridian HCM Holding, Inc. (“HCM”) is a wholly owned subsidiary of Restricted Party.

E. HCM and each of its Subsidiaries is a Restricted Subsidiary hereunder.

F. The goodwill of the Company and its Subsidiaries that Parent will receive from the Company as a result of the Merger is a significant part of the value of the Merger and is critical to Parent’s decision to enter into the Merger Agreement, and the Restricted Party acknowledges and agrees on behalf of itself and the Restricted Subsidiaries that the value of the goodwill of the Company and its Subsidiaries would be materially diminished without the covenants contained in this Agreement.

G. The Restricted Party’s execution and delivery of this Agreement is a condition precedent to Parent’s obligation to complete the transactions contemplated by the Merger Agreement, and Parent would not complete the transactions contemplated by the Merger Agreement without the execution of this Agreement by the Restricted Parties.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a) “Protected Person” means an employee of the Company or its Subsidiaries as of the date hereof for so long as such person remains an employee of the Company or its Subsidiaries and for twelve (12) months thereafter.

(b) “Restricted Business” means the business of providing products and services related to (i) issuing, processing and distribution of fuel cards, draft instruments, purchasing cards, virtual cards, or ghost cards that enable business to business payments; (ii) gift card processing for retailers or (iii) trucking permits, fuel taxes, and/or pilot car brokering. For the avoidance of doubt, in no event shall the business of providing (x) paycards, payroll checks, payroll processing or direct deposits or (y) a marketplace for employees of any customer to purchase and use gift cards, credit cards and other similar products provided by partner companies that are purchased by employees out of personal funds be considered a “Restricted Business” for purposes of this Agreement.

(c) “Restricted Subsidiary” means any entity with respect to which the Restricted Party possesses now or in the future, directly or through any of its Restricted Subsidiaries, the power to direct or cause the direction of management or policies of such entity, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. Once an entity is considered a Restricted Subsidiary hereunder, it shall always be considered a Restricted Subsidiary for purposes of this Agreement.

(d) “Restricted Territory” means the United States of America.

2. Non-Competition.

(a) Subject in all cases to Section 4, the Restricted Party covenants and agrees that at all times during the period beginning on the date of this Agreement and ending on the date that is two (2) years from the date of this Agreement (the “Non-Compete Period”), the Restricted Party will not, and will cause each Restricted Subsidiary not to (i) carry on or engage in the Restricted Business within the Restricted Territory or (ii) own any interest in or organize a Person which carries on or engages in the Restricted Business within the Territory ((i) and (ii) collectively referred to herein as “Competitive Activities”).

(b) During the Non-Compete Period, if Restricted Party or any Restricted Subsidiary desires to enter into a referral partner program with a third party to provide products or services that would constitute Competitive Activities pursuant to Section 2(a), then the Restricted Party agrees to exclusively use and partner with (and cause the Restricted Subsidiaries to exclusively use and partner with) the Company, to provide such product and service for the duration of the Non-Compete Period on Competitive Terms subject to the other terms and provisions of this Section 2(b). If the Restricted Party determines that the Company is not offering to provide Competitive Terms to the Restricted Party or any Restricted Subsidiary, the Restricted Party shall notify the Company and the parties shall negotiate in good faith for thirty (30) days to attempt to agree to Competitive Terms. If, after such negotiation period, the Company has not agreed to provide such products or services to the Restricted Party and the Restricted Subsidiaries on Competitive Terms, the Restricted Party and Restricted Subsidiaries may utilize an alternative provider with respect to such products or services on terms no less favorable than those being offered by the Company. “Competitive Terms” means terms (taken as a whole) no less favorable to the Restricted Party and the Restricted Subsidiaries than could be obtained from a third party with respect to the planned scope, duration, product offering, fee arrangement, customer service levels, contract terms (including, but not limited to indemnity, termination and default provisions) and other principal commercial terms of the referral partner program; provided, that with respect to fees/pricing, if the Company offers to provide the applicable products or services at the 75th percentile of the pricing for such products and services that the Company charges to other equivalently situated customers, based upon annual volumes and annual spend with the Company (meaning that the Company offers pricing terms equal to those that, from the customers’ perspective, are better than 75% of such similarly-situated customers of the Company), then the Restricted Party and the Restricted Subsidiaries shall not be able to object to such fees/pricing as not being on “Competitive Terms” on the basis of fees/pricing. For the avoidance of doubt, nothing in this Section 2(b) requires any Restricted Party to utilize the Company and/or any of its Affiliates for products and/or services which are permitted pursuant to the terms and provisions of Section 4(a), 4(b), 4(d) or 4(e).

3. Non-Solicitation of Business Relationships. The Restricted Party covenants and agrees that at all times during the period beginning on the date of this Agreement and ending on the date that is five (5) years from the date of this Agreement (the “Customer Non-Solicit Period”), such Restricted Party will not, and will cause each Restricted Subsidiary not to, whether for its own account or for the account of any other Person, without the prior written consent of Parent, (A) solicit, perform or offer to perform or engage in the Restricted Business for any customer of the Company or any of its Subsidiaries as of the date hereof or any reseller set forth on Annex A hereto (each, a “Specified Reseller”); or (B) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any of its Subsidiaries and any customer of the Company or any or any of its Subsidiaries as of the date hereof or any Specified Reseller.

4. Permitted Actions. Notwithstanding the terms of Section 2(a), neither the Restricted Party nor any Restricted Subsidiary of the Restricted Party shall be precluded from (a) engaging, or owning an interest, in any type of business that the Restricted Party or its Restricted Subsidiaries is engaged in, or owns a 25% or more ownership interest in, as of the date of this Agreement (regardless of the legal form or Person through which such business may be conducted from time to time), (b) engaging in any business (other than the Restricted Business) which is related to, or a complementary extension of, any type of business that such Restricted Party or Restricted Subsidiary is engaged in, or owns a 25% or more ownership interest in, as of the date of this Agreement (regardless of the legal form or Person through which such business may be conducted from time to time), (c) entering into a partnership or other commercial arrangement with any Person that provides Competitive Activities (except to provide a product or service then-offered by Company, which is governed by Section 2(b) hereof), (d) acquiring (and subsequently, owning or operating) any Person or the business of any Person who is, or through any of its Subsidiaries is, engaged in the Restricted Business (an “Acquired Business Competitor”) by means of (i) any merger, consolidation, joint venture, or other business combination pursuant to which the business of an Acquired Business Competitor is combined with the business of the Restricted Party or any of its Restricted Subsidiaries, (ii) the acquisition by the Restricted Party or any Restricted Subsidiary, of the capital stock of an Acquired Business Competitor, by way of tender or exchange offer, negotiated purchase or other means, or (iii) the acquisition by the Restricted Party or any Restricted Subsidiary, of the assets, properties, or business of an Acquired Business Competitor, by way of a purchase, exchange, joint venture, or other means; provided, that the Competitive Activities conducted by such Acquired Business Competitor by value is less than 25% of the value of the business or businesses being acquired, or (e) engaging in any passive investment in a publicly-traded company or ownership interest in a publicly-traded company that is not controlled by the Restricted Party or its Restricted Subsidiaries.

5. Sales of Restricted Parties and Restricted Subsidiaries. Subject to the terms of this Section 5, neither the Restricted Party nor any Restricted Subsidiary of the Restricted Party shall be precluded from selling or transferring any Restricted Subsidiary, or the business of any Restricted Subsidiary, to a third party by means of (A) a merger, consolidation, joint venture, or other business combination, (B) the sale, directly or indirectly, of the capital stock of any Restricted Subsidiary, by way of tender or exchange offer, negotiated purchase or other means, or (C) the sale by the Restricted Party or a Restricted Subsidiary of the assets, properties, or business of any Restricted Subsidiary, by way of a direct or indirect sale, exchange, joint venture, or other means. The restrictions set forth in this Agreement apply to, and are intended to apply to, the Restricted Party, the Restricted Subsidiaries and the business operations and assets of the Restricted Party and Restricted Subsidiaries (the “Legacy HCM Business”), regardless of the owner of the Legacy HCM Business. Accordingly, the Restricted Party shall ensure that the Legacy HCM Business continues to be bound by the terms of this Agreement. In the event that a third party purchaser (“Purchaser”) acquires all of the Legacy HCM Business or a portion of the Legacy HCM Business that generates 40% or more of the EBITDA of the Legacy HCM Business (based on the definition of EBITDA in HCM’s credit facility), whether by acquisition of assets, shares, merger, consolidation or otherwise, the Restricted Party shall provide evidence in form and substance reasonably satisfactory to the Company that the restrictive covenants set forth in this Agreement continue to apply to, be binding upon and be enforceable by the Company against the Legacy HCM Business following any such transaction. Notwithstanding the foregoing, in no event shall the restrictions set forth in Section 2(a), Section 3 or Section 6 of this Agreement apply to Purchaser’s other business operations, Purchaser’s parent company or any other Affiliate of Purchaser (other than the Restricted Party or Restricted Subsidiaries, as applicable) or to any of their respective business operations; provided, however, that in no event shall Purchaser be permitted to utilize Confidential Information in violation of the terms hereof. Restricted Party will not, and will cause its Restricted Subsidiaries not to, participate in any corporate reorganization to circumvent the Specified Covenants. Upon the reasonable request of the Company, the Restricted Party will, and will cause each Restricted Subsidiary to, take any actions that are necessary or advisable (including the execution of agreements or other documents) to affect the purpose of this Section 5.

6. Non-Solicitation Of Employees. The Restricted Party covenants and agrees that at all times during the period beginning on the date of this Agreement and ending on the date that is two (2) years from the date of this Agreement (the “Employee Non-Solicit Period”), the Restricted Party will not, and will cause each Restricted Subsidiary not to, whether for its own account or for the account of any other Person solicit any Protected Person to accept employment with any other Person or to employ any Protected Person; provided, however, this Agreement shall not prohibit (i) any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such persons, (ii) the solicitation or hiring of any such person who initiates employment discussions with the Restricted Party or Restricted Subsidiary, or (iii) the

solicitation for hire or hiring of any such person whose employment was terminated by the Company or any of its Affiliates or who has ceased to be employed with the Company or its Affiliates for a period of at least twelve (12) months.

7. Confidential Information. The Restricted Party recognizes that it and the Restricted Subsidiaries have had access to certain valuable, confidential, privileged and proprietary information related to the business of Company and its Subsidiaries, including, without limitation, all such information with respect to the Company and its Subsidiaries (i) from which Company or any of its Subsidiaries derive economic value, actual or potential, from not being generally known or readily ascertainable by other persons (outside Parent or Company) who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts by Company or its Affiliates that are reasonable under the circumstances to maintain its secrecy or confidentiality (collectively, the “Confidential Information”). Nothing in the foregoing sentence shall be deemed to require that documents of Company or its Subsidiaries be stamped “confidential” or maintained in locked or otherwise secured files within such Company in order to maintain secrecy or confidentiality. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, technical or nontechnical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, existing and future products sales and marketing information, and employees of Company or its Subsidiaries, and all physical embodiments of the foregoing. Confidential Information will not include any information which (i) is or becomes generally known to the public other than as a result of its disclosure by the Restricted Party or any Restricted Subsidiaries; (ii) has been approved for release to the general public by written authorization of Parent or Company; (iii) has been disclosed pursuant to a requirement of a Governmental Entity or of Law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of Law; or (iv) was or is independently developed by the Restricted Party or any Restricted Subsidiary without use of the Confidential Information; provided, however, that to the extent permitted by Law, the Restricted Party must first have given written notice of such required disclosure to Parent and Company, cooperated in Parent’s and Company’s efforts to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required, and taken reasonable steps to allow Parent or Company to seek to protect the confidentiality of the information required to be disclosed. Confidential Information may include information disclosed to Company or its Subsidiaries by a third party which Company or its Subsidiaries is obliged to treat as confidential. The Restricted Party agrees that the Restricted Parties and the Restricted Subsidiaries will not (a) use any Confidential Information in connection with carrying on or engaging in the Restricted Business on its own behalf or on behalf of any other Person or (b) reveal, divulge, or disclose any Confidential Information to a third party, unless required by law, regulation, governmental order or similar process. The Restricted Party agrees that the Restricted Parties and the Restricted Subsidiaries will protect the Confidential Information with the degree of care such party uses to protect its own Confidential Information of a similar type. Upon the Company’s written request, the Restricted Party and the applicable Restricted Subsidiary(ies) will promptly use commercially reasonable efforts to destroy or deliver to Parent or Company, as directed, any Confidential Information that is specifically and expressly listed in such written notice that is then in Restricted Party’s (or Restricted Subsidiary’s) custody, control or possession.

8. Acknowledgement of Reasonableness; Severability.

(a) It is agreed and understood by and among the parties to this Agreement that each of the restrictive covenants set forth in Section 2(a), Section 2(b), Section 3, Section 5, Section 6 and Section 7 (the “Specified Covenants”) herein are each, individually, essential elements of this Agreement, and that but for the agreement of the Restricted Parties to comply with such Specified Covenants, the Company would not have agreed to enter into the Merger Agreement or any of the agreements ancillary thereto. Further, the Restricted Party expressly acknowledges that the restrictions contained in the Specified Covenants are reasonable and necessary to accomplish the mutual objectives of the parties and to protect the legitimate business and proprietary interests of the Company and to protect the Company’s business relationships and connections, trade secrets, proprietary information, other Confidential Information and goodwill.

(b) The provisions of this Agreement are and shall be fully severable and each Specified Covenant is independent and separately given. It is agreed by the parties that if any portion of any Specified Covenant set forth herein is held to be invalid, unreasonable, arbitrary or against public policy, then each such Specified Covenant shall be considered divisible both as to time, geographical area and any other relevant feature. If any Specified Covenant shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such provision shall be carried out and enforced to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein. The Restricted Party and the Company hereby instruct any court that may find any Specified Covenant to be unenforceable because it is overbroad or in violation of public policy to modify the covenant to the minimum extent needed to permit enforcement thereof.

(c) The Restricted Party agrees this Agreement is ancillary to the sale of a business and the Specified Covenants are entitled to the rule of liberal judicial enforcement applicable to such Specified Covenants. The Restricted Party agrees that it is receiving good and valuable consideration for entering into this Agreement, which consideration includes, among other things, all of the rights and benefits afforded under the Merger Agreement, and such other good and valuable consideration. The Restricted Party acknowledges and agrees that Company has relied upon the Specified Covenants contained in this Agreement and that said covenants are conditions to and a material part of Company’s willingness to enter into the Merger Agreement.

(d) The Restricted Party hereby acknowledges and agrees that a breach by the Restricted Parties of the Specified Covenants would cause irreparable damage to the Company which may be exceedingly difficult to measure, and that the remedy at law for such breach would be inadequate to compensate the Company for its losses. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Specified Covenants and to enforce specifically the performance of the terms and provisions of the Specified Covenants. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

9. Representations. Each of the parties hereto has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. No other corporate or limited liability company proceedings on the part of any party hereto are necessary to authorize or adopt this Agreement. The execution, delivery and performance by all parties to this Agreement and the consummation by all parties to this Agreement of the transactions contemplated by this Agreement are within the corporate or limited liability company powers, as applicable, of each respective party and have been duly authorized by all necessary corporate or limited liability company action on the part of each of the parties hereto. Each of the parties hereto have each duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The Restricted Party acknowledges and agrees that the restrictions on certain activities and the other undertakings made by the Restricted Party in this Agreement may adversely affect such Restricted Party’s ability to obtain future business and to engage in other pursuits and that such Restricted Party nonetheless intends to be bound by all of the restrictions, undertakings and other obligations required in this Agreement.

10. Governing Law. This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of any party hereto in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by either party hereto without the prior written consent of the other party. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11 shall be null and void.

12. Termination. This Agreement (a) may be terminated at any time by the mutual written consent of the parties hereto and (b) shall automatically terminate without requiring any further action by the parties hereto upon the latest to occur of (i) the expiration of the Non-Compete Period, (ii) the expiration of the Customer Non-Solicit Period and (iii) the expiration of the Employee Non-Solicit Period; provided, that the covenants of confidentiality set forth herein with respect to any Confidential Information consisting of trade secrets under applicable Law shall apply on and after the date hereof to any Confidential Information disclosed by the Company prior to the date hereof and will continue and be maintained by the Restricted Party at any and all times following the termination of this Agreement so long as such Confidential Information remains a trade secret.

13. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

14. Waiver. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

15. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Restricted Party to:

c/o Ceridian LLC
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
Fax: (952) 853-5300
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

c/o Ceridian LLC
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
Fax: (952) 853-5300
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax: (212) 310-8007
Attention: Michael J. Aiello

If to Company:

c/o FleetCor Technologies, Inc.
5445 Triangle Parkway

Norcross, Georgia 30092
Fax: 770-582-8236
Attention: Sean Bowen

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Fax: 404-253-8261
Attention: Chris Baugher

16. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section or to this Agreement unless otherwise indicated. The index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

17. No Set-Off. The existence of any claim, demand, action or cause of action by the Restricted Party against Parent or Company, or any of their respective Affiliates, shall not constitute a defense to the enforcement by Company of any of its rights hereunder.

18. Amendment. This Agreement may be amended by the parties at any time by the entry into an instrument in writing signed on behalf of each of the parties.

19. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereto, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

COMDATA INC.

By:
Name:
Title:

CERIDIAN LLC

By:
Name:
Title:

[Signature Page to Ceridian Non-Competition, Non-Solicitation and Non-Disclosure Agreement]

ANNEX A

Specified Resellers1

[1]	List to be updated to reflect the addition of any new resellers of Comdata between signing and closing whose volume on an annualized basis would result in them becoming a top 10 reseller of Comdata.

EXHIBIT C

FORM OF SPONSOR EMPLOYEE

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Employee Non-Solicitation and Non-Disclosure Agreement (this “Agreement”) is entered into as of [—], 2014, by and between [Sponsor] (the “Restricted Party”) and Comdata Inc. (the “Company”). All capitalized terms used herein but not otherwise defined herein shall have the meanings respectively ascribed to such terms in the Merger Agreement.

RECITALS:

A. Pursuant that certain Agreement and Plan of Merger dated August 12, 2014 (the “Merger Agreement”), by and among the Company, Ceridian LLC (“Stockholder”), FleetCor Technologies, Inc. (“Parent”) and FCHC Project, Inc. (“Merger Sub”), Parent is acquiring substantially all of the equity of the Company by the merger of Merger Sub with and into the Company.

B. The Restricted Party is an indirect beneficial owner of Stockholder and shall benefit from the consideration received by Stockholder pursuant to the Merger Agreement.

C. The Restricted Party has obtained knowledge of the business, affairs, finances, management, marketing programs and philosophy, clients and methods of operation of the Company.

D. The goodwill of the Company and its Subsidiaries that Parent will receive from the Company as a result of the Merger is a significant part of the value of the Merger and is critical to Parent’s decision to enter into the Merger Agreement, and the Restricted Party acknowledges and agrees on behalf of itself and its Restricted Affiliates that the value of the goodwill of the Company and its Subsidiaries would be materially diminished without the covenants contained in this Agreement.

E. The Restricted Party’s execution and delivery of this Agreement is a condition precedent to Parent’s obligation to complete the transactions contemplated by the Merger Agreement, and Parent would not complete the transactions contemplated by the Merger Agreement without the execution of this Agreement by the Restricted Party.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a) “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the preceding sentence, “control” means the ability to vote or direct the voting of a majority of the voting shares, partnership interests, limited liability company interests or any other voting equity interests of a Person.

(b) “Protected Person” means an employee of the Company or its Subsidiaries as of the date hereof for so long as such person remains an employee of the Company or its Subsidiaries and for twelve (12) months thereafter.

(c) “Restricted Affiliate” means, with respect to the Restricted Party, any Affiliate of the Restricted Party that directly or indirectly controls, is controlled by or is under common control with such Restricted Party; provided, however, with respect to the Restricted Party, the Company or the Stockholder, the term “Affiliate” shall not include any portfolio company. For purposes of the preceding sentence, “control” means the ability to vote or direct the voting of a majority of the voting shares, partnership interests, limited liability company interests or any other voting equity interests of a Person.

(d) “Restricted Business” means the business of providing products and services related to (i) issuing, processing and distribution of fuel cards, draft instruments, purchasing cards, virtual cards, or ghost cards that enable business to business payments; (ii) gift card processing for retailers or (iii) trucking permits, fuel taxes, and/or pilot car brokering. For the avoidance of doubt, in no event shall the business of providing (x) paycards, payroll checks, payroll processing or direct deposits or (y) a marketplace for employees of any customer to purchase and use gift cards, credit cards and other similar products provided by partner companies that are purchased by employees out of personal funds be considered a “Restricted Business” for purposes of this Agreement.

2. Non-Solicitation Of Employees. The Restricted Party covenants and agrees that at all times during the period beginning on the date of this Agreement and ending on the date that is two (2) years from the date of this Agreement (the “Employee Non-Solicit Period”), the Restricted Party will not, and will cause each of its Restricted Affiliates not to, whether for its own account or for the account of any other Person solicit any Protected Person to accept employment with any other Person or to employ any Protected Person; provided, however, this Agreement shall not prohibit (i) any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such persons, (ii) the solicitation or hiring of any such person who initiates employment discussions with the Restricted Party or any Restricted Affiliate thereof, or (iii) the solicitation for hire or hiring of any such person whose employment was terminated by the Company or any of its Affiliates or who has ceased to be employed with the Company or its Affiliates for a period of at least twelve (12) months.

3. Confidential Information. The Restricted Party recognizes that it and its Restricted Affiliates have had access to certain valuable, confidential, privileged and proprietary information related to the business of Company and its Subsidiaries, including, without limitation, all such information with respect to the Company and its Subsidiaries (i) from which Company or any of its Subsidiaries derive economic value, actual or potential, from not being generally known or readily ascertainable by other persons (outside Parent or Company) who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts by Company or its Affiliates that are reasonable under the circumstances to maintain its secrecy or confidentiality (collectively, the “Confidential Information”). Nothing in the foregoing sentence shall be deemed to require that documents of Company or its Subsidiaries be stamped “confidential” or maintained in locked or otherwise secured files within such Company in order to maintain secrecy or confidentiality. Assuming the foregoing criteria are met, Confidential

Information includes, but is not limited to, technical or nontechnical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, existing and future products sales and marketing information, and employees of Company or its Subsidiaries, and all physical embodiments of the foregoing. Confidential Information will not include any information which (i) is or becomes generally known to the public other than as a result of its disclosure by the Restricted Party or any Restricted Affiliate; (ii) has been approved for release to the general public by written authorization of Parent or Company; (iii) has been disclosed pursuant to a requirement of a Governmental Entity or of Law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of Law; or (iv) was or is independently developed by the Restricted Party or any Restricted Affiliate without use of the Confidential Information; provided, however, that to the extent permitted by Law, the Restricted Party must first have given written notice of such required disclosure to Parent and Company, cooperated in Parent’s and Company’s efforts to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required, and taken reasonable steps to allow Parent or Company to seek to protect the confidentiality of the information required to be disclosed. Confidential Information may include information disclosed to Company or its Subsidiaries by a third party which Company or its Subsidiaries is obliged to treat as confidential. The Restricted Party agrees that it and any Restricted Affiliate will not (a) use any Confidential Information in connection with carrying on or engaging in the Restricted Business on its own behalf or on behalf of any other Person or (b) reveal, divulge, or disclose any Confidential Information to a third party, unless required by law, regulation, governmental order or similar process. The Restricted Party agrees that it and the Restricted Affiliates will protect the Confidential Information with the degree of care such party uses to protect its own Confidential Information of a similar type. Upon the Company’s written request, the Restricted Party and the applicable Restricted Affiliate(s) will promptly use commercially reasonable efforts to destroy or deliver to Parent or Company, as directed, any Confidential Information that is specifically and expressly listed in such written notice that is then in Restricted Party’s (or Restricted Affiliates’) custody, control or possession.

4. Acknowledgement of Reasonableness; Severability.

(a) It is agreed and understood by and between the parties to this Agreement that each of the restrictive covenants set forth in Section 2 and Section 3 (the “Specified Covenants”) herein are each, individually, essential elements of this Agreement, and that but for the agreement of the Restricted Party to comply with such Specified Covenants, the Company would not have agreed to enter into the Merger Agreement or any of the agreements ancillary thereto. Further, the Restricted Party expressly acknowledges that the restrictions contained in the Specified Covenants are reasonable and necessary to accomplish the mutual objectives of the parties and to protect the legitimate business and proprietary interests of the Company and to protect the Company’s business relationships and connections, trade secrets, proprietary information, other Confidential Information and goodwill.

(b) The provisions of this Agreement are and shall be fully severable and each Specified Covenant is independent and separately given. It is agreed by the parties that if any portion of any Specified Covenant set forth herein is held to be invalid, unreasonable, arbitrary or against public policy, then each such Specified Covenant shall be considered divisible both as to time, geographical area and any other relevant feature. If any Specified Covenant shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such provision shall be carried out and enforced to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein. The Restricted Party and the Company hereby instruct any court that may find any Specified Covenant to be unenforceable because it is overbroad or in violation of public policy to modify the covenant to the minimum extent needed to permit enforcement thereof.

(c) The Restricted Party agrees this Agreement is ancillary to the sale of a business and the Specified Covenants are entitled to the rule of liberal judicial enforcement applicable to such Specified Covenants. The Restricted Party agrees that it is receiving good and valuable consideration for entering into this Agreement, which consideration includes, among other things, all of the rights and benefits afforded under the Merger Agreement, and such other good and valuable consideration. The Restricted Party acknowledges and agrees that Company has relied upon the Specified Covenants contained in this Agreement and that said covenants are conditions to and a material part of Company’s willingness to enter into the Merger Agreement.

(d) The Restricted Party hereby acknowledges and agrees that a breach by the Restricted Party of the Specified Covenants would cause irreparable damage to the Company which may be exceedingly difficult to measure, and that the remedy at law for such breach would be inadequate to compensate the Company for its losses. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Specified Covenants and to enforce specifically the performance of the terms and provisions of the Specified Covenants. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

5. Representations. Each of the parties hereto has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. No other corporate or limited liability company proceedings on the part of any party hereto are necessary to authorize or adopt this Agreement. The execution, delivery and performance by all parties to this Agreement and the consummation by all parties to this Agreement of the transactions contemplated by this Agreement are within the corporate or limited liability company powers, as applicable, of each respective party and have been duly authorized by all necessary corporate or limited liability company action on the part of each of the parties hereto. Each of the parties hereto have each duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The Restricted Party acknowledges and agrees that the restrictions on certain activities and the other undertakings made by the Restricted Party in this Agreement may adversely affect such Restricted Party’s ability to obtain future business and to engage in other pursuits and that such Restricted Party nonetheless intends to be bound by all of the restrictions, undertakings and other obligations required in this Agreement.

6. Governing Law. This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of any party hereto in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by either party hereto without the prior written consent of the other party. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7 shall be null and void.

8. Termination. This Agreement (a) may be terminated at any time by the mutual written consent of the parties hereto and (b) shall automatically terminate without requiring any further action by the parties hereto upon the latest to occur of (i) the expiration of the Non-Compete Period, (ii) the expiration of the Customer Non-Solicit Period and (iii) the expiration of the Employee Non-Solicit Period; provided, that the covenants of confidentiality set forth herein with respect to any Confidential Information consisting of trade secrets under applicable Law shall apply on and after the date hereof to any Confidential Information disclosed by the Company prior to the date hereof and will continue and be maintained by the Restricted Party at any and all times following the termination of this Agreement so long as such Confidential Information remains a trade secret.

9. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

10. Waiver. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

11. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Restricted Party to:

[—]
[—]
[—]
Fax: [—]
Attention: [—] with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax: (212) 310-8007
Attention: Michael J. Aiello

If to Company:

c/o FleetCor Technologies, Inc.
5445 Triangle Parkway
Norcross, Georgia 30092
Fax: 770-582-8236
Attention: Sean Bowen

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Fax: 404-253-8261
Attention: Chris Baugher

12. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section or to this Agreement unless otherwise indicated. The index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

13. No Set-Off. The existence of any claim, demand, action or cause of action by the Restricted Party against Parent or Company, or any of their respective Affiliates, shall not constitute a defense to the enforcement by Company of any of its rights hereunder.

14. Amendment. This Agreement may be amended by the parties at any time by the entry into an instrument in writing signed on behalf of each of the parties.

15. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereto, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first above written.

COMDATA INC.

By:
Name:
Title:

[SPONSOR]

By:
Name:
Title:

[Signature Page to [Sponsor] Employee Non-Solicitation and Non-Disclosure Agreement]

EXHIBIT D

FORM OF

AMENDED AND RESTATED

TAX MATTERS AGREEMENT

by and between

COMDATA INC.

and

CERIDIAN HCM HOLDING INC.

Dated as of             , 2014

AMENDED AND RESTATED TAX MATTERS AGREEMENT

This AMENDED AND RESTATED TAX MATTERS AGREEMENT (“Agreement”) dated as of             , 2014, by and between Comdata Inc., a Delaware corporation (“Comdata”), and Ceridian HCM Holding Inc., a Delaware corporation (“HCM”).

WITNESSETH

WHEREAS, pursuant to the Master Transaction Agreement entered into among Ceridian Holding Corp. (“Ceridian”), Ceridian Intermediate Corp., Foundation Holding, Inc., Ceridian Corporation, Comdata, HCM and the other parties signatory thereto dated October 1, 2013 (the “Master Agreement”), among other things, (a) Comdata effected a restructuring of certain of its assets, liabilities, subsidiaries and businesses, as a result of which Comdata owns, directly and indirectly, the Payments Business (as defined in the Master Agreement) and HCM owns, directly or indirectly, the HCM Business (as defined in the Master Agreement) (the “Separation”) and (b) Comdata distributed all of the outstanding capital stock of HCM to Ceridian LLC (“Stockholder”), a Delaware limited liability company and sole stockholder of Company (the “Distribution”);

WHEREAS, the parties intend that for United States federal income tax purposes the Separation and the Distribution shall qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code (as defined herein) for Comdata and HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) and as not being taxable under Section 355(e) of the Code;

WHEREAS, Comdata and HCM originally entered into that certain Tax Matters Agreement dated as of October 1, 2013 (the “Original TMA”), to (a) provide for the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of tax returns and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Separation and Distribution;

WHEREAS, pursuant to the Merger Agreement dated as of August 12, 2014 (the “Merger Agreement”), by and among (i) Comdata, (b) Stockholder, (c) FleetCor Technologies Inc., a Delaware corporation (“Parent”), and (iv) FCHC Project, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Comdata and Merger Sub shall be merged with and into Comdata (the “Merger”); and

WHEREAS, Comdata and HCM desire to amend certain provisions of this Agreement to take into account certain provisions and transactions that will be effected pursuant to the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

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ARTICLE I

DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1 For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Adjustments shall mean any proposed or final change in the Tax Liability of a taxpayer.

Ceridian Consolidated Group shall mean the affiliated group of corporations within the meaning of Section 1504(a) of the Code, of which Ceridian is or was the common parent corporation, and any member of such group.

Code shall mean the Internal Revenue Code of 1986, as amended.

Combined Return shall mean any state Tax Return or federal Tax Return (other than a Federal Income Tax Return) that includes at least one asset or activity that is allocable pursuant to this Agreement to the Comdata Group and at least one asset or activity that is allocable to the HCM Group.

Comdata Group shall mean, individually and collectively, as the case may be, Comdata and its present and future direct and indirect subsidiaries, other than any member of the HCM Group.

Distribution Date shall mean the date and time as of which the Distribution was effected.

Federal Income Tax shall mean federal Taxes determined on the basis of net income or profits (including, but not limited to, any alternative minimum tax, capital gains and any Tax on items of Tax preferences) but excluding non-income Taxes such as federal payroll and excise Taxes.

Federal Income Tax Return shall mean a Tax Return in respect of Federal Income Taxes.

HCM Group shall mean, individually and collectively, as the case may be, HCM and its present and future direct and indirect subsidiaries.

Indemnified Party shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

Indemnifying Party shall mean any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

IRS shall mean the United States Internal Revenue Service.

Person shall mean and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

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Post-Distribution Taxable Period shall mean a taxable period that begins after the Distribution Date.

Pre-Distribution Taxable Period shall mean a taxable period that ends on or before the Distribution Date.

Proceeding shall mean any audit or other examination, or any judicial or administrative proceeding, relating to liability for, refunds of or Adjustments with respect to Taxes.

Refund shall mean any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

Restructuring shall mean the reorganization of the existing collective ownership structure of the parties as completed on October 1, 2013 pursuant to the Master Reorganization Agreement by and among Ceridian Holding Corp., Ceridian Intermediate Corp., Foundation Holding, Inc., Ceridian Corporation and the other parties signatory thereto dated as of October 1, 2013 on the terms set forth therein.

Separate Return shall mean any Tax Return, including any consolidated, combined or unitary Tax Return, filed by either the Comdata Group or the HCM Group that includes assets and activities allocable pursuant to this Agreement to only one group, whether or not the Person charged by law to file such Tax Return is a member of the group to which the assets and activities are allocated pursuant to this Agreement.

State Tax shall mean any state or local jurisdiction Taxes.

Straddle Period shall mean a taxable period that includes, but does not end on, the Distribution Date.

Tax or Taxes shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of taxes.

Tax Authority shall mean the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

Tax Liabilities shall mean all liabilities for Taxes.

Tax Returns shall mean all reports, returns, declaration forms and statements filed or required to be filed with respect to Taxes.

Taxable Year shall mean the year on the basis of which taxable income is computed.

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Treasury Regulations shall mean the regulations under the Code promulgated by the United States Department of the Treasury.

1.2 Other Definitional Provisions. (a) Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Master Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3 Termination of Taxable Years. For Federal Income Tax purposes, the Taxable Year of each member of the HCM Group shall end as of the close of the Distribution Date. Comdata and HCM shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of each member of the HCM Group for all Tax purposes as of the close of the Distribution Date.

ARTICLE II

ALLOCATION AND PAYMENT

2.1 Allocation of Taxes. HCM agrees, on its own behalf and on behalf of the HCM Group, to allocate and pay its share of Taxes as provided in this Agreement.

(a) Except for Tax Liabilities arising out of or payable as a result of the Restructuring (other than in respect of any pre-existing “intercompany transactions” or “excess loss accounts” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1.1502-19, respectively, or corresponding provisions of state or local law) taken into account as a result of the Distribution), the Tax Liabilities (including, without limitation, deficiencies) of the Ceridian Consolidated Group, the Comdata Group and the HCM Group for any Pre-Distribution Taxable Period and any Straddle Period shall be allocated between the Comdata Group and the HCM Group based on the following: (i) all assets, liabilities and activities relating solely to the Payments Business shall be allocated to, and treated as assets, liabilities and activities of, Comdata, (ii) all assets, liabilities and activities relating solely to the HCM Business shall be allocated to, and treated as assets, liabilities and activities of, HCM and (iii) 50% of any assets, liabilities and activities not allocated under clauses (i) and (ii) of this Section 2.1(a) shall be allocated to, and treated as assets, liabilities and activities of, Comdata and 50% of any such assets, liabilities and activities shall be allocated to, and treated as assets, liabilities and activities of, HCM. The parties hereto agree that neither party will make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii)-(iii) or any other similar provision of state or local law, and all allocations between the Pre-Distribution Taxable Period and the Post-Distribution Taxable Period shall be made on a “closing of the books method.”

(b) [Intentionally Omitted]

2.2 Tax Attributes. Tax attributes for Pre-Distribution Taxable Periods and any Straddle Period were allocated to the Comdata Group and the HCM Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws or regulations). Comdata and HCM jointly determined the amounts of such attributes as of the Distribution Date, or jointly estimated such amounts which were not determinable as of the

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Distribution Date, and hereby agree to compute all Tax Liabilities for Taxable Years ending after the Distribution Date consistently with that determination. The parties shall continue to allocate Tax attributes for Pre-Distribution Taxable Periods and any Straddle Period to the Comdata Group and the HCM Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws or regulations).

2.3 Penalties, Additions to Tax and Interest. Penalties, additions to Tax and interest on any Tax deficiencies or overpayments will be allocated as the underlying deficiencies or overpayments are allocated under this Agreement.

2.4 Payment of Taxes. HCM agrees to pay or cause to be paid its share of Taxes as allocated and provided in this Agreement. For any Pre-Distribution Taxable Period or Straddle Period, HCM shall pay to Comdata within fifteen (15) days of the filing of a Federal Income Tax Return or Combined Return by Comdata an amount equal to the allocable Federal Income Tax liability, allocable State Tax liability or allocable federal Tax liability (other than Federal Income Tax liability) of the HCM Group determined under Section 2.1(a), taking into account any prior tax sharing payments made by members of the HCM Group, including any payments made under Section 2.5. Comdata shall be responsible for the payment to the applicable Tax Authority of the Tax Liabilities that are reflected on the applicable Tax Return filed by Comdata.

2.5 Tax Sharing Payments. Any payment made by members of the HCM Group prior to the Distribution Date under any agreement, whether or not written, in respect of the sharing of Taxes shall be credited to the HCM Group. On the Distribution Date HCM was required to make a Tax sharing payment to Comdata in an amount estimated to equal the amount payable by HCM under this Agreement in respect of the current Taxable Year through the Distribution Date, taking into account any previous Tax sharing payments made by members of the HCM Group in respect of the current Taxable Year. Following the Distribution Date, but in all events not later than sixty (60) days after the Distribution Date, Comdata and HCM were required to negotiate in good faith and agree upon a final calculation of the payment that should have been made on the Distribution Date based on the then available information, and (i) if such amount was greater than the actual payment made on the Distribution Date, HCM was required to pay such excess to Comdata and (ii) if such amount was less than the actual payment made on the Distribution Date, Comdata was required to pay the difference to HCM.

2.6 Characterization of Payments. For all Tax purposes, the Comdata Group and the HCM Group agree to treat (i) any payment required by this Agreement as either a contribution by Comdata to HCM or a distribution by HCM to Comdata, as the case may be, occurring immediately prior to the Distribution Date and (ii) any payment of interest or nonfederal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law.

ARTICLE III

INDEMNIFICATION

3.1 [Intentionally Omitted]

3.2 Indemnification by HCM. HCM shall pay, and shall indemnify and hold the Comdata Group and their respective shareholders, directors, officers, employees, affiliates,

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agents and successors harmless from and against, without duplication, all Tax Liabilities allocable to the HCM Group under Article II, and any costs and expenses related to the foregoing (including, without limitation, reasonable attorneys’ fees and expenses).

3.3 Payment. If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article III, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article III (which shall be net of any Tax benefit realized by the Indemnified Party) showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article III. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 7.4 of this Agreement.

3.4 Time Limits. Any claim under this Article III with respect to a Tax Liability must be made no later than thirty (30) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) for assessment of such Tax Liability.

ARTICLE IV

PREPARATION AND FILING OF TAX RETURNS, COOPERATION

AND RECORD RETENTION

4.1 Federal Income Tax Returns and Combined Returns. Comdata and HCM hereby agree to cooperate fully with each other to meet filing requirements for all Federal Income Tax Returns of the Ceridian Consolidated Group and all Combined Returns for any Pre-Distribution Taxable Period and any Straddle Period. Comdata, as agent for the Ceridian Consolidated Group, the Comdata Group and the HCM Group, will be responsible for the preparation and filing of such Tax Returns. Comdata shall deliver a copy of all invoices from third parties in connection with such preparation and filing to HCM, and HCM shall pay to Comdata one-half of such third-party fees and expenses within fifteen (15) days of receipt by HCM of a copy of any such invoice. If a portion of the Taxes shown due on any such Tax Return is payable by HCM, Comdata shall deliver a copy of such Tax Return to HCM for its review and comment no later than twenty (20) days prior to the date that Comdata will file such Tax Return together with a statement calculating the portion of the Taxes payable by HCM; provided, however, that nothing in this Section 4.1 shall prohibit Comdata from timely filing such Tax Return.

4.2 Separate Returns. Comdata shall prepare and file or cause to be filed any Separate Return that relates to the assets and activities allocable pursuant to this Agreement to the Comdata Group. HCM shall prepare and file or cause to be filed any Separate Return that relates to the assets and activities allocable pursuant to this Agreement to the HCM Group. If the Person required by law to file the Separate Return is not a member of the group to which the Separate Return relates, Comdata or HCM, as the case may be, shall cause such Person that is a member of its group to fully cooperate with the group to which such Separate Return relates in connection with the filing of any such Tax Return. Comdata and HCM shall each deliver to the other a copy of any Separate Return filed by a member of its group within five (5) days of filing any such Separate Return if such Separate Return may reasonably be required by the other party in connection with the filing of any Tax Return or in connection with the conduct of any Proceeding; provided, however, that nothing in this Section 4.2 shall prohibit the party responsible for filing such Separate Return from timely filing such Separate Return.

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4.3 Cooperation; Maintenance and Retention of Records. Comdata and HCM shall, and shall cause the Comdata Group and the HCM Group respectively to, provide the requesting party with such assistance and documents as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return, (ii) the conduct of any Proceeding, (iii) any matter relating to Taxes of any member of the Ceridian Consolidated Group, the Comdata Group or the HCM Group and (iv) any other matter that is a subject of this Agreement. Comdata and HCM shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any party reasonably requests, in writing, with respect to specific material records or documents. A party intending to destroy any material records or documents shall provide the other party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE V

REFUNDS, AUDITS AND ADJUSTMENTS

5.1 Refunds of Taxes. Except as provided in Section 5.2 below, HCM shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which HCM is or may be liable pursuant to Articles II and III of this Agreement, and Comdata shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which Comdata is or may be liable pursuant to the provisions of Articles II and III of this Agreement. A party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled (plus any interest thereon received with respect thereto from the applicable Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) within ten (10) days after the receipt of the Refund.

5.2 Carrybacks.

(a) The carryback of any loss, credit or other Tax attribute in any Post-Distribution Taxable Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws or regulations).

(b) In the event that the HCM Group realizes any loss, credit or other Tax attribute in any Post-Distribution Taxable Period, such group may elect to carry back such loss, credit or Tax attribute to a Pre-Distribution Taxable Period or Straddle Period. Comdata shall cooperate with HCM in seeking from the applicable Tax Authority any Refund that reasonably would result from such carryback. HCM shall be entitled to any Refund (or other Tax benefit) realized by the Comdata Group (including any interest thereon received from such Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) attributable to such carryback if such Refund is allocable to the HCM Group under the principles of Section 5.1, within ten (10) business days after such Refund (or other Tax benefit)

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is received; provided, however, that Comdata shall be entitled to any Refund (or other Tax benefit) that results from the carryback of a loss, credit or other Tax attribute by the Comdata Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period or Straddle Period.

(c) To the extent that the amount of a Refund to which a party is entitled under this Section 5.2 is reduced by the applicable Tax Authority as a result of the offset of such amount against a Tax Liability of the other party, as allocated under this Agreement, the party which receives the benefit of such offset shall appropriately compensate the other party within ten (10) days of receipt of such benefit.

5.3 Audits and Adjustments Related to Federal Income Tax Returns and Combined Returns.

(a) Notification of Audit. Each of Comdata and HCM shall give written notice to the other party of any audit of or Proceeding with respect to a Federal Income Tax Return or Combined Return for any Pre-Distribution Taxable Period or Straddle Period within ten (10) business days after receipt of written notification of such audit or Proceeding from a Tax Authority. Such notice shall include a copy of the notification received from such Tax Authority.

(b) Statute of Limitations. Any extension of the statute of limitations for any Tax Return described in Section 5.3(a) shall be made only upon the mutual agreement of Comdata and HCM. Any dispute regarding the extension of any such statute of limitations shall be resolved in accordance with Section 5.3(e)(ii) of this Agreement.

(c) Audit Activity. Comdata shall control all audits of any Tax Return described in Section 5.3(a) and will furnish HCM with all necessary workpapers and records to respond to audit inquiries. Comdata will be responsible for responding to information requests from the agents of the applicable Tax Authority assigned to such audits. HCM will have the right to participate in such audits to the extent they affect Tax Liabilities of the HCM Group, but will act through Comdata rather than through direct contact with the applicable Tax Authority. Costs of the parties pursuant to this Section 5.3(c) shall be paid as provided in Section 5.5.

(d) Notification. Comdata will provide timely reports to HCM with respect to any audits described in Section 5.3(c) detailing significant activities, information requests, issues raised or resolved, and any other relevant information, such reports to be no less frequent than quarterly.

(e) Proposed Adjustments. Comdata shall notify HCM of any Adjustment to the Federal Income Tax Returns or Combined Returns for any Pre-Distribution Taxable Period or Straddle Period that relates to HCM within ten (10) business days after receipt of notification of such Adjustment from a Tax Authority. Comdata shall include in its notice to HCM a copy of the notification received from such Tax Authority.

(i) Agreed Issues. Comdata will not enter into any agreement with a Tax Authority as agent for the HCM Group with respect to any Adjustment without the written consent of HCM (not to be unreasonably withheld or delayed) in those cases where the HCM Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment. For purposes of this paragraph, all determinations shall be made separately for each Adjustment.

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(ii) Unagreed Issues. In the event Comdata and HCM, as the case may be, do not agree to all Adjustments for a Taxable Year, decisions regarding the procedures and preferred forum for contesting Adjustments on unagreed issues shall be made by whichever of the Comdata Group or the HCM Group is responsible for more than 50% of the cumulative Tax Liability attributable to such Adjustments. The party making the decision shall consult in good faith with the other party and shall promptly notify the other party of its decision.

(f) Federal Refund and State Refund Claims. If the HCM Group desires to file a claim for Refund with respect to a Taxable Year for which it was a member of the Ceridian Consolidated Group or in which a Combined Return was filed for any Pre-Distribution Taxable Period or Straddle Period, it shall prepare (at HCM’s expense) and submit to Comdata the claim for Refund and a statement specifying the date on which the statute of limitations for filing the Refund claim will expire. Comdata will file the Refund claim prior to the date specified as the last day to claim the Refund if such a filing is commercially reasonable, and will take any other appropriate action at HCM’s request and expense necessary to secure the Refund.

(g) Proceedings. Subject to the balance of this Section 5.3(g) and Section 5.4, Comdata shall conduct all Proceedings relating to Adjustments of the Comdata Group and the HCM Group as allocated under this Agreement for any Pre-Distribution Taxable Period or Straddle Period. Comdata shall have the ability to control the conduct of such Proceedings; provided, that HCM shall have the ability to participate in such Proceedings, including the right to participate in all conferences, meetings, and other matters related to the resolution of such Proceedings, with respect to issues relating to an Adjustment for which the HCM Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment.

5.4 Separate Return Matters. The Comdata Group and the HCM Group will each be responsible for and manage the Proceedings involving Separate Returns that relate to their respective group and the other party shall cause the members of its group to fully cooperate with the group to which the Separate Return relates in connection with any such Proceeding.

5.5 Payment of Costs. All costs incurred, whether external or internal (such as in-house tax and legal department salaries and other personnel), with respect to a Proceeding shall be borne by the party with respect to which the costs relate. All other costs relating to Tax Returns or Proceedings not otherwise provided for in this Agreement shall be allocated 50% to the Comdata Group and 50% to the HCM Group.

ARTICLE VI

MISCELLANEOUS

7.1 Termination of Prior Tax Matters Agreements. This Agreement shall take effect on the date hereof and shall amend and restate the Original TMA as provided herein. The parties agree that no other agreements, whether or not written, in respect of any Taxes between or among the Comdata Group on the one hand and the HCM Group on the other.

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7.2 Incorporation by Reference. Sections 9.1, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.13, 9.14, 9.15, 9.17, 9.18, 9.19, 9.20, 9.21, 9.22 and 9.23 of the Master Agreement are hereby incorporated by reference and the provisions of such sections of the Master Agreement are hereby made applicable to this Agreement mutatis mutandi.

7.3 Confidentiality. Each of Comdata and HCM shall hold, and each of the Comdata Group and the HCM Group shall use its reasonable best efforts to hold, in strict confidence all information concerning the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Merger pursuant to and in accordance with the terms of the Merger Agreement.

7.4 Dispute Resolution. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties shall be exclusively governed by and settled in accordance with the provisions of the Merger Agreement.

7.5 Effective Date. This Agreement shall become effective only upon the occurrence of the Merger.

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The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMDATA INC.

By:
Name:
Its: Authorized Signatory

Amended and Restated Tax Matters Agreement – Comdata Signature Page

CERIDIAN HCM HOLDING INC.

By:
Name:
Its: Authorized Signatory

Amended and Restated Tax Matters Agreement – HCM Signature Page

EXHIBIT F

FORM OF AMENDMENT NO. 2 TO THE

TRANSITION SERVICES AGREEMENT

This Amendment No. 2 to the Transition Services Agreement (this “Amendment”), entered into as of this             day of             , 2014 (the “Effective Date”) is entered into by and between Comdata Inc., a Delaware corporation (“Comdata”), and Ceridian HCM Holding Inc., a Delaware corporation (“HCM Holding”, and, together with Comdata, the “Parties”).

RECITALS

WHEREAS, Comdata and HCM Holding have entered into a Transition Services Agreement, dated October 1, 2013 (the “Transition Services Agreement”), pursuant to which each party is providing certain services to the other party;

WHEREAS, the Parties have entered into that certain Amendment No. 1 to the Transition Services Agreement, dated January 1, 2014;

WHEREAS, Comdata, Ceridian LLC, FleetCor Technologies, Inc. (“FleetCor”) and FCHC Project, Inc. (“FCHC”) are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) executed concurrently herewith;

WHEREAS, Section 8.01(r) of the Merger Agreement provides that the Parties will enter into this Amendment for the purposes set forth herein;

WHEREAS, Section 9.5 of the Transition Services Agreement permits the Parties to modify the terms and conditions of the Transition Services Agreement provided such amendment and modification is made in writing and is signed by the Parties; and

WHEREAS, as a condition to FleetCor consummating the transactions contemplated in the Merger Agreement, the Parties agreed to amend the Transition Services Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Transition Services Agreement. In addition, the following definition is hereby added to Section 9.3 (“Definitions and Interpretation”) of the Transition Services Agreement:

“Start Date” shall mean the date of the closing of the transaction contemplated by that certain Agreement and Plan of Merger, by and among Comdata, Ceridian LLC, FleetCor Technologies, Inc. (“FleetCor”) and FCHC Project, Inc.

2.	Amendment to Schedule. The existing Schedule attached to the Transition Services Agreement is hereby deleted in its entirety and replaced with the new Schedule attached hereto as Exhibit A (the “Revised Schedule of Transition Services”).

3.	Fees. Section 2.1(a) of the Transition Services Agreement is hereby deleted in its entirety and replaced with the following provision:

(a) In consideration for each Transition Service provided by the Service Provider to the Service Recipient, the Service Recipient shall pay to the Service Provider (or any designee of Service Provider) the Service Fees for such Transition Service in an amount equal to the amount set forth in the Schedule in respect of such Transition Service. The Service Fees for a Transition Service shall not include any severance or retention costs incurred by the Service Provider or the Service Provider’s Group as a result of retaining the necessary employees to supply such Service to the Service Recipient in accordance with the terms of this Agreement. Monthly fees set forth in the Schedule for Transition Services rendered for a period of less than a whole calendar month shall be determined by multiplying the monthly rate for the relevant Transition Service set forth on the Schedule by the ratio of the number of days in the calendar month such Transition Service was provided over thirty (30). Any costs and expenses incurred in connection with retaining Third Party Providers may be billed directly to the Service Recipient; provided, however, that to the extent that the Service Provider is required to make payments on behalf of the Service Recipient to Third Party Providers in connection with the provision of Transition Services, the Service Recipient shall reimburse the Service Provider for the actual cost of such payments in addition to all applicable Service Fees. Notwithstanding anything herein to the contrary, in no event shall the Service Recipient be required to pay an amount greater than the amount set forth on the applicable Schedule in respect of a Transition Service.

4.	Term and Termination. Section 8.1 (“Term”) of the Transition Services Agreement is hereby deleted in its entirety and replaced with the following provision:

8.1 Term. This Agreement shall become effective on the Start Date and shall remain in full force and effect for a period of one hundred eighty (180) days, unless extended or terminated in accordance with the terms and conditions specified herein (the “Term”). Comdata may, in its sole discretion, elect to extend the Term for one additional period of sixty (60) days by providing written notice to HCM Holding at least thirty (30) days prior to the end of the then current term; provided, however, that:

(a) except to the extent expressly provided in the Schedule, Comdata may, upon sixty (60) days’ prior written notice to HCM Holding, and HCM Holding may, upon sixty (60) days’ prior written notice to Comdata, terminate this Agreement with respect to a particular Transition Service effective immediately upon the expiration of such period;

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(b) if such Transition Service is being provided by a Third Party Provider, the timing of the effectiveness of such early termination shall be mutually agreed upon by the Service Provider and the Service Recipient so that there is no material disruption to, or additional costs to be incurred with respect to, any services provided by such Third Party Provider (including services provided by such Third Party Provider that are outside of the scope of this Agreement); and

(c) any termination of this Agreement with respect to a particular Transition Service may be on a location by location basis if so indicated on the Schedule.

The Service Provider and the Service Recipient acknowledge and agree that after partial termination of this Agreement with respect to any particular Transition Service, the Service Recipient shall no longer have any payment obligations pursuant to Article 1 or Article 2 hereof with respect to such Transition Service and that a partial termination of this Agreement with respect to any particular Transition Service will in no event affect the Service Provider’s obligation to perform any other Transition Services hereunder.

5.	Termination. Section 8.2 (“Termination”) of the Transition Services Agreement is hereby deleted in its entirety and replaced with the following provision:

8.2 Termination. Except as otherwise provided in the Schedule, the obligation of the Service Provider to provide or cause to be provided each Transition Service to be provided hereunder shall terminate on the earliest to occur of:

(a) The expiration of the Term;

(b) The expiration of the term (including any available renewal term) during which such Transition Service is to be provided as specified in the Schedule, each such term to commence on the Start Date;

(c) The date sixty (60) days following written notice from the Service Provider that the Service Provider is discontinuing permanently the provision of a Transition Service to its own internal organization;

(d) The date sixty (60) days (or such longer period as is specified in the Schedule) after the Service Provider receives written notice that the Service Recipient no longer desires that a Service be provided; or

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(e) The date of termination pursuant to Section 8.1(b) or Section 8.2(c).

6.	No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Transition Services Agreement remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Transition Services Agreement by any party hereto.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMDATA INC.

By:
Its:

CERIDIAN HCM HOLDING INC.

By:
Its:

EXHIBIT A

REVISED SCHEDULE OF

TRANSITION SERVICES

1.	Service to Be Provided: MAU—Invoice Processing and Test Automation

a.	Service Provider: HCM Holding

Service Manager: Vidia Mooneegan

Service Recipient: Comdata

b.	Description of Services: Twenty-one full time employees that support test automation and perform invoice processing services.

c.	Activation Date: Start Date

d.	Termination: Notwithstanding anything to the contrary contained in the Agreement, this Service may be terminated by either party upon ninety (90) day’s prior written notice (or such shorter time as may be mutually agreed by the parties) to the other party.

e.	Service Fees: Cost (determined as direct employee salary expense plus allocated overhead) plus 15% mark-up.

2.	Service to Be Provided: Treasury—Capital, Investment and Cash Management

a.	Service Provider: HCM Holding

Service Manager: Nick Cucci

Service Recipient: Comdata

b.	Description of Services: If requested by Comdata, provide treasury-related assistance with respect to signatory documentation, 401 (k) Plan, debt management, risk management, investment reporting, bank fee analysis and reporting, daily cash reporting and finalization of treasury activity transfer following the Restructuring.

c.	Activation Date: Start Date

d.	Service Fees: Cost (determined as direct employee salary expense plus allocated overhead and materials).

3.	Service to Be Provided: Tax Internal Controls and External Reporting

a.	Service Provider: HCM Holding

Service Manager: Tim Farley

Service Recipient: Comdata

b.	Description of Services: Services include responsibility for all aspects of tax compliance (including consolidated tax filings, sales and use tax filings, business license filings, property tax filings and franchise tax) and financial reporting services related thereto.

c.	Activation Date: Start Date

d.	Service Fees: Cost (time and materials — rate card basis with hours tracked).

4.	Service to Be Provided: Finance—Payment of Delaware Franchise Taxes

a.	Service Provider: HCM Holding

Service Manager: Tim Farley

Service Recipient: Comdata

b.	Description of Services: If requested by Comdata, Payment of Delaware Franchise Taxes.

c.	Activation Date: Start Date

d.	Service Fees: The amount of Delaware Franchise Taxes requested to be paid by Comdata.

5.	Service to Be Provided: Comdata’s maintenance of HCM Holding’s Knowledge-Based Servers located at the Brentwood Data Center.

a.	Service Provider: Comdata

Service Manager: Todd Joseph

Service Recipient: Chelsey Griggs

b.	Description of Service: Comdata to provide physical space, power, cooling and site location maintenance to all of HCM Holding’s Knowledge-Based Servers at the Brentwood Data Center.

c.	Activation Date: Start Date

d.	Termination: Notwithstanding anything to the contrary contained in the Agreement, the Service will immediately terminate at of the earlier of (i) the date that HCM Holding’s Knowledge-Based Servers are removed from the Brentwood Data Center or (ii) thirty (30) days after HCM Holding’s receipt of written notice from Comdata requesting the removal of such Knowledge-Based Servers.

e.	Service Fees: $150 per month.

EXHIBIT G

FORM OF ESCROW AGREEMENT

This Escrow Agreement, dated this             day of             , 2014 (this “Agreement”), is entered into by and among FleetCor Technologies, Inc., a Delaware corporation (“Parent”), Ceridian LLC, a Delaware limited liability company (the “Stockholder”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as escrow agent (“Escrow Agent”). Each of Parent, Stockholder and Escrow Agent is a referred to as a “Party” and collectively as the “Parties”.

RECITALS

A. Parent, FCHC Project, Inc., a wholly owned subsidiary of Parent (the “Merger Sub”), Comdata Inc., a Delaware corporation (the “Company”) and the Stockholder have entered into an Agreement and Plan of Merger, dated as of August 12, 2014 (the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”). Capitalized terms used herein without definitions shall have the meanings assigned to such terms in the Merger Agreement.

B. The Merger Agreement contemplates the establishment of an escrow arrangement to (1) support Stockholder’s obligation to provide payments in connection with any adjustment pursuant to Section 2.05 of the Merger Agreement and (2) support Stockholder’s obligation to hold harmless and indemnify each of the Parent Covered Parties for any indemnifiable Losses which are suffered or incurred by any of the Parent Covered Parties as set forth in the Merger Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1 Receipt of Adjustment Escrow Shares. Pursuant to Section 2.02(a)(ii)(1) of the Merger Agreement, on the Closing Date, Parent shall deliver to the Escrow Agent an aggregate of [—]1 shares of Parent Common Stock in book entry form (the “Adjustment Escrow Shares”) to be held as a book position in the name of American Stock Transfer & Trust Company, LLC, as escrow agent. The Adjustment Escrow Shares, plus all distributions, payments and non-cash dividends thereon received by the Escrow Agent, less any Adjustment Escrow Shares distributed, delivered or paid pursuant to the Agreement, are collectively referred to as the “Adjustment Escrow Property.” The Escrow Agent agrees to hold the Adjustment Escrow Property in a designated escrow account, which shall be referred to herein as the “Adjustment Escrow Account.”

[1]	NTD: Number of shares of Parent Common Stock to be inserted with an aggregate value of 5% of the Equity Value of the Company.

Section 1.2 Receipt of Indemnity Escrow Shares. Pursuant to Section 2.02(a)(ii)(2) of the Merger Agreement, on the Closing Date, Parent shall deliver to the Escrow Agent an aggregate of [—]2 shares of Parent Common Stock in book entry form (the “Indemnity Escrow Shares” and, together with the Adjustment Escrow Shares, the “Escrow Shares”) to be held as a book position in the name of American Stock Transfer & Trust Company, LLC, as escrow agent. The Indemnity Escrow Shares, plus all distributions, payments and non-cash dividends thereon received by the Escrow Agent, less any Indemnity Escrow Shares distributed, delivered or paid pursuant to the Agreement, less any releases pursuant to Section 1.6, are collectively referred to as the “Indemnity Escrow Property” and, together with the Adjustment Escrow Property, the “Escrow Property.” The Escrow Agent agrees to hold the Indemnity Escrow Property in a designated escrow account, which shall be referred to herein as the “Indemnity Escrow Account.”

Section 1.3 Voting of Escrow Shares. The Stockholder shall be the beneficial owner of the Escrow Shares, and the Stockholder shall be entitled to exercise all voting rights and all other rights with respect to their Escrow Shares. The Stockholder shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

Section 1.4 Security Interest. To the extent and so long as the Escrow Property is held in the Escrow Accounts hereunder, Parent shall have, and the Stockholder hereby grants, as of and from the date of this Agreement, a perfected, first-priority security interest in (a) the Adjustment Escrow Property to secure payment of amounts, if any, payable to Parent with respect to Section 2.05 of the Merger Agreement and (b) the Indemnity Escrow Property to secure payment of amounts, if any, payable to the Parent Covered Parties in respect of Stockholder’s obligations under Section 7.08 and Article X of the Merger Agreement (such interest, the “Parent Security Interest”). In connection therewith, Stockholder expressly agrees: (a) that the Escrow Agent is acting solely as Parent’s agent to the extent necessary to perfect the Parent Security Interest in the Escrow Property; and (b) to execute and deliver such instruments as Parent may from time to time reasonably request for the purpose of evidencing and perfecting such Parent Security Interest. Nothing in this Section 1.4 shall grant any rights to the Parent Covered Parties or the Stockholder with respect to the Escrow Property other than the rights expressly set forth in this Agreement, which shall be exclusive of any other rights or remedies now or hereafter existing at law or in equity. Upon the release or distribution of Escrow Property pursuant to Sections 1.6, 2.1, 2.2 or 2.4 to the Stockholder, the security interests created pursuant to this Section 1.4 with respect to such Escrow Property shall be automatically released and terminated.

Section 1.5 Dividends, Other Property. Parent and Stockholder agree that any shares of Parent capital stock or other property, cash distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in sale or exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, permitted sale of stock, reorganization or liquidation involving Parent) other than cash dividends shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the applicable Escrow Account as part of the applicable Escrow Property.

[2]	NTD: Number of shares of Parent Common Stock to be inserted with an aggregate value of $250 million.

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Section 1.6 Cash Dividends; Earnings on other Property. The Escrow Agent shall promptly, and in any event within three (3) Business Days, release to Stockholder all (a) cash dividends in respect of the Indemnity Escrow Property and (b) all interest, property, or cash distributable in respect of the Indemnity Escrow Property (other than in respect of Indemnity Escrow Property that are of shares of stock (including Escrow Shares)).

Section 1.7 Transferability. The interests of the Stockholder in the Escrow Account and in the Escrow Property shall not be assignable or transferable, and any attempt to assign in contravention of this Section 1.7 shall be void and have no force and effect.

Section 1.8 Fractional Shares. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, any fractions of shares below 0.5 shall be rounded down and not released to the Stockholder, and any fractions of shares equal to or above 0.5 shall be rounded up and released to the Stockholder.

Section 1.9 Tax Treatment. The Stockholder shall be treated for income tax purposes as owning the Escrow Property, and all dividends, interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Stockholder, whether or not such income was disbursed during such calendar year.

Section 1.10 Sales of Escrow Shares.

a.	Direction by Stockholder. With respect to any Indemnity Escrow Shares in the Indemnity Escrow Account, upon written notice by Stockholder to Parent and Escrow Agent, Escrow Agent shall sell such Indemnity Escrow Shares in accordance with the instructions set forth in such notice by Stockholder and at the direction of the Stockholder, subject to compliance with any lock-up period, registration requirement or listing requirement for such Indemnity Escrow Shares and the gross proceeds of such sale shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather such gross proceeds shall be held by the Escrow Agent in the Indemnity Escrow Account as Indemnity Escrow Property.

b.

Substitution of Escrow Shares. If after the first anniversary of the date hereof, Stockholder delivers to Parent a letter of credit, third-party guarantee or an obligation to pay from a national financial institutional or a public company with investment grade credit that provides, in Parent’s reasonable discretion, an equivalent certainty of payment, an equivalent ability to seek recourse against, identical duration, and equivalent release and withholding terms as the Indemnity Escrow Account as a substitute for a portion of the Parent Indemnity Escrow Shares in the Indemnity Escrow Account, then Parent and Stockholder shall deliver to Escrow Agent a joint written notice under Section 2.2(f), executed by

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Parent and Stockholder instructing the Escrow Agent to disburse the applicable portion of the Indemnity Escrow Property in the amounts and to the parties set forth therein.

ARTICLE 2

ESCROW ADMINISTRATION AND DISTRIBUTION

Section 2.1 Administration of Adjustment Escrow Property. Subject to Section 2.4, the Escrow Agent shall promptly release the Adjustment Escrow Property solely in the amounts, in the manner and to the parties (i) set forth in a joint written notice, executed by Parent and the Stockholder, delivered to the Escrow Agent instructing the Escrow Agent to disburse the applicable portion of the Adjustment Escrow Property in the amounts and to the parties set forth therein, or (ii) as set forth in any final, non-appealable court order (which shall be accompanied by an opinion of counsel or certification by the Parties indicating that the order issued by the court is final and non-appealable).

Section 2.2 Administration of Indemnity Escrow Property.

a. Assertion of Claims. In order to make a claim (a “Claim”) against the Indemnity Escrow Property to support an indemnification claim by a Parent Covered Party under the Merger Agreement, Parent (whether on behalf of itself of any other Parent Covered Parties) shall deliver a written notice (an “Indemnification Demand”) pursuant to the terms of the Merger Agreement to the Stockholder with a copy to the Escrow Agent. The Indemnification Demand shall, in addition to the other matters required by the Merger Agreement, include Parent’s good faith estimate of the amount (the “Asserted Damages Amount”) of any Losses incurred or reasonably expected to be incurred (including amounts sought by a third party) by the Parent Covered Parties (to the extent then ascertainable) relating to such Claim. From time-to-time following the date of a Claim, Parent may update the Asserted Damages Amount by delivering written notice to each of Stockholder and Escrow Agent of such updated Asserted Damages Amount. Parent shall not assert an Asserted Damages Amount in respect of Spinoff Taxes unless and until an audit by the IRS with respect to the Company’s 2013 consolidated federal income tax return (Form 1120) commences and shall no longer be deemed to have been provided by Parent to Stockholder from and after the time that the IRS completes its review of the Spin Transaction and indicates its agreement that the Spin-Transaction qualifies as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Ceridian HCM and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code) for the Company and is not be taxable under Section 355(e) of the Code.

b. Response to Claims; Agreed Portions. Within thirty (30) days after delivery of an Indemnification Demand to the Stockholder, the Stockholder shall deliver to Parent and Escrow Agent a written response (the “Response”) in which it shall: (i) agree that the Parent Covered Party is entitled to receive all of the Asserted Damages Amount in which case the Parent Covered Party shall be entitled to payment out of the Indemnity Escrow Fund of the full Asserted Damages Amount, and the Stockholder and Parent shall deliver to the Escrow Agent, within three (3) Business Days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount to Parent, and upon such payment the applicable Claim’s Asserted Damages Amount for such

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Claim shall be reduced to zero, (ii) agree that the Parent Covered Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) in which case the applicable Parent Covered Party shall be entitled to payment of the Agreed Portion and the Stockholder and Parent shall deliver to the Escrow Agent, within three (3) Business Days following the delivery of the Response, a joint written notice executed by both such Parties instructing the Escrow Agent to disburse the Agreed Portion to the Parent Covered Party and setting forth any adjustment to the Asserted Damages Amount following payment of such Agreed Portion; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

c. Disputes. In the event that, pursuant to Section 2.2(b), the Stockholder shall (i) dispute that the Parent Covered Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Covered Party is entitled only to receive the Agreed Portion of the Asserted Damages Amount, the Stockholder and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to the Claim that comprises an Asserted Damages Amount. If no such agreement can be reached after good faith negotiation within ninety (90) days after delivery of a Response, Parent shall be free to pursue such remedies as may be available to the Parent Covered Party on the terms and subject to the provisions of the Merger Agreement.

d. Calculation of Share Payments. In the case of payments to Parent Covered Parties of shares of Parent Common Stock from the Escrow Fund in satisfaction of a Claim, the number of shares of Parent Common Stock paid to Parent shall be equal to the quotient obtained by dividing (i) the Asserted Damages Amount, the Agreed Portion, or such other Losses amount pursuant to the Merger Agreement, as applicable, by (ii) the trade volume weighted average closing trading price of Parent Common Stock for the ten trading days immediately prior to the date of payment by Escrow Agent to Parent Covered Party of such Claim.

e. Priority of Release of Shares to Stockholder. Notwithstanding anything herein to the contrary, if immediately prior to the time of a release of Indemnity Escrow Property to Stockholder, the Indemnity Escrow Property consists of both shares of Parent Common Stock and other property (including cash or cash equivalents), then (i) cash and cash equivalents shall be first released to Stockholder in the amount of the applicable release and (ii) shares of Parent Common Stock shall only be released if all of Indemnity Escrow Property then remaining in the Indemnity Escrow Account is in the form shares of Parent Common Stock.

f. Release of Indemnity Escrow Property. The Escrow Agent shall promptly release the Indemnity Escrow Property solely: (i) as set forth in a joint written notice, executed by Parent and Stockholder, delivered to the Escrow Agent instructing the Escrow Agent to disburse the applicable portion of the Indemnity Escrow Property in the amounts and to the parties set forth therein, (ii) as set forth in any final, non-appealable court order (which shall be accompanied by an opinion of counsel or certification by Parties indicating that the order issued by the court is final and non-appealable), (iii) as set forth in Section 1.6, (iv) as set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) or (v) as set forth in Section 2.4.

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Section 2.3 Security Procedure For Transfers. The Escrow Agent shall confirm each transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 2.4 Automatic Release of Indemnity Escrow Property. The Indemnity Escrow Account shall be reduced by release by Escrow Agent of Indemnity Escrow Property to Stockholder on the dates specified below such that amounts of Indemnity Escrow Property specified below are then-retained in the Indemnity Escrow Account following such date as follows:

(a)	As of the first anniversary of the date hereof, Escrow Agent shall retain the following Indemnity Escrow Property in the Indemnity Escrow Account:

a.	if the Indemnity Escrow Property is comprised of entirely cash, $200 million plus the Asserted Damages Amounts for all Claims; and

b.	if the Indemnity Escrow Property is not comprised of entirely cash, a number of shares of Parent Common Stock equal to (x) $200 million plus the Asserted Damages Amounts for all Claims not previously released, divided by (y) the trade volume weighted average closing trading price of Parent Common Stock for the ten trading days immediately prior to the first anniversary of the date hereof; provided, however that if a number of Indemnity Escrow Shares then-held by the Escrow Agent is less than the immediately preceding quotient of (x) and (y), then an amount of other Indemnity Escrow Property shall be retained such that the total fair market value of the retained Indemnity Escrow Property equals $200 million plus the Asserted Damages Amounts for all Claims.

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(b)	As of the second anniversary of the date hereof, Escrow Agent shall retain the following Indemnity Escrow Property in the Indemnity Escrow Account:

a.	if the Indemnity Escrow Property is comprised of entirely cash, $100 million plus the Asserted Damages Amounts for all Claims; and

b.	if the Indemnity Escrow Property is not comprised of entirely cash, a number of shares of Parent Common Stock equal to (x) $100 million plus the Asserted Damages Amounts for all Claims not previously released, divided by (y) the trade volume weighted average closing trading price of Parent Common Stock for the ten trading days immediately prior to the second anniversary of the date hereof; provided, however that if a number of Indemnity Escrow Shares then-held by the Escrow Agent is less than the immediately preceding quotient of (x) and (y), then an amount of other Indemnity Escrow Property shall be retained such that the total fair market value of the retained Indemnity Escrow Property equals $100 million plus the Asserted Damages Amounts for all Claims.

(c)	As of the third anniversary of the date hereof, Escrow Agent shall retain the following Indemnity Escrow Property in the Indemnity Escrow Account:

a.	if the Indemnity Escrow Property is comprised of entirely cash, the Asserted Damages Amounts for all Claims not previously released; and

b.	if the Indemnity Escrow Property is not comprised of entirely cash, (x) the Asserted Damages Amounts for all Claims not previously released, divided by (y) the trade volume weighted average closing trading price of Parent Common Stock for the ten trading days immediately prior to third anniversary of the date hereof; provided, however that if a number of Indemnity Escrow Shares then-held by the Escrow Agent is less than the immediately preceding quotient of (x) and (y), then an amount of other Indemnity Escrow Property shall be retained such that the total fair market value of the retained Indemnity Escrow Property equals the Asserted Damages Amounts for all Claims.

Escrow Agent shall make distributions pursuant to this Section 2.4 on the third (3rd) Business Day following the first date mentioned in each of (a) through (c) above.

Section 2.5 Method of Distribution. Any distribution of all or a portion of the Escrow Property to be made to the Stockholder pursuant to the terms of this Agreement, shall be made by delivery of such Escrow Property to the Stockholder. Any distribution of all or a portion of the Escrow Property to be made to the Parent pursuant to the terms of this Agreement, shall be made by delivery of such Escrow Shares to Parent.

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ARTICLE 3

DUTIES OF THE ESCROW AGENT

Section 3.1 Scope of Responsibility. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only in a diligent and faithful manner and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

Section 3.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 4.3 for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 3.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns except for its own gross negligence or willful misconduct. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority, except for its own gross negligence or willful misconduct. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof.

Section 3.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Agreement shall not be construed as duties.

Section 3.5 No Financial Obligation. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

ARTICLE 4

PROVISIONS CONCERNING THE ESCROW AGENT3

Section 4.1 Indemnification. Each of Parent and Stockholder shall jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any direct loss,

[3]	NTD: To cover possibility of a sale of the shares within the escrow, escrow agent to provide language relating to direction of investment.

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liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent incurred by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder, unless such loss, liability, cost, damage or expense shall have been caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 4.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Section 4.2 Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and Parent and the Stockholder may jointly remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by Parent and Stockholder, as evidenced by a written notice filed with the Escrow Agent or in accordance with a court order. If Parent and Stockholder have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 4.3 Compensation. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit A. In accordance with Exhibit A, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by the Parent.

Section 4.4 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 4.5 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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Section 4.6 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall terminate upon the release by the Escrow Agent of the entire Escrow Property in accordance with this Agreement.

Section 5.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties hereto other than Parent without the prior written consent of the other Parties hereto. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.2 shall be null and void.

Section 5.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent:

Attention:
Telephone:
Facsimile:
E-mail:

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If to Stockholder:

in all cases, with a copy (which shall not constitute notice) to:

If to the Escrow Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: [            ]

Telephone: [            ]

Facsimile: [            ]

E-mail: [            ]

with a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: General Counsel

Telephone: (718) 921-8200

Facsimile: (718) 331-1852

Section 5.4 Governing Law; Jurisdiction

a.	This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Stockholder or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

b.

Each of the Parties hereto (i) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the City of Wilmington and County of New Castle in the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case any Delaware state or federal court within the City of Wilmington and County of New Castle in the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (iii) agrees that it will not bring any claim or action

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arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 5.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

c.	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.4.

Section 5.5 Entire Agreement. This Agreement and the exhibits hereto set forth the entire agreement and understanding of the Parties related to the Escrow Property.

Section 5.6 Amendment. This Agreement may be amended by the Parties at any time by the entry into an instrument in writing signed on behalf of each of the Parties.

Section 5.7 Waivers. The failure of any Party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Section 5.8 Third Party Beneficiaries. None of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the Parties hereto.

Section 5.9 Headings. Section headings of this Agreement have been inserted for convenience of reference only, shall not be deemed to be a Part of this Agreement and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

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Section 5.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 5.11 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

FLEETCOR TECHNOLOGIES INC.

By:
Name:
Title:

CERIDIAN LLC

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Escrow Agent

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT A

Fees of Escrow Agent

EXHIBIT B-1

[“            ”] certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of [“            ”], and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by [“            ”] for use in verifying that a funds transfer instruction received by the Escrow Agent is that of [“            ”].

[“            ”] has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, [“            ”] acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by [“            ”].

NOTICE: The security procedure selected by [“            ”] will not be used to detect errors in the funds transfer instructions given by [“            ”]. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that [“            ”] take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen

Signature for person(s) designated to provide direction, including but not limited to funds

transfer instructions, and to otherwise act on behalf of [“            ”]

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. [“ ”] understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. [“ ”] further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“ ”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“ ”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this             day of             , 20    .

By
Name:
Title:

EXHIBIT B-2

The Stockholder certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Stockholder, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by the Stockholder for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Stockholder.

The Stockholder has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, the Stockholder acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Stockholder.

NOTICE: The security procedure selected by the Stockholder will not be used to detect errors in the funds transfer instructions given by the Stockholder. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Stockholder take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen

Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Stockholder

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. The Stockholder understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. The Stockholder further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only—no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Stockholder wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Stockholder chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this             day of     , 2013.

By
Name:
Title: